Exhibit 10.1

$1,200,000,000

CREDIT AGREEMENT

among

HIGHPEAK ENERGY, INC.

as Borrower,

The Several Lenders

from Time to Time Parties Hereto,

and

TEXAS CAPITAL BANK,

as Administrative Agent,

and

CHAMBERS ENERGY MANAGEMENT, LP,

as Collateral Agent

Dated as of September 12, 2023

TCBI SECURITIES, INC.,

as Sole Lead Arranger and Sole Book Runner

TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS		1
1.1	Defined Terms	1
1.2	Other Definitional Provisions	34
1.3	Computation of Time Periods	36
1.4	Rates	36

ARTICLE II AMOUNT AND TERMS OF COMMITMENTS		36
2.1	Loan Commitments	36
2.2	Procedures for Borrowing	36
2.3	Maturity Date	37
2.4	Repayment of Loans; Evidence of Debt	37
2.5	Fees	37
2.6	Optional Prepayments	37
2.7	Mandatory Prepayments	38
2.8	Interest Rates, Payment Dates and Computation of Interest and Fees	39
2.9	Application of Payments; Place of Payments	40
2.10	Requirements of Law	42
2.11	Taxes	42
2.12	Change of Lending Office	46
2.13	Increased Costs.	46
2.14	Inability to Determine Rates.	47
2.15	Illegality.	47
2.16	Benchmark Replacement Setting.	48
2.17	Defaulting Lenders	49

ARTICLE III REPRESENTATIONS AND WARRANTIES		50
3.1	Financial Condition	50
3.2	No Change	51
3.3	Corporate Existence; Compliance with Law	51
3.4	Entity Power; Authorization; Enforceable Obligations	52
3.5	No Legal Bar	52
3.6	Existing Indebtedness	52
3.7	No Material Litigation	53
3.8	No Default	53
3.9	Ownership of Property	53
3.10	Insurance	53
3.11	Intellectual Property	54
3.12	Taxes	54
3.13	Federal Regulations	54
3.14	Labor Matters	54
3.15	ERISA Plans	55
3.16	Regulations	55
3.17	Capital Stock; Subsidiaries	55
3.18	Use of Proceeds	56
3.19	Environmental Matters	56
3.20	Accuracy of Information, etc.	57
3.21	Security Documents	57

i

3.22	Solvency	58
3.23	Gas Imbalances	58
3.24	Hedging Agreements	58
3.25	Reserve Reports	58
3.26	Sale of Production	58
3.27	Contingent Obligations	59
3.28	Bank Accounts	59
3.29	No Burdensome Restrictions	59
3.30	Material Contracts	59

ARTICLE IV CONDITIONS PRECEDENT		59
4.1	Conditions to Closing Date	59
4.2	Conditions Deemed Fulfilled	63

ARTICLE V AFFIRMATIVE COVENANTS		63
5.1	Financial Statements	63
5.2	Collateral Reporting	64
5.3	Certificates; Other Information	66
5.4	Payment of Obligations	67
5.5	Maintenance of Existence; Compliance with Obligations, Requirements, etc	67
5.6	Operation and Maintenance of Property	67
5.7	Insurance.	68
5.8	Inspection of Property; Books and Records; Discussions	68
5.9	Notices	69
5.10	Environmental Laws	69
5.11	Commodity Price Protection	70
5.12	Collateral Matters.	70
5.13	Title Matters.	72
5.14	Use of Proceeds	72
5.15	Patriot Act Compliance	72
5.16	Further Assurances	72
5.17	Designation of Unrestricted Subsidiaries.	73
5.18	Ratings	74
5.19	Senior Credit Facility	74

ARTICLE VI NEGATIVE COVENANTS		74
6.1	Financial Condition Covenants	74
6.2	Indebtedness	74
6.3	Liens	75
6.4	Fundamental Changes	77
6.5	Disposition of Property	77
6.6	Restricted Payments	78
6.7	Certain Expenditures	80
6.8	Investments	81
6.9	Transactions with Affiliates	82
6.10	Sales and Leasebacks	82
6.11	Changes in Fiscal Periods	82
6.12	Negative Pledge Clauses	82
6.13	Restrictions on Subsidiary Distributions	82
6.14	Lines of Business	83
6.15	ERISA Plans	83

6.16	Hedging Agreements	83
6.17	New Subsidiaries	83
6.18	Use of Proceeds	83
6.19	Pooling and Unitization	83
6.20	New Bank Accounts	84
6.21	[Reserved]	84
6.22	Gas Imbalances, Take-or-Pay or Other Prepayments.	84
6.23	Constituent Documents	84
6.24	Post-Closing Deliveries	84

ARTICLE VII EVENTS OF DEFAULT		84
7.1	Events of Default	84
7.2	Remedies	87

ARTICLE VIII THE AGENTS		87
8.1	Appointment	87
8.2	Delegation of Duties	87
8.3	Exculpatory Provisions	88
8.4	Reliance by Agents	89
8.5	Notice of Default	89
8.6	Non-Reliance on Agents and Other Lenders	90
8.7	Indemnification	90
8.8	Administrative Agent and Collateral Agent in its Individual Capacity	91
8.9	Successor Administrative Agent and Collateral Agent	91
8.10	Collateral Matters	92
8.11	Erroneous Payments.	93
8.12	Administrative Agent May File Proofs of Claim	94

ARTICLE IX MISCELLANEOUS		95
9.1	Amendments and Waivers	95
9.2	Notices; Notices Generally	97
9.3	No Waiver; Cumulative Remedies	100
9.4	Survival of Representations and Warranties	100
9.5	Payment of Expenses	100
9.6	Indemnification; Waiver	100
9.7	Successors and Assigns; Participations and Assignments	102
9.8	Adjustments; Set off	108
9.9	Counterparts	108
9.10	Severability	108
9.11	Integration; Construction	109
9.12	GOVERNING LAW	109
9.13	Submission To Jurisdiction; Waivers	109
9.14	Acknowledgments	110
9.15	Confidentiality	110
9.16	Release of Collateral and Guarantee Obligations	110
9.17	Interest Rate Limitation	112
9.18	Accounting Changes	112
9.19	WAIVERS OF JURY TRIAL	113
9.20	Customer Identification – USA PATRIOT Act Notice	113
9.21	Creditor-Debtor Relationship	113
9.22	ORIGINAL ISSUE DISCOUNT	113
9.23	COLLATERAL AGENCY AGREEMENT	113

SCHEDULES:
1.1(a)	Commitments
1.1(b)	Mortgaged Properties
3.1(b)	Guarantee Obligations
3.4	Consents, Authorizations, Filings and Notices
3.6	Existing Indebtedness
3.17	Capital Stock Ownership
3.21(a)-1	Security Agreement UCC Filing Jurisdictions
3.21(a)-2	UCC Financing Statements to Remain on File
3.21(a)-3	UCC Financing Statements to be Terminated
3.21(b)	Mortgage Filing Jurisdictions
3.23	Gas Imbalances
3.24	Hedging Agreements
3.26	Sale of Production
3.28	Bank Accounts
3.29	Burdensome Restrictions
3.30	Material Contracts
6.3(f)	Existing Liens
6.24	Post-Closing Matters

EXHIBITS:
A	Form of Borrowing Notice
B	Form of Compliance Certificate
C	Form of Guarantee and Security Agreement
D	Form of Mortgage
E	Form of Solvency Certificate
F	Form of Note
G	Reserved
H	Primary Drilling Area
I	Form of Assignment and Assumption
J-1	Form of Tax Compliance Certificate (Foreign Lenders That Are Not Partnerships)
J-2	Form of Tax Compliance Certificate (Foreign Participants That Are Not Partnerships)
J-3	Form of Tax Compliance Certificate (Foreign Participants That Are Partnerships)
J-4	Form of Tax Compliance Certificate (Foreign Lenders That Are Partnerships)
K	Initial Capital Plan
L	Form of Capital Plan Certificate

This CREDIT AGREEMENT, dated as of September 12, 2023, is by and among HIGHPEAK ENERGY, INC., a Delaware corporation (“Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), TEXAS CAPITAL BANK, as administrative agent (in such capacity, “Administrative Agent”), and CHAMBERS ENERGY MANAGEMENT, LP as collateral agent (in such capacity, “Collateral Agent”).

W I T N E S S E T H:

WHEREAS, Borrower has requested that the Lenders make term loans to Borrower in the aggregate principal amount of up to $1,200,000,000; and

WHEREAS, the Lenders are willing to make such term loans to Borrower on the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and the agreements hereinafter set forth, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1    Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“Acceptable Security Interest” means in any Property, a Lien which (a) exists in favor of CAA Collateral Agent for the benefit of the Secured Parties, (b) is superior to all Liens or rights of any other Person in the Property encumbered thereby (other than Permitted Liens), (c) secures the Obligations, and (d) is perfected and enforceable.

“Acceptable Successor Agent” means Chambers Energy Management, LP and any other Person providing administrative agent services in the ordinary course whose short-term issuer credit rating at the time of becoming an agent is A‑1 or higher by S&P Global Ratings or whose senior unsecured long‑term debt obligations at such time are rated A+ or higher by S&P Global Ratings or, in each case, an equivalent rating by another internationally recognized statistical rating organization of similar standing.

“Accounting Change” means as defined in Section 9.18.

“Additional Hedging Agreements” means Qualified Hedging Agreements in excess of Hedging Agreements required under Section 5.11 and not prohibited under Section 6.16.

“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment; provided that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.

“Administrative Agent” means as defined in the preamble hereto.

“Affiliate” means as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise. Notwithstanding the foregoing, no Lender shall be deemed to be an Affiliate of the Loan Parties.

“Affiliate Transaction” means as defined in Section 6.9(a).

“Agent” means each of Administrative Agent and Collateral Agent; and “Agents” means Administrative Agent and Collateral Agent together.

“Agent Parties” means, collectively, Administrative Agent and its Related Parties.

“Aggregate Exposure” means with respect to any Lender at any time, an amount equal to (a) until the funding of the Loans on the Closing Date, such Lender’s Commitment at such time; or (b) thereafter, the aggregate then unpaid principal amount of such Lender’s Loans.

“Aggregate Exposure Percentage” means with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the sum of the Aggregate Exposures of all Lenders at such time.

“Agreement” means this Credit Agreement, as amended, restated, replaced, supplemented or otherwise modified from time to time.

“Applicable Margin” means a rate per annum equal to 7.50%.

“Applicable Percentage” means as defined in Section 2.7(d).

“Applicable Price” means as defined in Section 9.7(k).

“Applicable Strip Price” means either (a) with respect to any calculation of the Projected IRR for a Project set forth in a Capital Plan, the NYMEX Strip Price as of any day within the seven-day period immediately prior to the delivery of the applicable Capital Plan or (b) with respect to any calculation of the Projected IRR for a Project set forth in a certificate delivered pursuant to Section 5.2(j), the NYMEX Strip Price as of any day within the seven-day period immediately prior to the delivery of such certificate.

“Asset Coverage Ratio” means, as of any date of determination, the ratio of (a) the sum of (i) the PV 10 Value of the Loan Parties’ Proved Developed Producing Reserves as set forth in the most recently delivered Reserve Report delivered pursuant hereto and adjusted at the date of determination for production, acquisitions, Dispositions, new discoveries of Hydrocarbons, revisions and extensions and purchases of Hydrocarbon Interests occurring since the date of the most recent Reserve Report previously delivered pursuant hereto, plus (ii) the Wells in Progress Value as of such date, plus (iii) consolidated cash and Cash Equivalents of the Loan Parties as of such date, to (b) the Consolidated Total Debt as of such date.

“Asset Sale” means any Disposition of Property or series of related Dispositions of Property pursuant to clauses (i) or (m) of Section 6.5 which yields aggregate gross proceeds to any Loan Party or any of its Restricted Subsidiaries (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds), including any Liquidation of Hedging Agreements.

“Assignee” means as defined in Section 9.7(c).

“Assignment and Assumption” means as defined in Section 9.7(c).

“Assignor” means as defined in Section 9.7(c).

“Auction” means as defined in Section 9.7(k).

“Auction Agent” means (a) the Administrative Agent or any of its Affiliates or (b) any other financial institution or advisor engaged by Borrower (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Auction pursuant to Section 9.7(k).

“Auction Amount” means as defined in Section 9.7(k).

“Auction Notice” means as defined in Section 9.7(k).

“Auction Party” means as defined in Section 9.7(k).

“Auction Response Date” means as defined in Section 9.7(k).

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.16(d).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.16(a).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by Administrative Agent for the applicable Benchmark Replacement Date:

(a)         the sum of: (i) Daily Simple SOFR and (ii) the related Benchmark Replacement Adjustment;

(b)         BSBY; or

(c)         the sum of: (i) the alternate benchmark rate that has been selected by Administrative Agent and Borrower, with the approval of Required Lenders, giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (ii) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (a), (b) or (c) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, (a) with respect to Daily Simple SOFR, 0.11448%, and (b) with respect to any other replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for the Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Administrative Agent and the Borrower, with the approval of Required Lenders, giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a)         in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)         in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date; provided that if the then-current Benchmark is BSBY, “Benchmark Replacement Date” shall mean the BSBY Replacement Date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)         a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)         a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(c)         a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative; or

(d)          if the then current Benchmark is BSBY, the occurrence of a BSBY Transition Event.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.16 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.16.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 CFR § 1010.230.

“Benefitted Lender” means as defined in Section 9.8(a).

“Bloomberg” means Bloomberg Index Services Limited.

“Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Board of Directors” means the board of directors of Borrower or any committee thereof duly authorized to act on behalf of such board, or any other board or committee of Borrower serving a similar function.

“Borrower” means as defined in the preamble hereto.

“Borrowing Date” means the Business Day specified by Borrower as a date on which Borrower requests the relevant Lenders to make Loans hereunder.

“Borrowing Notice” means with respect to any request for borrowing of Loans hereunder, a notice from Borrower, substantially in the form of, and containing the information prescribed by, Exhibit A, delivered to Administrative Agent.

“BSBY” means the Bloomberg Short-Term Bank Yield Index rate.

“BSBY Rate” means, for any Interest Period with respect to any Loan, the rate per annum equal to the BSBY Screen Rate two Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published on such determination date then BSBY Rate means the BSBY Screen Rate on the first Business Day immediately prior thereto; provided that if the BSBY Rate determined in accordance with the foregoing provisions of this definition would otherwise be less than 0.00%, the BSBY Rate shall be deemed 0.00% for purposes of this Agreement.

“BSBY Replacement Date” has the meaning set forth in Section 2.16(f).

“BSBY Screen Rate” means the Bloomberg Short-Term Bank Yield Index rate administered by Bloomberg and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by Administrative Agent from time to time).

“BSBY Transition Event” means the occurrence of any of the events described in Section 2.16(f)(i) or (ii).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City, New York, or Houston, Texas are authorized or required by law to close.

“CAA Collateral Agent” means Texas Capital Bank and its successors, as “Collateral Agent” under and pursuant to the term of the Collateral Agency Agreement.

“Capital Expenditures” means for any period, with respect to any Person, the aggregate of all expenditures and costs (whether paid in cash or accrued as liabilities during that period and including that portion of payments under Capital Leases that are capitalized on the balance sheet of such Person) by such Person and its Restricted Subsidiaries during such period which are required to be capitalized under GAAP on a balance sheet of such Person.

“Capital Lease” means any lease of a Person with respect to (or other arrangement conveying to a Person the right to use) any Property or a combination thereof, the obligations under which are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP.

“Capital Lease Obligations” means with respect to any Person, the obligations of such Person to pay rent or other amounts under any Capital Lease and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Plan” means the Initial Capital Plan and any subsequent listing of Qualifying Projects delivered pursuant to Section 5.2(j) hereof. Each Capital Plan shall be substantially similar to Exhibit L and shall contain, with respect to each such Qualifying Project: (a) the expected timing of the commencement of drilling on the first well that is part of such Qualifying Project and (b) certification by a Responsible Officer that (i) any such calculations and assumptions used in determining that the listed Projects are Qualifying Projects were made in good faith and believed by Borrower to be reasonable at the time made, (ii) each Project included in such Capital Plan is an Eligible Project, and (iii) any Qualifying Project included in such Capital Plan which was also listed in a previous Capital Plan, but for which drilling operations have not yet commenced, continues to be a Qualifying Project as of the date of such subsequent submission.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent membership, partnership or other ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof having combined capital and surplus of not less than $1,000,000,000; (c) commercial paper of an issuer rated at least A-2 by S&P or P-2 by Moody’s, or carrying an equivalent rating by a “nationally recognized statistical rating organization” (within the meaning of proposed Rule 3b-10 promulgated by the SEC under the Exchange Act), if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory, the securities of which state, commonwealth, territory, political subdivision or taxing authority (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; and (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Cash Management Obligations” means, with respect to any Person, the obligations (whether contingent or otherwise) of such Person incurred in respect of treasury, depository, credit card, debit card, stored value cards, purchasing or procurement cards and cash management services or automated clearinghouse transfer of funds or any similar services.

“Casualty Recovery Event” means any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding (or proceeding in lieu thereof) relating to any asset of any Loan Party.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, implemented, adopted or issued.

“Change of Control” means the occurrence of any of the following:

(a)    the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Borrower and the Restricted Subsidiaries taken as a whole to any Person (including, without limitation, any “person” (as that term is used in Section 13(d)(3) of the Exchange Act));

(b)    the adoption of a plan relating to the liquidation or dissolution of the Borrower;

(c)    the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any Person (including, without limitation, any “person” (as defined above)), excluding the Permitted Investors, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Borrower, measured by voting power rather than number of shares, units or the like; or

(d)    the occurrence of a “change of control” or similar term, as defined in the Senior Credit Facility.

“Closing Date” means the date on which the conditions precedent set forth in Section 4.1 shall have been satisfied, which date shall be not earlier than one Business Day after the date of this Agreement or later than four Business Days after the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all Property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Collateral Agent” means as defined in the preamble hereto.

“Collateral Agency Agreement” means that certain Collateral Agency Agreement, dated as of the date hereof, by and among Texas Capital Bank, in its capacity as the collateral agent thereunder, Collateral Agent, in its capacity as “Term Representative” thereunder, the “First-Out Representative” thereunder, and the agent under any Senior Credit Facility (on behalf of itself and all other secured parties under such Senior Credit Facility) and other Qualified Hedging Counterparties, from time to time party thereto.

“Commercial Lending Institution” means a commercial bank engaged in oil and gas reserves-based lending in the ordinary course of their respective businesses, including Fifth Third Bank, N.A. and any assignee of any of the foregoing which is not otherwise a Commercial Lending Institution provided the assignee is either an Affiliate of the assigning Commercial Lending Institution, a fund managed or administered by the assigning Commercial Lending Institution or an Affiliate thereof or a fund that is managed or administered by a Person or an Affiliate of such Person (as defined in this definition) that manages or administers the assigning Commercial Lending Institution.

“Commitment” means as to any Lender, the obligation of such Lender, if any, to make a Loan to Borrower hereunder in a principal amount not to exceed the amount set forth under the heading “Commitment” opposite such Lender’s name on Schedule 1.1(a) hereto, or, as the case may be, in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be reduced pursuant to Section 2.1. The original aggregate amount of the Commitments is $1,200,000,000.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of Borrower pursuant to any Loan Document or the transactions contemplated therein which is distributed to Administrative Agent, any Lender, or Collateral Agent by means of electronic communications pursuant to Section 9.2(c), including through the Platform.

“Compliance Certificate” means a certificate duly executed by a Responsible Officer, substantially in the form of Exhibit B.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.12 and other technical, administrative or operational matters) that Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by Administrative Agent in a manner substantially consistent with market practice (or, if Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Current Assets” means at any date, the total consolidated current assets of Borrower at such date, determined in conformity with GAAP, but excluding (a) all non-cash assets under ASC 815, (b) accounts receivable overdue by more than 90 days and (c) assets to the extent resulting from non-cash gains required under ASC 410.

“Consolidated Current Liabilities” means at any date, all liabilities of Borrower and its Restricted Subsidiaries at such date which should, in conformity with GAAP, be classified as current liabilities on a consolidated balance sheet of Borrower, but excluding, without duplication, (a) all non-cash obligations under ASC 815, (b) the current portion of any long-term Indebtedness, (c) any non-cash liabilities recorded in connection with stock-based or similar incentive-based compensation awards or arrangements and (d) liabilities to the extent resulting from non-cash losses or charges required under ASC 410.

“Consolidated EBITDAX” means for any period, the Consolidated Net Income of Borrower and its Restricted Subsidiaries for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) all Taxes based on income, profits (including any margin Tax related thereto) or capital gains of Borrower and its Restricted Subsidiaries, including, without limitation, federal, state, local, franchise and similar Taxes and any penalties and interest related to such Taxes arising from any Tax examinations, (b) Consolidated Interest Expense of Borrower, (c) depreciation and amortization expense, (d) accretion of discount on asset retirement obligations, (e) exploration and abandonment expense, (f) non-cash stock-based compensation expense, (g) any extraordinary, unusual or non-recurring expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, losses on sales of assets) and (h) any other non-cash charges, including (in case of clauses (g) and (h)), charges representing (i) accruals of or reserves for cash expenditures in a future period, (ii) amortization of prepaid items paid in cash in a prior period or (iii) marked-to-market and early liquidation charges under any Hedging Agreements, and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (A) interest income (except to the extent deducted in determining Consolidated Interest Expense), (B) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets) and (C) any other non-cash income, including (in case of clauses (B) and (C)), marked-to-market and early liquidation gains under any Hedging Agreements, all as determined on a consolidated basis and minus, whether or not included in the statement of such Consolidated Net Income for such period, all cash expenditures in such period for (x) previously accrued or reserved for charges or (y) prepaid items to be amortized in future periods.

“Consolidated Interest Expense” means for any period, total interest expense, premium payments, debt discounts, fees, charges and related expense (including that attributable to Capital Lease Obligations) of Borrower and its consolidated Restricted Subsidiaries for such period with respect to all outstanding Indebtedness of Borrower and its consolidated Restricted Subsidiaries (including all commissions, discounts and other fees and charges owed by such Person with respect to letters of credit and bankers’ acceptance financing and net costs of Borrower under Hedging Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP).

“Consolidated Net Income” means for any period, the consolidated net income (or loss) of Borrower and its Restricted Subsidiaries for such period, determined in accordance with GAAP; provided that in calculating Consolidated Net Income of Borrower and its Restricted Subsidiaries for any period, there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Restricted Subsidiary of Borrower or is merged into or consolidated with Borrower or any of its Restricted Subsidiaries, (b) the income (or deficit) of any Person (other than a Restricted Subsidiary of Borrower) in which Borrower or any of its Restricted Subsidiaries has an ownership interest, except to the extent that any such income is actually received by Borrower or such Restricted Subsidiary in the form of dividends or similar distributions, (c) the undistributed earnings of any Restricted Subsidiary of Borrower to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Restricted Subsidiary, and (d) any one-time increase or decrease to such consolidated net income (or loss) which is required to be recorded because of the adoption of new accounting policies, practices or standards required by GAAP.

“Consolidated Total Debt” means at any date, the aggregate principal amount of all Indebtedness of Borrower and its Restricted Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

“Consolidated Working Capital” means, at any date, that positive or negative amount equal to (a) Consolidated Current Assets at such date less (b) Consolidated Current Liabilities at such date.

“Constituent Documents” means with respect to any Person, (a) the articles or certificate of incorporation, certificate of formation or partnership, articles of organization, limited liability company agreement or agreement of limited partnership (or the equivalent organizational documents) of such Person, (b) the by-laws (or the equivalent governing documents) of such Person and (c) any document setting forth the manner of election and duties of the directors or managing members of such Person (if any) and the designation, amount or relative rights, limitations and preferences of any class or series of such Person’s Capital Stock.

“Contingent Obligation” means of a Person, any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including any comfort letter, operating agreement, take or pay contract or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership.

“Contractual Obligation” means with respect to any Person, any term, condition or provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

“Control Agreement” means a deposit account control agreement or securities account control agreement to be executed and delivered among each Loan Party, CAA Collateral Agent and each bank or securities intermediary at which such Loan Party maintains, any such account (other than Excluded Accounts), in each case, in form and substance reasonably satisfactory to Collateral Agent and Administrative Agent, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided, that if Administrative Agent decides that any such convention is not administratively feasible for Administrative Agent, then Administrative Agent may establish another convention in its reasonable discretion.

“Debtor Relief Laws” means the Bankruptcy Code, or any other applicable law, domestic or foreign, as now or hereafter in effect, relating to bankruptcy, insolvency, liquidation, receivership, reorganization, assignment for the benefit of creditors, moratorium, arrangement or composition, extension or adjustment of debts, or similar laws affecting the rights of creditors.

“Default” means any of the events specified in Article VII, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender” means any Lender whose acts or failure to act, whether directly or indirectly, cause it to meet any part of the definition of “Lender Default.”

“Default Rate” means as defined in Section 2.8(b).

“Defensible Title” means good and indefeasible title, free and clear of all Liens other than Permitted Liens.

“Discount Range” means as defined in Section 9.7(k).

“Disposition” means with respect to any Property, any sale, lease, sale and leaseback transaction, assignment, conveyance, transfer, novation or other disposition (including by way of a merger or consolidation) of such Property or any interest therein, excluding the creation of any Permitted Lien on such Property but including (i) the sale or factoring at maturity or collection of any accounts, (ii) permitting or suffering any other Person to acquire any interest (other than a Permitted Lien) in such Property, (iii) the Liquidation of any Hedging Agreement or (iv) the entering into any agreement to do any of the foregoing. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Lender” means (a) any oil and gas production company operating within the Midland or Delaware Basins (a “competitor”) and (b) any financial investors organized under the laws of a country under sanctions imposed by the United States.

“Disqualified Stock” means as to any Person, any Capital Stock of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or otherwise (including upon the occurrence of an event) requires the payment of dividends (other than dividends payable solely in Capital Stock which does not otherwise constitute Disqualified Stock) or matures or is required to be redeemed (pursuant to any sinking fund obligation or otherwise) or is convertible into or exchangeable for Indebtedness or is redeemable at the option of the holder thereof, in whole or in part, at any time on or prior to the date six months after the Maturity Date.

“Distressed Person” has the meaning set forth in the definition of “Lender-Related Distress Event”.

“Dollar-Denominated Production Payments” means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Dollars and $” means lawful currency of the United States of America.

“ECF Amount” means as defined in Section 2.7(d).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Project” means (a) if the Total Net Leverage is greater than 0.75 to 1.00 at the time the Capital Plan specifying such Project is delivered, a Project located in Howard, Borden, Scurry or Mitchell Counties, Texas, that is not then a Qualifying Project and for which Borrower reasonably believes in good faith at the time such Capital Plan is delivered (i) targets the Lower Spraberry or Wolfcamp A geologic formations, and (ii) will commence production within one year following the date such Capital Plan is delivered to Collateral Agent, and (b) if the Total Net Leverage is equal to or less than 0.75 to 1.00 at the time the Capital Plan specifying such Project is delivered, a Project located in any county within the Midland and/or Delaware Basins.

“Environmental Laws” means any and all applicable laws, rules, orders, regulations, statutes, ordinances, codes, decrees or other legally enforceable requirements (including common law) of any Governmental Authority regulating, relating to or imposing liability or standards of conduct concerning pollution, protection of the environment, natural resources or of human health, or employee health and safety, as has been, is now, or may at any time hereafter be, in effect, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. § 136 et seq., the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., and the regulations promulgated pursuant thereto, and all analogous state or local statutes and regulations.

“Environmental Permits” means any and all permits, licenses, approvals, registrations, notifications, exemptions and other authorizations required or obtained under any Environmental Law.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” means any of the events specified in Article VII; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Cash Flow” shall mean, for any fiscal quarter of Borrower commencing with the fiscal quarter ending March 31, 2024, the excess (if any, which amount in any event shall not be less than zero) of:

(a)          the sum, without duplication, of (i) Consolidated EBITDAX for such fiscal quarter and (ii) reductions to noncash Consolidated Working Capital for such fiscal quarter, over

(b)          the sum, without duplication, of (i) the amount of any Taxes payable in cash by the Loan Parties with respect to such fiscal quarter, plus (ii) Consolidated Interest Expense for such fiscal quarter paid in cash, plus (iii) Capital Expenditures and other Investments permitted hereunder made in cash during such fiscal quarter, plus (iv) additions to noncash Consolidated Working Capital for such fiscal quarter, plus (v) permitted Restricted Payments made in cash by Borrower during such fiscal quarter in reliance on Sections 6.6(f) or 6.6(g), plus (vi) the amount related to items that were added to or not deducted from net income in calculating Consolidated Net Income or were added to or not deducted from Consolidated Net Income in calculating Consolidated EBITDAX to the extent such items represented a cash payment (which had not reduced Excess Cash Flow upon the accrual thereof in a prior fiscal year), or an accrual for a cash payment, by any Loan Party that did not represent cash received by any Loan Party, in each case on a consolidated basis during such fiscal quarter, and plus (vii) the aggregate principal amount of Loans optionally prepaid under Section 2.6 (other than any amount optionally prepaid with the proceeds of any Term Refinancing Debt) or mandatorily prepaid pursuant to Section 2.7(a) during such fiscal quarter.

For the avoidance of doubt, the proceeds of any sale of Capital Stock or Permitted Indebtedness by Borrower shall not be included in Excess Cash Flow.

“Excess Proceeds” means as defined in Section 2.7(c).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Accounts” means all segregated deposit accounts constituting (and the balance of which consists solely of funds set aside in connection with) payroll accounts and accounts dedicated to the payment of accrued employee benefits, medical and dental claims to employees of the Borrower or any Restricted Subsidiary.

“Excluded Swap Obligation” means with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guaranty by such Guarantor of, or the grant by such Guarantor of a security interest or lien to secure, or the provision by such Guarantor of other support of, such Swap Obligation is or becomes illegal under the Commodity Exchange Act by virtue of such party’s failure for any reason to constitute an “eligible contract participant” (as defined in the Commodity Exchange Act) at the time such guaranty, grant of security interest or lien or provision of support of, such Swap Obligation becomes effective. If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guaranty, grant of security interest or lien to secure or provision of other support is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.12, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.12 and (d) any withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means that certain Credit Agreement, dated as of December 17, 2020, as amended, restated, amended and restated, supplemented or otherwise modified on or prior to the Closing Date, among Borrower, the guarantors party thereto, the banks, financial institutions and other lending institutions from time to time parties as lenders thereto and Wells Fargo Bank, National Association, as administrative agent, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith.

“Existing Hedge Agreements” means each of Hedging Agreements in effect with any Loan Party immediately prior to the Closing Date.

“Existing Notes” means, collectively, the 10.0% senior notes governed by that certain indenture dated February 16, 2022 and the 10.625% senior notes governed by those certain indentures dated November 8, 2022 and December 12, 2022.

“Failed Auction” means as defined in Section 9.7(k).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code (or any amended or successor version described above) and any intergovernmental agreements (and related laws, regulations or official administrative guidance) implementing the foregoing.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York, on the Business Day next succeeding such day, provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average rate charged to Administrative Agent on such day on such transactions as determined by Administrative Agent; provided, however, if the Federal Funds Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.

“Fitch” means Fitch Ratings Ltd. and its successors.

“Fixed Charge Coverage Ratio” means for any period, the ratio of the Consolidated EBITDAX for such period to the Fixed Charges for such period. In the event that Borrower or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of Preferred Stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period. For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined in good faith by a Responsible Officer of Borrower and set forth in an officers’ certificate signed by the Responsible Officer that states (a) the amount of each such adjustment and (b) that such adjustments are based on the reasonable good faith belief of the officers executing such officers’ certificate at the time of such execution and the factual basis on which such good faith belief is based.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(a)    acquisitions that have been made by Borrower or any of its Restricted Subsidiaries, including, without limitation, through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including, without limitation, all related financing transactions and increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, or that are to be made on the Calculation Date, will be given pro forma effect (in accordance with Regulation S-X under the Securities Act of 1933) as if they had occurred on the first day of the four-quarter reference period;

(b)    the Consolidated EBITDAX attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(c)    the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of Borrower or any of its Restricted Subsidiaries following the Calculation Date;

(d)    any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(e)    any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(f)    if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

“Fixed Charges” means, with respect to Borrower and its Restricted Subsidiaries for any period, the sum, without duplication, of:

(a)    (i) Consolidated Interest Expense and (ii) accretion of interest charges on future plugging and abandonment obligations, future retirement benefits and other obligations that do not constitute Indebtedness, but including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

(b)    Consolidated Interest Expense that was capitalized during such period; plus

(c)    any interest on Indebtedness of another Person that is Guaranteed by Borrower or one of its Restricted Subsidiaries or secured by a Lien on assets of Borrower or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(d)    all dividends or distributions, whether paid or accrued and whether or not in cash, on any series on any series of Preferred Stock of its Restricted Subsidiaries, other than dividends or distributions on Equity Interests payable solely in Capital Stock of Borrower (other than Disqualified Stock) or to Borrower or a Restricted Subsidiary Borrower,

in each case, on a consolidated basis and determined in accordance with GAAP.

“Floor” means a rate of interest equal to 3.00%.

“Foreign Lender” means any Lender that is not a U.S. Person.

“Fully Producing” means, with respect to any well, that production has commenced with respect to such well.

“Funding Office” means the office specified from time to time by Administrative Agent as its funding office by notice to Borrower and the Lenders.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, applied in a manner consistent with that used in preparation of the Pro Forma Balance Sheet.

“Gas Imbalance” means (a) a sale or utilization by Borrower or any of its Restricted Subsidiaries of volumes of natural gas in excess of its gross working interest, (b) receipt of volumes of natural gas into a gathering system and redelivery by Borrower or any of its Restricted Subsidiaries of a larger or smaller volume of natural gas under the terms of the applicable transportation agreement, or (c) delivery to a gathering system of a volume of natural gas produced by Borrower or any of its Restricted Subsidiaries that is larger or smaller than the volume of natural gas such gathering system redelivers for the account of Borrower or any of its Restricted Subsidiaries, as applicable.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any province, commonwealth, territory, possession, county, parish, town, township, village or municipality, whether now existing or hereafter constituted or existing.

“Granting Lender” means as defined in Section 9.7(h).

“Guarantee and Security Agreement” means the Guarantee and Security Agreement to be executed and delivered by Borrower and each Restricted Subsidiary of Borrower and CAA Collateral Agent, substantially in the form of Exhibit C, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Guarantee Obligation” means as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit), if to induce the creation of such obligation of such other Person, the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (w) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (x) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (y) to purchase Property, securities or services, in each case, primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (z) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (I) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (II) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by Borrower in good faith.

“Guarantor” means each Person who is a party as a “Guarantor” and “Grantor” to the Guarantee and Security Agreement.

“Hedged Prices and Volumes” means prices and volumes of Hydrocarbons in barrels of oil or MMBtu of gas supported by confirmations from any Qualified Counterparty to any Hedging Agreement.

“Hedge Termination Amount” means, in respect of any Additional Hedging Agreements, the cash amount actually received by any Loan Party after taking into account the effect of any netting agreement or rights of offset under such Additional Hedging Agreements, resulting from the Liquidation of such Additional Hedging Agreements.

“Hedging Agreement” means with respect to any Person, any agreement or arrangement, or any combination thereof, (a) consisting of interest rate swaps, caps or collar agreements, commodity contracts or similar arrangements entered into by such Person providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations, either generally or under specific contingencies or (b) relating to oil and gas or other hydrocarbon prices, transportation or basis costs or differentials or other similar financial factors, that is customary in the oil and gas business and is entered into by such Person in the ordinary course of its business for the purpose of limiting or managing risks associated with fluctuations in such prices, costs, differentials or similar factors.

“Highest Lawful Rate” means with respect to each Lender, the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Loans or on other Indebtedness under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws allow as of the date hereof.

“Hydrocarbon Interests” means all presently existing or after-acquired rights, titles and interests in and to oil and gas leases, oil, gas and mineral leases, other Hydrocarbon leases, mineral interests, mineral servitudes, overriding royalty interests, royalty interests, net profits interests, production payment interests and other similar interests. Unless otherwise qualified, all references to a Hydrocarbon Interest or Hydrocarbon Interests in this Agreement shall refer to a Hydrocarbon Interest or Hydrocarbon Interests of Borrower or its Restricted Subsidiaries.

“Hydrocarbons” means collectively, oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate and all other liquid or gaseous hydrocarbons and related minerals and all products therefrom, in each case whether in a natural or a processed state.

“Illegality Notice” means as defined in Section 2.15.

“Indebtedness” means of any Person at any date, without duplication (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of Property or services (other than any deferred purchase price to the extent payable in Capital Stock (other than Disqualified Stock) of Borrower and other than accounts payable incurred in the ordinary course of business which are not overdue by more than 90 days), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under acceptance, letter of credit or similar facilities, (g) all Disqualified Stock of such Person, (h) all obligations of such Person relating to any Production Payment or in respect of production imbalances (but excluding production imbalances arising in the ordinary course of business), (i) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (h) above; (j) all obligations of the kind referred to in clauses (a) through (i) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on Property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation; and (k) all obligations (netted, to the extent provided for therein) of such Person in respect of Hedging Agreements arising in connection with or as a result of early or premature termination of a Hedging Agreement, whether or not occurring as a result of a default thereunder. The Indebtedness of a Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indemnified Liabilities” means as defined in Section 9.6(a).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” means as defined in Section 9.6(a).

“Independent Accountants” means Weaver and Tidwell, L.L.P. or such other independent certified public accountants reasonably acceptable to Agents.

“Initial Capital Plan” means the Capital Plan with respect to the initial Projects set forth as Exhibit K.

“Initial Interest Period” means the period from and including the Closing Date through and including September 30, 2023.

“Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, state, multinational or foreign laws or otherwise, including, copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, service-marks, technology, know-how and processes, licenses or rights to use databases, geological data, geophysical data, engineering data, seismic data, maps, interpretations and other technical information, recipes, formulas, trade secrets and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date” means each of (a) the last day of each Interest Period, (b) the Maturity Date and (c) the date of any repayment or prepayment made with respect to any Loan; provided that if any Interest Payment Date is not a Business Day, such Interest Payment Date shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Payment Date shall be the next preceding Business Day.

“Interest Period” means, as to any Loan, the Initial Interest Period and thereafter each successive three-month period commencing on the first day immediately following the Initial Interest Period and ending on the last day in the calendar month that is three months thereafter.

“Interest Rate” means a rate per annum equal to Adjusted Term SOFR plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.

“Investment” means, as to any Person, any direct or indirect acquisition or investment (whether for cash, Property of such Person, services or securities or otherwise) by such Person in another Person, whether by means of (a) the purchase or other acquisition of Capital Stock, or other debt or equity securities, including any partnership or joint venture interest in such other Person, (b) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person, (c) any deposit with, or advance, loan or other extension of credit or capital contribution to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding 90 days representing the purchase price of inventory or supplies sold in the ordinary course of business), (c) Guarantee Obligations of, or other Contingent Obligation with respect to, Indebtedness or other liability of any other Person, and (d) except as excluded above, any other investment that would be classified as such on a balance sheet of such Person in accordance with GAAP; provided, for avoidance of doubt the acquisition of any direct interest in any oil and natural gas leasehold rights and associated reserves shall not constitute an Investment for purposes hereunder.

“IRS” means the United States Internal Revenue Service.

“knowledge” means with respect to any Person, the best knowledge (after due and diligent investigation) of such Person.

“Lenders” means as defined in the preamble hereto.

“Lender Default” means (a) the refusal (which may be given verbally or in writing and has not been retracted) or failure of any Lender to make available its portion of any incurrence of Loans or reimbursement obligations required to be made by it, which refusal or failure is not cured within one Business Day after the date of such refusal or failure; (b) the failure of any Lender to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless subject to a good faith dispute; (c) a Lender has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations, or has made a public statement to that effect with respect to its funding obligations, under agreements generally in which it commits to extend credit; (d) a Lender has failed, within three (3) Business Days after request by the Administrative Agent, to confirm that it will comply with its funding obligations hereunder or (e) a Lender has admitted in writing that it is insolvent or such Lender becomes subject to a Lender-Related Distress Event or a Bail-in Action. Any determination by the Administrative Agent that a Lender Default has occurred under any one or more of clauses (a) through (e) above shall be conclusive and binding absent manifest error, and the applicable Lender shall be deemed to be a Defaulting Lender (subject to Section 2.17(b) upon delivery of written notice of such determination to the Borrower and each Lender).

“Lender-Related Distress Event” means, with respect to any Lender or any person that directly or indirectly controls such Lender (each, a “Distressed Person”), as the case may be, a voluntary or involuntary case with respect to such Distressed Person under any debtor relief law, or a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person or any person that directly or indirectly controls such Distressed Person is subject to a forced liquidation, or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interests in any Lender or any person that directly or indirectly controls such Lender by a Governmental Authority or an instrumentality thereof.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever intended to assure payment or performance of any Indebtedness or other obligation (including any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease, any financing lease having substantially the same economic effect as any of the foregoing and the filing of any financing statement under the UCC or comparable law of any jurisdiction naming the owner of the asset to which such Lien relates as debtor).

“Liquidate” means, with respect to any Hedging Agreement, (a) the sale, assignment, novation, unwind or early termination of all or any part of such Hedging Agreement or (b) the creation of an offsetting position against all or any part of such Hedging Agreement. The terms “Liquidated” and “Liquidation” have correlative meanings thereto.

“Loans” means as defined in Section 2.1(a).

“Loan Documents” means this Agreement, the Security Documents, the Notes and each certificate, agreement, instrument, waiver, consent or document executed by a Loan Party and delivered to Administrative Agent or any Lender in connection with or pursuant to any of the foregoing.

“Loan Parties” means Borrower and each Guarantor. For the avoidance of doubt, “Loan Parties” does not include any Unrestricted Subsidiaries.

“LQA EBITDAX” means the Consolidated EBITDAX for the most recently ended fiscal quarter of Borrower for which financial statements are required to be delivered hereunder multiplied by four.

“Make-Whole Amount” means an amount equal to the sum of (i) the aggregate undiscounted amount of interest that otherwise would have accrued on the Loans being prepaid from the Prepayment Date through the date that is 18 months after the Closing Date, not including any portion of such payments of interest accrued as of the Prepayment Date plus (ii) a cash amount equal to 1.00% of the principal amount of the Loans prepaid. For purposes of determining the amount of interest that otherwise would have accrued on the Loans being repaid, “Term SOFR” shall mean the Term SOFR Reference Rate for a tenor most nearly comparable to the period from the Prepayment Date to the date 18 months following the Closing Date on the day that is two U.S. Government Securities Business Days prior to the Prepayment Date, as such rate is published by the Term SOFR Administrator; provided, that if as of 5:00 p.m. (New York City time) on such Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day. Administrative Agent shall consult with Borrower with respect to any calculation of a Make-Whole Amount, provided that Administrative Agent’s calculation of the Make-Whole Amount shall be conclusive in the absence of manifest error.

“Management Affiliates” means, collectively, Jack Hightower and his Affiliates (including any Related Fund).

“Material Adverse Effect” means a material adverse effect on any of (a) the business, assets, property or financial condition of the Loan Parties taken as a whole, (b) the legality, validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of Administrative Agent or the Lenders hereunder or thereunder, (c) the perfection or priority of the Liens granted pursuant to the Security Documents or (d) the ability of Borrower to repay the Obligations or of the Loan Parties to perform their obligations under the Loan Documents, other than, in each case, to the extent any of the foregoing results from market conditions generally applicable to the oil and gas industry (such as commodity prices) that do not disproportionately impact the Loan Parties compared to other companies that operate in the oil and gas industry.

“Material Environmental Amount” means an amount or amounts payable or reasonably likely to become payable by any Loan Party or any of its Restricted Subsidiaries, in the aggregate in excess of $1,000,000, for costs to comply with or any liability under any Environmental Law, failure to obtain or comply with any Environmental Permit, costs of any investigation, and any remediation, of any Material of Environmental Concern, and any other cost or liability, including compensatory damages (including damages to natural resources), punitive damages, fines, and penalties pursuant to any Environmental Law.

“Materials of Environmental Concern” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, natural gas or natural gas products, mercury, hydrogen sulfide, drilling fluids, produced water, asbestos, pollutants, contaminants, radioactivity, and any other substance defined as hazardous or toxic under any Environmental Law, that is regulated pursuant to or could give rise to liability under any applicable Environmental Law.

“Maturity Date” means as defined in Section 2.3.

“MBbl/d” means one thousand barrels of oil per day.

“Moody’s” means Moody’s Investors Service, Inc., or its successor.

“Mortgaged Properties” means the Oil and Gas Properties listed on Schedule 1.1(b), together with any additional Oil and Gas Properties which Borrower or any Restricted Subsidiary may hereafter acquire and which are required to become subject to a Mortgage pursuant to Section 5.12, in each case as to which CAA Collateral Agent for the benefit of the Secured Parties shall be granted a Lien pursuant to one or more Mortgages.

“Mortgages” means each of the mortgages and deeds of trust made by any Loan Party in favor of, or for the benefit of, CAA Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit D (with such changes thereto as shall be advisable under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded) and in form and substance acceptable to Collateral Agent.

“Net Cash Proceeds” means (a) in connection with any Asset Sale, issuance or sale of debt securities or other instruments or the incurrence of Indebtedness for borrowed money, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Asset Sale, issuance, sale or incurrence, net of (i) in the case of an Asset Sale, amounts required to repay Indebtedness secured by a Permitted Lien senior in priority to the Liens securing the Obligations and any Taxes paid or payable as a result of such Asset Sale and (ii) attorneys’ fees, accountants’ fees, investment bank fees, Taxes and other reasonable and customary fees and expenses actually incurred in connection therewith; and (b) in connection with any issuance or sale of debt securities or instruments or the incurrence of Indebtedness for borrowed money, the cash proceeds received from such issuance, sale or incurrence, net of attorneys’ fees, accountants’ fees, investment bank fees, underwriting discounts and commissions, Taxes and other reasonable and customary fees and expenses actually incurred in connection therewith; provided, that in the case of each of clauses (a) and (b), documentary evidence of such costs and payments is provided to Administrative Agent in form and substance reasonably satisfactory to it.

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.

“Notes” means as defined in Section 2.4(e).

“NYMEX Strip Price” means as of any date of determination, the forward month prices as of such date for the most comparable hydrocarbon commodity applicable to such future production month for a five-year period (or such shorter period if forward month prices are not quoted for a reasonably comparable hydrocarbon commodity for the full five year period), with such prices for each year thereafter based on the last quoted forward month price of such five-year period, as such prices are (i) quoted on the New York Mercantile Exchange (or its successor) as of the determination date and (ii) as adjusted for any basis differential as of the date of determination and without future escalation (such determination to be reasonably agreed by Collateral Agent).

“Obligation Well” means, as of any date of determination, a well location required to be drilled and/or Fully Producing by a date not later than six months after such date, to hold a lease or satisfy the continuous drilling or drainage provisions of an existing lease owned by Borrower.

“Obligations” means the unpaid principal of and interest (including, interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Loan Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) and premium (including any Make-Whole Amount or Premium) on the Loans and all other obligations and liabilities of any Loan Party to Administrative Agent or to any Lender or any Qualified Counterparty, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, any Qualified Hedging Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, fees, reimbursement obligations, indemnities, costs, expenses (including, all fees, charges and disbursements of counsel to Administrative Agent or to any Lender that are required to be paid by any Loan Party pursuant hereto) or otherwise; provided that the obligations of Borrower or any Restricted Subsidiary under any Qualified Hedging Agreement shall constitute “Obligations” hereunder to the extent that, and for so long as, the Obligations under this Agreement and the other Loan Documents are secured and guaranteed in accordance with this Agreement and pursuant to the Security Documents. The term “Obligations” excludes any Excluded Swap Obligations with respect to any applicable Guarantor.

“OID Amount” means an amount equal to 2.50% of the aggregate principal amount of the Loans.

“Oil and Gas Properties” means Hydrocarbon Interests; the properties now or hereafter pooled or unitized with Hydrocarbon Interests; all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including all units created under orders, regulations and rules of any Governmental Authority having jurisdiction) which may affect all or any portion of the Hydrocarbon Interests; all operating agreements, contracts and other agreements which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, the lands covered thereby and all oil in tanks and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; all tenements, hereditaments, appurtenances and properties in anywise appertaining, belonging, affixed or incidental to the Hydrocarbon Interests, properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment or other personal property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing. Unless otherwise qualified, all references to an Oil and Gas Property or to Oil and Gas Properties in this Agreement shall refer to an Oil and Gas Property or Oil and Gas Properties of Borrower or its Restricted Subsidiaries.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means any and all present or future stamp or documentary taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, except any such taxes, charges or levies that are Other Connection Taxes imposed with respect to an assignment.

“Participant” means as defined in Section 9.7(b).

“Participant Register” means as defined in Section 9.7(b).

“Patriot Act” means as defined in Section 9.20.

“Payment” means as defined in Section 8.11(a).

“Payment Notice” means as defined in Section 8.11(b).

“Payment Office” means the office specified from time to time by Administrative Agent as its payment office by notice to Borrower and the Lenders; provided all payments becoming due and payable under the Loan Documents or on any Note must be made by wire transfer to a bank and account specified by Administrative Agent. Administrative Agent may at any time, by notice to Borrower, change the place of payment of any such payments so long as such place of payment is in the United States.

“Payment Recipient” means as defined in Section 8.11.

“Periodic Term SOFR Determination Day” means as defined in the definition of “Term SOFR”.

“Permits” means the collective reference to (i) Environmental Permits, and (ii) any and all other franchises, licenses, leases, permits, approvals, consents, notifications, certifications, registrations, authorizations, exemptions, variances, qualifications, easements and rights of way of any Governmental Authority or third party.

“Permitted Acquisition Indebtedness” means Indebtedness of any other Person existing at the time such Person became a Restricted Subsidiary (including by designating an Unrestricted Subsidiary as a Restricted Subsidiary) of Borrower or such Person was purchased by or merged or consolidated with or into Borrower or any of its Restricted Subsidiaries (an “acquisition”), or incurred for purposes of financing any such acquisition; provided, that:

(a)          such acquisition (or designation) is permitted under this terms of this Agreement;

(b)          if the Total Net Leverage Ratio, pro forma for such transaction and the application of proceeds from such Indebtedness, is greater than 0.75 to 1.00, such Indebtedness does not exceed $100,000,000 in aggregate principal amount at any time outstanding;

(c)          such Indebtedness is unsecured, does not require any scheduled payments of principal prior to the Maturity Date and has a final maturity date or redemption date, as applicable, at least 180 days after the Maturity Date;

(d)         pro forma for the transaction and the application of proceeds from such Indebtedness:

(i)         the Asset Coverage Ratio is greater than the Asset Coverage Ratio immediately prior to such acquisition;

(ii)         the Total Net Leverage Ratio is (x) less than 0.75 to 1.00 or (y) is less than the Total Net Leverage Ratio immediately prior to such acquisition; and

(iii)         the Fixed Charge Coverage Ratio for the mostly recently ended four fiscal quarter period of the Borrower for which financial statements are delivered or, if earlier, required to have been delivered hereunder would have been at least 2.25 to 1.00, as if such Indebtedness had been incurred at the beginning of such four-quarter period.

“Permitted Asset Swap” means any substantially contemporaneous (and in any event occurring within 30 days of each other) purchase and sale or exchange of any oil and gas lease(s) with only de minimis or immaterial associated Proved Reserves and that are used or useful in the oil and gas business between any Loan Party and another Person effected on a cashless basis (or with only a de minimis amount of cash); provided that (a) the fair market value of the lease(s) traded or exchanged by such Loan Party (together with any cash) is reasonably equivalent to the fair market value of the properties or assets to be received by the Loan Parties and (b) any net cash received in such exchange is applied as required under Section 2.7(c).

“Permitted Capex” means as defined in Section 6.7.

“Permitted Indebtedness” means as defined in Section 6.2.

“Permitted Intercompany Debt” means unsecured Indebtedness between or among one or more Loan Parties; provided that (a) such Indebtedness is expressly subordinated to the prior payment in cash and in full to the Obligations pursuant a written agreement in form and substance reasonably acceptable to Collateral Agent, (b) such Indebtedness does not mature earlier than the date 91 days following the Maturity Date and (c) (i) any subsequent issuance or transfer of Capital Stock in a Loan Party that results in any such Indebtedness being held by a Person other than Loan Party and (ii) any sale or other transfer of any such Indebtedness to a Person that is not a Loan Party will be deemed, in each case, to no longer constitute an incurrence of Permitted Intercompany Debt.

“Permitted Investors” means (a)(i) Jack Hightower, (ii) any immediate family member of Jack Hightower and (iii) the estate or legal representative of the estate of Jack Hightower and/or any immediate family members of Jack Hightower (acting in the capacity of such legal representative), (b)(i) John Paul DeJoria, (ii) the John Paul DeJoria Family Trust, (ii) any immediate family member of John Paul DeJoria and (iii) the estate or legal representative of the estate of John Paul DeJoria and/or any immediate family members of John Paul DeJoria (acting in the capacity of such legal representative) and (c) any Affiliate funds, investments vehicles, holding companies, trusts, partnerships, limited liability companies, corporations or other entities beneficially majority owned and controlled by one or more Persons in clauses (a) or (b) of this definition.

“Permitted Liens” means the collective reference to (a) in the case of Collateral other than Pledged Capital Stock, Liens permitted by Section 6.3 and (b) in the case of Collateral consisting of Pledged Capital Stock, (i) Liens created under the Security Documents and (ii) non-consensual Liens permitted by Section 6.3 to the extent arising by operation of law.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Petroleum Engineers” means Cawley, Gillespie & Associates, Inc. or such other independent petroleum engineers of recognized national standing as may be selected by Borrower with the prior consent of Collateral Agent, which consent shall not be unreasonably withheld.

“Pledged Capital Stock” means as defined in the Guarantee and Security Agreement.

“Preferred Stock” means any and all preferred or preference stock or other similar Capital Stock (however designated) of Borrower or any Restricted Subsidiary whether outstanding or issued after the date of this Agreement, such consent not to be unreasonably withheld.

“Premium” means as defined in Section 2.6(b).

“Prepayment Date” means with respect to any prepayment pursuant to Sections 2.6 or 2.7, the date of such prepayment.

“Primary Drilling Area” means as defined in Section 6.7(d).

“Prime Rate” means the rate of interest per annum last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by Administrative Agent) or any similar release by the Federal Reserve Board (as determined by Administrative Agent). Any change in the Prime Rate shall take effect at the opening of business on the day such change is publicly announced or quoted as being effective.

“Producing Well Capex” means all Capital Expenditures to drill, complete and equip wells for production, including all location construction costs and all wellbore related expenditures beginning with drilling through installation of artificial lift.

“Production Payment” means collectively, any Dollar-Denominated Production Payment, Volumetric Production Payment or other right to oil, gas, or other minerals in place or as produced that entitles the owner of the right to a specified fraction of production until the owner receives a specified amount of money, or a specified number of units of oil, gas, or other minerals.

“Pro Forma Balance Sheet” means as defined in Section 3.1(a).

“Project” means a single well (if not part of a well pad) or group of wells sharing the same well pad, in each case with respect to which drilling and/or completion will occur after the Closing Date.

“Projected IRR” means, with respect to any well, the projected annual internal rate of return, stated as a percentage, on the aggregate Producing Well Capex made prior to the date of determination and anticipated to be made on and following the date of determination, in each case, by Borrower or a Restricted Subsidiary of Borrower in respect of such well. Projected IRR shall be calculated by Borrower, in good faith and based on reasonable assumptions, (a) assuming (i) the Producing Well Capex in respect of such well is made on the last day of the month in which such Producing Well Capex was made and/or the month Borrower reasonably anticipates it will make such Producing Well Capex and (ii) all relevant net cash flows in respect of such well are received by the Loan Parties on the last day of the month in which Borrower reasonably anticipates it shall receive such cash flows; (b) using the XIRR function in the most recent version of Microsoft Excel or upgrades to such program (or if such program is no longer available, such other software program for calculating Projected IRR reasonably determined by Collateral Agent); (c) using the Applicable Strip Price; and (d) for the avoidance of doubt, based on both historical Producing Well Capex in respect of such well and anticipated future Producing Well Capex in respect of such well in order to bring such well to Fully Producing status.

“Projected Oil Production” means the projected production of oil (measured by volume unit, not sales price) for the term of the contracts from Oil and Gas Properties and interests owned by Borrower and its Restricted Subsidiaries which have attributable to them Proved Developed Producing Reserves, as such production is projected in the Reserve Report dated October 1, 2023 delivered pursuant to this Agreement, after deducting projected production from any Oil and Gas Properties or Hydrocarbon Interests sold or under contract for sale that had been included in such report and after adding projected production from any Oil and Gas Properties or Hydrocarbon Interests that had not been reflected in such report but that are reflected in a separate or supplemental report meeting the requirements of Section 5.6(b) and otherwise are satisfactory to Collateral Agent.

“Projections” means as defined in Section 5.3(b).

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible. Unless otherwise qualified, all references to Property in this Agreement shall refer to a Property or Properties of Borrower or its Restricted Subsidiaries.

“Proved Developed Producing Reserves” means those Oil and Gas Properties designated as proved developed producing (in accordance with the Definitions for Oil and Gas Reserves approved by the board of directors of the Society of Petroleum Engineers, Inc. from time to time) in the Reserve Report most recently delivered to Collateral Agent pursuant to this Agreement.

“Proved Reserves” means those Oil and Gas Properties designated as proved (in accordance with the Definitions for Oil and Gas Reserves approved by the board of directors of the Society of Petroleum Engineers, Inc. from time to time) in the Reserve Report most recently delivered to Collateral Agent pursuant to this Agreement.

“Purchase Price Refund” means any amount received by any Loan Party after the Closing Date as a result of a purchase price adjustment or similar event in connection with any acquisition of Property by such Loan Party.

“PV 10 Value” means with respect to any Proved Reserves, or any subset of Oil and Gas Properties thereof, the aggregate net present value of such Oil and Gas Properties calculated before income taxes, but after reduction for royalties, lease operating expenses, severance and ad valorem taxes, Capital Expenditures and abandonment costs; with no escalation of Capital Expenditures or abandonment costs; discounted at 10%; using assumptions regarding future prices of Hydrocarbon sales based on Hedged Prices and Volumes and the NYMEX Strip Price on all unhedged volumes, adjusted for historical price differentials and Btu and quality adjustments. The PV 10 Value shall be calculated and included as part of each Reserve Report, and such PV 10 Value shall remain in effect until the delivery of the next Reserve Report to be delivered.

“Qualified Counterparty” means with respect to any Hedging Agreement, (a) the agent or any lender under the Senior Credit Facility or any of their respective Affiliates, (b) any counterparty thereto that at the time such Hedging Agreement was entered into was the agent or a lender party to the Senior Credit Facility or any of their respective Affiliates, (c) each of Macquarie Bank Limited and Mercuria Energy Trading SA and (d) any other Person whose short-term issuer credit rating at the time of entering into the Hedging Agreement is A‑1 or higher by S&P Global Ratings or whose senior unsecured long‑term debt obligations at the time of entering into the Hedging Agreement are rated A+ or higher by S&P Global Ratings or, in each case, an equivalent rating by another internationally recognized statistical rating organization of similar standing (or whose obligations under such Qualified Hedging Agreement are guaranteed by another Person satisfying the foregoing ratings criteria) and, in the case of (c) and (d) above, is a party to an enforceable intercreditor agreement with CAA Collateral Agent in a form acceptable to Collateral Agent.

“Qualified Hedging Agreement” means any Hedging Agreement entered into by Borrower or any Guarantor and any Qualified Counterparty, which Hedging Agreement shall consist of swaps, costless collars or put options or a combination of all three but excluding any “put spreads” or “three-way collars” as such term is commonly understood by swap dealers. For sake of clarity, any Hedging Agreement between Borrower or any Restricted Subsidiary and a Senior Hedging Party (as defined in the Collateral Agency Agreement) shall constitute a Qualified Hedging Agreement.

“Qualified Reinvestment” means the purchase, lease or other acquisition of Oil and Gas Properties permitted under this Agreement and useful in the business of Borrower; provided that, (a) such purchase, lease or other acquisition is permitted under the terms of this Agreement and (b) with respect to any reinvestment permitted under Section 2.7(c), a “Qualified Reinvestment” with the Net Cash Proceeds resulting from any Disposition of Proved Developed Producing Reserves Qualified Reinvestments shall only include the purchase or other acquisition of Oil and Gas Properties with associated Proved Developed Producing Reserves.

“Qualifying Bid” means as defined in Section 9.7(k).

“Qualifying Project” means (a) Projects set forth in the Initial Capital Plan and (b) each other Eligible Project set forth in a Capital Plan delivered to Collateral Agent that (i) has a Projected IRR of not less than 30% (based on the Applicable Strip Price), or (ii) is determined to be, and listed as, an Obligation Well.

“Real Property” means the surface, subsurface and mineral rights and interests owned, leased or otherwise held by any Loan Party or its Restricted Subsidiaries.

“Recipient” means (a) Administrative Agent or (b) any Lender, as applicable.

“Refinancing” means, collectively, (a) the termination of the Existing Credit Agreement and all commitments thereunder, the repayment in full of all amounts payable thereunder and the making of arrangements satisfactory to Administrative Agent for the termination of Liens and security interests granted in connection therewith, (b) the redemption in full of the Existing Notes, and (c) the novation, assumption or other assignment, by or to one of more Qualifying Counterparties of each of the Existing Hedge Agreements.

“Register” means as defined in Section 9.7(e).

“Regulation U” means Regulation U of the Board as in effect from time to time.

“Related Fund” means with respect to any Lender, any fund (a) that invests in loans and is either managed or advised by the same investment advisor as such Lender, by such Lender or an Affiliate of such Lender or (b) is beneficially owned and controlled by the same Person as such Lender.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, sub agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Reply Amount” means as defined in Section 9.7(k).

“Reply Price” means as defined in Section 9.7(k).

“Required Lenders” means, at any time, Lenders having a collective Aggregate Exposure Percentage of more than 50.0%; provided that the Aggregate Exposure held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of the Required Lenders.

“Requirement of Law” means as to any Person, the Constituent Documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Reserve Report” means a report prepared by the Petroleum Engineers, in the case of a report delivered pursuant to Section 5.2(c) and Borrower’s internal petroleum engineers, in the case of any report delivered pursuant to Sections 5.2(d) or 4.1(g), regarding the Proved Reserves or Proved Developed Producing Reserves, as the case may be, attributable to the Oil and Gas Properties of the Loan Parties, reasonably satisfactory to Collateral Agent in both format and content, and otherwise in compliance with Sections 4.1(g), 5.2(c) and 5.2(d), as applicable. Each Reserve Report shall set forth volumes, projections of the future rate of production, Hydrocarbon prices (which shall be based upon the NYMEX Strip Price), net proceeds of production, operating expenses and capital expenditures, PV 10 Value, in each case based upon updated economic assumptions reasonably acceptable to Collateral Agent and the Required Lenders.

“Resignation Effective Date” means as defined in Section 8.9.

“Responsible Officer” means as to any Loan Party, the chief executive officer, president or chief financial officer of such Loan Party, but in any event, with respect to financial matters, the chief financial officer of such Loan Party. Unless otherwise qualified, all references to a “Responsible Officer” shall refer to a Responsible Officer of Borrower.

“Restricted Payments” means as defined in Section 6.6.

“Restricted Subsidiary” means each Subsidiary of Borrower other than any Unrestricted Subsidiary.

“Return Bid” means as defined in Section 9.7(k).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or its successor.

“Scheduled Unavailability Date” has the meaning set forth in Section 2.16(f)(ii).

“SEC” means the Securities and Exchange Commission (or successor thereto or an analogous Governmental Authority).

“Secured Parties” means collectively, Administrative Agent, CAA Collateral Agent, any Lender and any Qualified Counterparty (to the extent, and for so long as, the obligations in respect of Qualified Hedging Agreements constitute “Obligations” hereunder).

“Securities Act” means the Securities Act of 1933, as amended.

“Security Documents” means the collective reference to the Guarantee and Security Agreement, the Mortgages, each Control Agreement, the Collateral Agency Agreement and all other security documents hereafter delivered to Collateral Agent granting a Lien on any Property of any Person to secure any of the Obligations.

“Senior Credit Facility” means a revolving credit facility and each other revolving credit facility that refunds, refinances or replaces such revolving credit facility; provided, that, in each case, (a) the aggregate principal amount of Indebtedness of borrowings and letters of credit thereunder does not exceed $100,000,000 at any time outstanding, (b) at all times one or more Commercial Lending Institutions hold not less than a majority of the commitments thereunder and (c) the agent thereunder, on behalf of itself and each lender or other secured party thereunder, has executed and delivered the Collateral Agency Agreement or a Collateral Agency Joinder and such other documents required pursuant to the terms hereof.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Loan” means a Loan that bears interest at a rate based on Term SOFR.

“Solvency Certificate” means a solvency certificate and analysis by the chief financial officer of Borrower substantially in the form of Exhibit E.

“Solvent” means with respect to any Person, as of any date of determination, (a) the amount of the “present fair saleable value” of the consolidated assets of such Person will, as of such date, exceed the amount of all consolidated “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the consolidated assets of such Person will, as of such date, be greater than the amount that will be required to pay the consolidated liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, (d) such Person will be able to pay its consolidated debts as they mature and (e) such Person is not insolvent within the meaning of any applicable Requirement of Law. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“SPV” means as defined in Section 9.7(h).

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof following the occurrence of an event of default and acceleration of such Indebtedness or change of control.

“Subsidiary” means as to any Person, a corporation, partnership, limited liability company or other entity of which shares of Capital Stock having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers (or persons performing similar functions) of such corporation, partnership, limited liability company or other entity are at the time owned, or the management of which is otherwise controlled, in each case, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Borrower.

“Subsidiary Guarantor” means each Subsidiary of Borrower that is a Guarantor.

“Swap” means any “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Obligation” means any obligation to pay or perform under any Swap, whether as a party to such Swap or by providing any guarantee of or provision of support for such Swap (and whether or not such obligation is an Obligation hereunder).

“Tax Affiliate” means with respect to any Person, (a) any Subsidiary of such Person, and (b) any Affiliate of such Person with which such Person files or is eligible to file consolidated, combined or unitary tax returns.

“Tax Return” means as defined in Section 3.12.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means, for any calculation, the Term SOFR Reference Rate for a tenor comparable to the Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day.

“Term SOFR Adjustment” means a percentage equal to 0.15% per annum.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by Administrative Agent, subject to approval by Required Lenders).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Term Refinancing Debt” means any unsecured Indebtedness of Borrower (including the Guarantees of any Restricted Subsidiaries) issued in exchange for, or the Net Cash Proceeds of which are used to refinance, the Loans and other Obligations hereunder; provided, that such Term Refinancing Debt:

(a)    does not exceed the aggregate principal amount of, plus Make-Whole Amount or Premium, if any, and accrued interest on, the Loans so refinanced (plus the amount of all fees and expenses incurred in connection therewith);

(b)    has a Stated Maturity no earlier than the date at least 180 days after the Maturity Date;

(c)    does not require the payment of principal prior to the Stated Maturity thereof (other than following the occurrence of an event of default and acceleration thereof or change of control or asset sale);

(d)    is not guaranteed by any Subsidiary of Borrower other than the Guarantors; and

(e)    the Fixed Charge Coverage Ratio for the most recently ended four fiscal quarter period of Borrower for which financial statements are delivered or, if earlier, required to have been delivered hereunder precedes, the date on which such Indebtedness is incurred, on a pro forma basis for such refinancing as if such Indebtedness had been incurred at the beginning of such four-quarter period, is at least 2.25 to 1.00.

“Title Opinion” means a title opinion, in form and substance acceptable to Collateral Agent in its sole discretion, regarding the before payout and after payout ownership interests held by any Loan Party, for all wells located (or to be drilled) on, and otherwise as to the ownership of, such Oil and Gas Property and reflecting that CAA Collateral Agent has a legal and valid perfected Lien (subject only to the Permitted Liens) on such Oil and Gas Property (each such opinion with respect to any well to be delivered to Collateral Agent prior to the disbursement of royalties with respect to such well).

“Total Net Leverage Ratio” means, as of any date of determination, the ratio, for the mostly recently ended four fiscal quarter period of the Borrower for which financial statements are delivered or, if earlier, required to have been delivered hereunder, of (a) Consolidated Total Debt as of such date less Consolidated Working Capital to (b) Consolidated EBITDAX; provided that for purposes of calculating Consolidated EBITDAX of Borrower for any period, (i) the Consolidated EBITDAX of any Person or business acquired by Borrower or its Restricted Subsidiaries during such period shall be included on a pro forma basis for such period (assuming the consummation of such acquisition and the incurrence or assumption of any Indebtedness in connection therewith occurred on the first day of such period) if the consolidated balance sheet of such acquired Person as at the end of the period preceding the acquisition of such Person and the related consolidated statements of income and stockholders’ equity and of cash flows for the period in respect of which Consolidated EBITDAX is to be calculated (x) have been previously provided to Administrative Agent and the Lenders and (y) either (1) have been reported on without a qualification arising out of the scope of the audit by independent certified public accountants of nationally recognized standing or (2) have been found acceptable by Administrative Agent, (ii) Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP) during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with any date of determination shall be included on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (and the change in Consolidated EBITDAX resulting therefrom) had occurred on the first day of the four-quarter reference period and (iii) the Consolidated EBITDAX of any Person or business Disposed of by Borrower or its Restricted Subsidiaries during such period shall be excluded for such period (assuming the consummation of such Disposition and the repayment of any Indebtedness in connection therewith occurred on the first day of such period).

“Transferee” means as defined in Section 9.15.

“UCC” means the Uniform Commercial Code, as in effect from time to time in the State of New York or other applicable jurisdiction.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unrestricted Subsidiary” means any newly-formed direct or indirect Subsidiary of Borrower designated as an “Unrestricted Subsidiary” pursuant to Section 5.17 prior to engaging in any operations, but only to the extent that such Subsidiary:

(a)    is formed solely for the purposes of funding and/or effecting the direct or indirect acquisition of Oil and Gas Properties;

(b)    has no Indebtedness at the time of such designation;

(c)    is not party to any agreement, contract, arrangement or understanding with Borrower or any Restricted Subsidiary (other than with respect to such Unrestricted Subsidiaries ordinary course operations);

(d)    is a Person with respect to which neither Borrower nor any of its Restricted Subsidiaries has any direct or indirect obligation (i) to subscribe for additional Capital Stock or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(e)    has not Guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Borrower or any of its Restricted Subsidiaries.

All Subsidiaries of an Unrestricted Subsidiary shall also be Unrestricted Subsidiaries.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” means as defined in Section 2.11(f).

“Volumetric Production Payment” means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Voting Stock” means the Capital Stock of Borrower entitling the holders thereof (whether at all times or only so long as no senior class of Capital Stock has voting power by reason of any contingency) to vote in the election of members of the Board of Directors of Borrower.

“Wells in Progress Report” means a quarterly report pursuant to Section 5.2(j) that shows the Wells in Progress Value to be utilized in the calculation of the Asset Coverage Ratio. For the purposes of the Asset Coverage Ratio, a given Project may only appear on the Wells in Progress Report for a maximum of three quarters, which shall be consecutive.

“Wells in Progress Value” means on any date, an amount equal to the Dollar amount of Producing Well Capex actually funded with respect to each Project that is either in progress or otherwise not yet recognized as producing.

“Withholding Agent” means any Loan Party or Administrative Agent.

“Wholly Owned Subsidiary” means as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Wholly Owned Subsidiary Guarantor” means any Subsidiary Guarantor that is a Wholly Owned Subsidiary of Borrower.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which writedown and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2    Other Definitional Provisions.

(a)    Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)    As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to Borrower and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP; provided that for purposes of Section 6.1, any non-cash items arising under FAS 133, 142, 143 or 144 shall be excluded from the relevant calculation.

(c)    The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)    The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e)    All calculations of financial ratios set forth in Section 6.1 shall be calculated to the same number of decimal places as the relevant ratios are expressed in and shall be rounded upward if the number in the decimal place immediately following the last calculated decimal place is five or greater. For example, if the relevant ratio is to be calculated to the hundredth decimal place and the calculation of the ratio is 5.126, the ratio will be rounded up to 5.13.

(f)    References in this Agreement to any statute shall be to such statute as amended or modified and in effect at the time any such reference is operative.

(g)    The term “including” when used in any Loan Document means “including without limitation” except when used in the computation of time periods.

(h)    The term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”.

(i)    The terms “Lender”, “Administrative Agent”, and “Collateral Agent” include their respective successors.

(j)    The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities (as such term is defined in the Securities Act), revenues, accounts, leasehold interests and contract rights.

(k)    Each reference to “Loan Party” in Article III shall include Borrower and any Restricted Subsidiary of Borrower that is or, pursuant to Section 5.12 or Section 6.17, is required to be a Guarantor.

(l)    Notwithstanding anything herein to the contrary, for the purposes of calculating any of the ratios tested under Section 6.1 and the components of each of such ratios, all Unrestricted Subsidiaries and their Subsidiaries (including their assets, liabilities, income, losses, cash flows, and the elements thereof) shall be excluded, except for any cash dividends or distributions actually paid by any Unrestricted Subsidiary or any of its Subsidiaries to Borrower or any Restricted Subsidiary, which shall be deemed to be income to Borrower or such Restricted Subsidiary when actually received by it.

1.3    Computation of Time Periods. In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”

1.4    Rates. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including the selection of such rate and any related spread or other adjustment or whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark prior to its discontinuance or unavailability or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its Affiliates or other related entities may engage in transactions that affect the calculation of the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Loan Parties. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR or any other Benchmark, or any component definition thereof or rates referred to in the definition thereof, in each case, pursuant to the terms of this Agreement, and shall have no liability to any Loan Party, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

ARTICLE II
AMOUNT AND TERMS OF COMMITMENTS

2.1    Loan Commitments.

(a)    Subject to the terms and conditions hereof, each of the Lenders severally agrees to make the term loan to Borrower requested by Borrower pursuant to Section 2.2 (the “Loans”) in an aggregate principal amount for all such Loans equal to $1,200,000,000. The Loans shall be made on the Closing Date (in an amount for each Lender not in excess of its Commitment) and funded net of the OID Amount.

(b)    Once borrowed or repaid, the Loans may not be reborrowed, and any Commitment, once terminated or reduced, may not be reinstated. Each Lender’s Commitment shall automatically and without notice be reduced to zero immediately after the funding of the Loans on the Closing Date.

2.2    Procedures for Borrowing. Borrower shall deliver to Administrative Agent a Borrowing Notice (which Borrowing Notice must be received by Administrative Agent prior to 10:00 A.M., New York City time, three U.S. Government Securities Business Days prior to the Closing Date) requesting that the Lenders make the Loans on the Borrowing Date and specifying the amount to be borrowed. Upon receipt of such Borrowing Notice Administrative Agent shall promptly notify each Lender thereof. Not later than 12:00 Noon, New York City time, on the Borrowing Date for the Loans specified hereunder, each Lender shall make available to Administrative Agent at the Funding Office an amount in Dollars and in immediately available funds equal to the Loan to be made by such Lender. Administrative Agent shall make available to Borrower the aggregate of the amounts made available to Administrative Agent by the Lenders, in like funds as received by Administrative Agent.

2.3    Maturity Date. The Loans of each Lender shall mature on September 30, 2026 (the “Maturity Date”).

2.4    Repayment of Loans; Evidence of Debt.

(a)    Borrower hereby unconditionally promises to pay to Administrative Agent for the account of the appropriate Lender the remaining principal amount of each Loan of such Lender on the Maturity Date or on such earlier date on which the Loans become due and payable pursuant to Section 2.6 or 2.7 or Article VII. Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.8.

(b)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing Indebtedness of Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c)    Administrative Agent, on behalf of Borrower, shall maintain the Register pursuant to Section 9.7(e), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder and (iii) both the amount of any sum received by Administrative Agent hereunder from Borrower and each Lender’s share thereof.

(d)    The entries made in the Register and the accounts of each Lender maintained pursuant to this Section 2.4 shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of Borrower therein recorded; provided, that the failure of any Lender or Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of Borrower to repay (with applicable interest) the Loans made to Borrower by such Lender in accordance with the terms of this Agreement. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of Administrative Agent in respect of such matters, the Register and corresponding accounts and records of Administrative Agent shall control in the absence of manifest error.

(e)    Borrower agrees that, upon the request to Administrative Agent by any Lender, Borrower will promptly execute and deliver to such Lender a promissory note of Borrower evidencing any Loans of such Lender, substantially in the form of Exhibit F (a “Note”), with appropriate insertions as to date and principal amount; provided that delivery of Notes shall not be a condition precedent to the occurrence of the Closing Date or the making of the Loans on any Borrowing Date.

2.5    Fees. Borrower agrees to pay to the Agents, in their respective capacities as such, the fees in the amounts and on the dates from time to time agreed to in writing among Borrower, Administrative Agent, and Collateral Agent.

2.6    Optional Prepayments.

(a)    Borrower, at its option, may prepay the outstanding principal amount of the Loans, in whole or in part, at any time; provided, (i) any optional prepayment made prior to the date 18 months after the Closing Date shall be accompanied by the concurrent payment in cash of the Make-Whole Amount and (ii) any optional prepayment made on or after the date 18 months after the Closing Date but prior to the date 24 months after the Closing Date shall be accompanied by the concurrent payment in cash of a premium (the “Premium”) equal to 1.00% of principal amount of the Loans being prepaid. For the avoidance of doubt, no optional prepayment made on or at any time after the date 24 months after the Closing Date, shall require the payment of any Premium.

(b)    For any prepayment under this Section 2.6, Borrower shall deliver at least three Business Days’ prior written notice to Administrative Agent by 12:00 p.m., New York City time, stating the Prepayment Date and aggregate principal amount of the prepayment.

(c)    Each partial prepayment shall be in an aggregate amount not less than $10,000,000 or integral multiples of $10,000,000 in excess thereof. Upon the giving of any such notice of prepayment, the principal amount of the Loans specified to be prepaid, together with the accrued interest thereon through the Prepayment Date shall become due and payable on the Prepayment Date and, if applicable, the Make-Whole Amount or Premium, shall become due and payable on the Prepayment Date; provided that any such notice may be subject to one or more conditions precedent, including any Disposition, and the amount specified to be prepaid shall not become due and payable on the Prepayment Date upon the failure of any one of such conditions.

(d)    Any optional prepayment under this Section 2.6 shall be applied to the Loans as set forth in Section 2.9.

2.7    Mandatory Prepayments.

(a)    Beginning with the Interest Period ending March 31, 2024, on each Interest Payment Date Borrower shall repay (at par and without premium or penalty) Loans in quarterly installments equal to $30,000,000 in aggregate principal amount. For clarity, no mandatory prepayment pursuant to this Section 2.7 or otherwise shall offset or reduce the amount payable under this Section 2.7(a).

(b)    If Borrower or any Restricted Subsidiary shall incur any Indebtedness (other than Permitted Indebtedness), then on the date of such incurrence the gross proceeds thereof shall be applied to repay on a pro rata basis the Loans and other Obligations under this Agreement and the loans and other obligations under the Senior Credit Facility. Any amounts payable in respect to the Loans and Obligations hereunder shall first be applied to interest, fees and Make-Whole Amount or Premium, if any. The provisions of this Section 2.7(a) do not constitute a consent to any the incurrence of any Indebtedness.

(c)    If Borrower or any Restricted Subsidiary shall receive Net Cash Proceeds from any Asset Sale which, together with the Net Cash Proceeds received for all other Asset Sales (or with respect to a Liquidation of any Additional Hedging Agreement, the Hedge Termination Amount with respect thereto) within any one calendar year exceeds $20,000,000 in the aggregate (such amount, “Excess Proceeds”), then within three Business Days following receipt thereof, Borrower shall apply such Excess Proceeds as follows:

(i)    firstly, to repay loans under the Senior Credit Facility to the extent required by the terms thereof, in an amount equal to the amount of the Net Cash Proceeds received therefrom; and

(ii)    to prepay the principal amount of the Loans together with interest, fees and Make-Whole Amount or Premium, if any, in an amount equal to the remaining amount of the Net Cash Proceeds received therefrom, unless prior to such third Business Day Borrower elects, by written notice delivered to the Agents, to make one or more Qualified Reinvestments with any portion or all of such remaining Net Cash Proceeds (which Qualified Reinvestment must be consummated with 180 Business Days after such receipt of Net Cash Proceeds).

(d)    Commencing with the fiscal quarter ending March 31, 2024, Borrower shall prepay outstanding Loans (at par and without premium or penalty) in an aggregate principal amount (if positive) equal to the Applicable Percentage of Excess Cash Flow for the fiscal quarter then ended (the “ECF Amount”); provided that the ECF Amount for any fiscal quarter will be reduced to the extent, and solely to the extent, necessary such that, pro forma for the payment of such reduced ECF Amount, the aggregate cash and Cash Equivalents of Borrower and its Restricted Subsidiaries is not less than $100,000,000 as of the date of such payment.

For purposes hereof, the “Applicable Percentage” means with respect to any fiscal quarter: (i) 50% if the Total Net Leverage Ratio at such time is greater than 1.00 to 1.00; (ii) 25% if the Total Net Leverage Ratio at such time is greater than 0.50 to 1.00 and equal to or less than 1.00 to 1.00 and (iii) 0% if the Total Net Leverage Ratio at such time is equal to or less than 0.50 to 1.00.

Each such mandatory prepayment under this Section 2.7(d) shall be made with respect to each fiscal quarter of Borrower on the earlier of (i) the date on which the financial statements for such fiscal quarter are delivered and (ii) the date on which the financial statements for such fiscal quarter are required to delivered pursuant to Section 5.1(b).

(e)    Each prepayment of the Loans pursuant to this Section 2.7 shall be applied in accordance with Section 2.9 and shall be accompanied by a cash payment of the accrued interest to the Prepayment Date on the principal amount prepaid together with all other amounts then owing under this Agreement or any Loan Document including any fees, expenses and, in the case of prepayments pursuant to Section 2.7(c), the Make-Whole Amount or Premium, if any, then due and payable under any Loan Document.

2.8    Interest Rates, Payment Dates and Computation of Interest and Fees.

(a)    Subject to the provisions of Section 2.8(b), each Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Interest Rate.

(b)    (i) If all or a portion of the principal amount of any Loan or interest thereon shall not be paid when due (whether at the stated maturity, by acceleration or otherwise) (a “payment default”) or there shall occur and be continuing any other Event of Default, all outstanding Loans (whether or not overdue) (to the extent legally permitted) shall bear interest at a rate per annum that is equal to the Interest Rate plus 2.00%, the (“Default Rate”), but in no event to exceed the Highest Lawful Rate, from the date of occurrence such payment default or other Event of Default until such amount of principal and/or interest is paid in full (after as well as before judgment) or until such Event of Default is no longer continuing, respectively, and (ii) if all or a portion of any fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the Default Rate from the date of such nonpayment of until such amount is paid in full (after as well as before judgment). The foregoing notwithstanding, other than with respect to any payment default or Event of Default under Section 7.1, clause (f) (for which the Default Rate which will apply without request of the Required Lenders), the Default Rate shall not apply unless requested by the Required Lenders. Any request by Collateral Agent or the Required Lenders for Default Interest shall accrue from the date of occurrence of the applicable Event of Default. Notwithstanding the foregoing, no interest at the Default Rate shall accrue or be payable to a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(c)    Subject to Section 2.9(h), interest shall be payable in cash in arrears on each Interest Payment Date, provided that interest accruing pursuant to Section 2.8(b) shall be payable from time to time on demand.

(d)    If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, unless such next succeeding Business Day would fall in the next calendar month, in which case such payment shall be the next preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding sentence, interest thereon shall be payable at the rate applicable during such extension period.

(e)    Interest, fees and commissions payable pursuant hereto shall be calculated on the basis of a year of 360 days and, in each case, shall be payable for the actual number of days elapsed (including the first day but excluding the last day). In computing the number of days during which interest accrues, the day on which funds are initially advanced shall be included regardless of the time of day such advance is made, and the date on which funds are repaid shall be excluded unless repayment is credited after the close of business on the Business Day received. Each determination by Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(f)    In connection with the use or administration of Term SOFR, Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

2.9    Application of Payments; Place of Payments.

(a)    The borrowing by Borrower from the Lenders hereunder and any reduction of the Commitments of the Lenders shall be made pro rata according to the Aggregate Exposure Percentages of the relevant Lenders. Each payment (including any prepayment) in respect of principal or interest in respect of any Loans and each payment in respect of fees other than fees payable in accordance with Section 2.5 or expenses payable hereunder shall be applied to the amounts of such obligations owing to the Lenders pro rata according to the respective amounts then due and owing to the Lenders. Amounts prepaid on account of the Loans may not be reborrowed. If at any time insufficient funds are received by and available to Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(b)    So long as no Event of Default shall have occurred and be continuing, except as otherwise set forth herein (including in Section 2.7 hereof), all payments and any other amounts received by Administrative Agent from or for the benefit of Borrower shall be applied: (i) first, to pay all Obligations then due and payable and (ii) second, in inverse order of maturity.

(c)    After the occurrence and during the continuance of any Event of Default, Borrower hereby irrevocably waives the right to direct the application of any and all payments in respect of the Obligations and any proceeds of Collateral, and agrees that Administrative Agent may, and shall upon either (A) the written direction of the Required Lenders or (B) the acceleration of the Obligations pursuant to Section 7.1, apply all payments in respect of any Obligations and all proceeds of Collateral in the following order, subject to the Collateral Agency Agreement:

(i)    first, to the payment or reimbursement of the Agents for all costs, expenses, disbursements and losses incurred by either of the Agents and which any Loan Party is required to pay or reimburse pursuant to the Loan Documents;

(ii)    second, to the payment or reimbursement of the Secured Parties for all costs, expenses, fees, disbursements and losses incurred by such Persons and which any Loan Party is required to pay or reimburse pursuant to the Loan Documents;

(iii)    third, to the payment of interest and premium (including any Make-Whole Amount or Premium) on the Loans which is then due;

(iv)    fourth, to the payment of principal of the Loans and obligations under Qualified Hedging Agreements (to the extent constituting Obligations) which are then due;

(v)    fifth, to the payment to the Secured Parties of all other Obligations; and

(vi)    sixth, to whomsoever shall be legally entitled thereto.

(d)    If any Lender owes payments to Administrative Agent hereunder, any amounts otherwise distributable under this Section 2.9 to such Lender shall be deemed to belong to Administrative Agent to the extent of such unpaid payments, and Administrative Agent shall apply such amounts to make such unpaid payments rather than distribute such amounts to such Lender. All distributions of amounts described in paragraphs second and fifth above shall be made by Administrative Agent to each Lender and each Qualified Counterparty, if any, on a pro rata basis determined by the amount such Obligations owed to such Lender or Qualified Counterparty, as the case may be, represents of the aggregate amount of all such Obligations.

(e)    All payments (including prepayments) to be made by Borrower hereunder, whether on account of principal, interest, premium, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 11:00 a.m., New York City time, on the due date thereof to Administrative Agent, for the account of the relevant Lenders, at the Payment Office, in Dollars and in immediately available funds. Any payment made by Borrower after 11:00 a.m., New York City time, on any Business Day shall be deemed to have been made on the next following Business Day. Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received.

(f)    Unless Administrative Agent shall have been notified in writing by any Lender prior to the borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to Administrative Agent, Administrative Agent may assume that such Lender is making such amount available to Administrative Agent, and Administrative Agent may, in reliance upon such assumption, make available to Borrower a corresponding amount. If such amount is not made available to Administrative Agent by the required time on any Borrowing Date, such Lender and Borrower severally agree to pay to Administrative Agent, on demand, such amount with interest thereon at a rate equal to, in the case of a payment to be made by such Lender, the greater of (i) the daily average Federal Funds Rate and (ii) the rate determined by Administrative Agent in accordance with the banking industry rules on interbank compensation, and in the case of a payment to be made by Borrower, the interest rate applicable to the applicable Borrowing for the period until such amount is immediately available to Administrative Agent. A certificate of Administrative Agent submitted to any Lender and Borrower with respect to any amounts owing under this Section 2.9(f) shall be conclusive in the absence of manifest error. If Borrower and such Lender shall pay such interest to Administrative Agent for the same or an overlapping period, Administrative Agent shall promptly remit to Borrower the amount of such interest paid by Borrower for such period. If such Lender pays its share of the applicable Borrowing to Administrative Agent, then the amount so paid shall constitute such Lender’s Loan. Any payment by Borrower shall be without prejudice to any claim Borrower may have against a Lender that shall have failed to make such payment to Administrative Agent.

(g)    Unless Administrative Agent shall have been notified in writing by Borrower prior to the date of any payment due to be made by Borrower hereunder that Borrower will not make such payment to Administrative Agent, Administrative Agent may assume that Borrower is making such payment, and Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to Administrative Agent by Borrower within three Business Days after such due date, Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Rate. Nothing herein shall be deemed to limit the rights of Administrative Agent or any Lender against Borrower.

(h)    Each payment of the Loans shall be accompanied by accrued interest through the date of such payment on the amount paid.

2.10    Requirements of Law. If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement or change the basis of taxation of payments to such Lender in respect thereof (except for changes in the rate of tax on the overall net income of such Lender) or shall impose on such Lender any other condition and the result of any of the foregoing is to reduce any amount receivable hereunder in respect thereof, then, in any such case, Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender on an after-tax basis for such reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this Section 2.10, it shall promptly notify Borrower (with a copy to Administrative Agent) of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this Section 2.10 submitted by any Lender to Borrower (with a copy to Administrative Agent) shall be conclusive in the absence of manifest error. The obligations of Borrower pursuant to this Section 2.10 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder. Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or United States or foreign regulatory agencies, in each case, pursuant to Basel III, shall in each case be deemed to be a change in a Requirement of Law, regardless of the date enacted, adopted or issued.

2.11    Taxes.

(a)    All payments made by or on behalf of any Loan Party under this Agreement or any other Loan Documents shall be made free and clear of and without deduction or withholding for Taxes, except as required by applicable law; provided, that if any Withholding Agent shall be required to deduct or withhold any Taxes from such payments, then (i) the applicable Withholding Agent shall make such deductions or withholdings, (ii) the applicable Withholding Agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law, and (iii) if such Tax is an Indemnified Tax or Other Tax, the sum payable to the applicable Recipient shall be increased as necessary by the applicable Loan Party so that after making all required deductions and withholdings (including deductions and withholdings of Taxes applicable to additional sums payable under this Section 2.11(a)), the applicable Recipient receives an amount equal to the sum it would have received had no such deductions or withholdings been made.

(b)    In addition, Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law, or at the option of Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)    Without duplication of the amounts paid pursuant to Sections 2.11(a) or (b), Borrower shall indemnify each Recipient, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.11) payable or paid by such Recipient, or required to be withheld or deducted from a payment to such Recipient, and any reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered by Administrative Agent, on its own behalf or on behalf of a Recipient, to Borrower shall be conclusive absent manifest error.

(d)    Each Lender shall severally indemnify Administrative Agent, within 10 days after written demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.7(b) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by Administrative Agent to the Lender from any other source against any amount due to Administrative Agent under this Section 2.11(d).

(e)    As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.11, the Loan Party shall deliver to Administrative Agent a certified copy of an original official receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment of other evidence of such payment reasonably satisfactory to Administrative Agent.

(f)

(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and Administrative Agent, at the time or times reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or Administrative Agent as will enable Borrower and Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.11(f)(ii)(A), Section 2.11(f)(ii)(B) and Section 2.11(f)(ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)    Without limiting the generality of the foregoing,

(A)    any Lender that is a U.S. Person shall deliver to Borrower and Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower and Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower and Administrative Agent), whichever of the following is applicable:

(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN (or IRS Form W-8BEN-E, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN (or IRS Form W-8BEN-E, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)    executed copies of IRS Form W-8ECI;

(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit J-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN (or IRS Form W-8BEN-E, as applicable); or

(4)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN (or IRS Form W-8BEN-E, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-2 or Exhibit J-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided, that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-4 on behalf of each such direct and indirect partner; and

(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date of which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower and Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower and Administrative Agent to determine the withholding or deduction required to be made.

(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Sections 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.11(f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)    On or before the date on which Texas Capital Bank (and any successor or replacement Administrative Agent) becomes Administrative Agent hereunder, it shall deliver to Borrower two executed originals of either (i) IRS Form W-9, or (ii) IRS Form W-8 ECI with respect to any payments to be received on its own behalf and IRS Form W-8IMY (certifying that it is either a “qualified intermediary” within the meaning of Section 1.1441-1(e)(5) of the United States Treasury Regulations that has assumed primary withholding obligations under the Internal Revenue Code, including Chapters 3 and 4 of the Internal Revenue Code, or a “U.S. branch” within the meaning of Section 1.1441-1(b)(2)(iv) of the United States Treasury Regulations that is treated as a U.S. Person for purposes of withholding obligations under the Code) for the amounts Administrative Agent receives for the account of others.

(iv)    Each Lender and Administrative Agent agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Administrative Agent in writing of its legal inability to do so.

(g)    If Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section 2.11, it shall pay over such refund to Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section 2.11 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that Borrower, upon the request of Administrative Agent or such Lender, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Administrative Agent or such Lender in the event Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.11(g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.11(g) the payment of which would place the indemnified party in a less favorable net after-tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.11 shall not be construed to require Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to Borrower or any other Person.

(h)    Each party’s obligations under this Section 2.11 shall survive the resignation or replacement of Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

2.12    Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.10 or 2.11(a) with respect to such Lender, it will, if requested by Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates with the object of avoiding the consequences of such event; provided that (a) such designation or assignment is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and (b) nothing in this Section 2.12 shall affect or postpone any of the obligations of Borrower or the rights of any Lender pursuant to Section 2.10 or 2.11(a). Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

2.13    Increased Costs.

(a)    Increased Costs Generally. If any Change in Law shall:

(i)    impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D)), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(iii)    impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or other Recipient, Borrower will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)    Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)    Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to Borrower, shall be conclusive absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)    Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

2.14    Inability to Determine Rates.

Subject to Section 2.16, if, on or prior to the first day of any Interest Period for any SOFR Loan:

(a)    Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof, or

(b)    the Required Lenders reasonably determine that Term SOFR does not adequately and fairly reflect the cost to such Lenders of making and maintaining such Loan, and the Required Lenders have provided notice of such determination to Administrative Agent, upon notice thereof by Administrative Agent to Borrower, then all Loans shall thereafter bear interest at the Prime Rate plus the Applicable Margin in the amount specified therein.

2.15    Illegality. If any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to SOFR, the Term SOFR Reference Rate or Term SOFR, or to determine or charge interest based upon SOFR, the Term SOFR Reference Rate or Term SOFR, then, upon notice thereof by such Lender to Borrower (through Administrative Agent) (an “Illegality Notice”), (a) any obligation of the Lenders to make SOFR Loans, and any right of Borrower to continue SOFR Loans shall be suspended until each affected Lender notifies Administrative Agent and Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of an Illegality Notice, Borrower shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to Administrative Agent), prepay or, if applicable, convert all SOFR Loans to Loans that bear interest at the Prime Rate plus the Applicable Margin, on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such SOFR Loans to such day, or immediately, if any Lender may not lawfully continue to maintain such SOFR Loans to such day, in each case until Administrative Agent is advised in writing by each affected Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR, the Term SOFR Reference Rate or Term SOFR. Upon any such prepayment or conversion, Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.12.

2.16    Benchmark Replacement Setting.

(a)    Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, (A) if a Benchmark Replacement is determined in accordance with clause (a) or (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (B) if a Benchmark Replacement is determined in accordance with clause (c) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.16(a) will occur prior to the applicable Benchmark Transition Start Date.

(b)    Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c)    Notices; Standards for Decisions and Determinations. Administrative Agent will promptly notify Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. Administrative Agent will notify Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.16(d) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.16, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.16.

(d)    Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate or BSBY) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e)    Benchmark Unavailability Period. Upon Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, Borrower may revoke any pending request for a SOFR Loan of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, Borrower will be deemed to have converted any such request into a request for a Loan of or conversion to Loans that bear interest at the Prime Rate plus the Applicable Margin.

(f)    BSBY Replacement. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, at any time that BSBY is the then current Benchmark, if Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrower) that the Borrower or Required Lenders (as applicable) have determined, that:

(i)    adequate and reasonable means do not exist for ascertaining a three month interest period of BSBY, including, without limitation, because the BSBY Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii)    Bloomberg or any successor administrator of the BSBY Screen Rate or a Governmental Authority having jurisdiction over Administrative Agent or Bloomberg or such administrator has made a public statement identifying a specific date after which one month, three month and six month interest periods of BSBY or the BSBY Screen Rate shall or will no longer be representative or made available, or used for determining the interest rate of loans, or shall or will otherwise cease, provided that, at the time of such statement, there is no successor administrator that is satisfactory to Administrative Agent, that will continue to provide such representative interest periods of BSBY after such specific date (the latest date on which one month, three month and six month interest periods of BSBY or the BSBY Screen Rate are no longer representative or available permanently or indefinitely, the “Scheduled Unavailability Date”);

then, on a date and time determined by Administrative Agent (any such date, the “BSBY Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (f)(ii) above, no later than the Scheduled Unavailability Date, BSBY will be replaced hereunder and under any Loan Document with a Benchmark Replacement determined in accordance with the definition thereof.

2.17    Defaulting Lenders.

(a)    Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)    Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 9.1.

(ii)    Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default has occurred and is continuing), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default has occurred and is continuing, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Loans in respect of which that Defaulting Lender has not fully funded its appropriate share such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.17(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(b)    Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

To induce the Agents and the Lenders to enter into this Agreement and to make the Loans, Borrower hereby represents and warrants to each Agent and each Lender that on the date hereof and on the Closing Date:

3.1    Financial Condition.

(a)    The unaudited pro forma consolidated balance sheet of Borrower as at June 30, 2023 (including the notes thereto) (the “Pro Forma Balance Sheet”), copies of which have heretofore been furnished to Administrative Agent, has been prepared giving effect (as if such events had occurred on such date) to (i) the Loans to be made on the Closing Date and the use of proceeds thereof and each offering by Borrower of Capital Stock subsequent to June 30, 2023, and the use of proceeds thereof and (ii) the payment of fees and expenses in connection with the foregoing. The Pro Forma Balance Sheet has been prepared based on the best information available to Borrower as of the date of delivery thereof, and presents fairly on a pro forma basis the estimated financial position of Borrower and its consolidated Restricted Subsidiaries as at June 30, 2023, assuming that the events specified in the preceding sentence had actually occurred at such date.

(b)    The audited consolidated balance sheets of Borrower as at December 31, 2022, December 31, 2021 and December 31, 2020, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from the Independent Accountants, present fairly the consolidated financial condition of Borrower as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. The unaudited consolidated balance sheet of Borrower as at June 30, 2023, and the related unaudited consolidated statements of income and cash flows for the six-month period ended on such date, present fairly the consolidated financial condition of Borrower as at such date, and the consolidated results of its operations and its consolidated cash flows for the six-month period then ended (subject to normal year end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). Except as provided on Schedule 3.1(b), no Loan Party has any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long term leases or unusual forward or long term commitments, including, any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph. During the period from June 30, 2023 to and including the date hereof there has been no Disposition by any Loan Party of any material part of its business or Property.

3.2    No Change. Since December 31, 2022, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

3.3    Corporate Existence; Compliance with Law.

(a)    Each of the Loan Parties (i) is duly incorporated, organized or formed, as applicable, validly existing and (if relevant) in good standing under the laws of the jurisdiction of its incorporation, organization or formation, as the case may be, (ii) has the corporate, company or partnership power and authority, as applicable, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged, (iii) is duly qualified as a foreign corporation, company or partnership, as applicable, and (if relevant) in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, (iv) is in compliance with its Constituent Documents and (v) is in compliance with all Requirements of Law (other than its Constituent Documents) except to the extent that the failure to comply therewith could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)    Each Loan Party has all Permits necessary for the ownership and, if any Loan Party is the operator, operation of its Oil and Gas Properties and the conduct of its businesses except for those Permits the failure of which to have could not reasonably be expected to have a Material Adverse Effect, and is in compliance in all material respects with the terms and conditions of all such Permits. To the Loan Parties’ knowledge, each Person other than any Loan Party operating any Oil and Gas Property has all necessary Permits and is in compliance in all material respects with the terms and conditions of all such Permits.

(c)    The Oil and Gas Properties operated by any Loan Party and, to Borrower’s knowledge, the Oil and Gas Properties operated by any Person other than any Loan Party, have been maintained, operated and developed in a good and workmanlike manner and in conformity in all material respects with all Requirements of Law and in conformity in all material respects with the provisions of all leases, subleases or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of the Oil and Gas Properties; specifically in this connection: (i) no Oil and Gas Property is subject to having allowable production reduced after the Closing Date below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) prior to the Closing Date; and (ii) none of the wells comprising a part of the Oil and Gas Properties (or properties unitized therewith) is deviated from the vertical or horizontal (as applicable) more than the maximum permitted by Requirements of Law, and such wells are, in fact, bottomed under and are producing from, and the wellbores are wholly within, the Oil and Gas Properties (or in the case of wells located on properties unitized therewith, such unitized properties).

3.4    Entity Power; Authorization; Enforceable Obligations. Each Loan Party has the power and authority (corporate or otherwise), and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of Borrower, to borrow hereunder. Each Loan Party has taken all necessary corporate action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of Borrower, to authorize the borrowings on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents except (i) consents, authorizations, filings and notices described in Schedule 3.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 3.21. Each Loan Document has been duly executed and delivered on behalf of each Loan Party that is a party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

3.5    No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law (except to the extent such violations could not reasonably be expected to result in a Material Adverse Effect) or any material Contractual Obligation of any Loan Party and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents). No Requirement of Law or Contractual Obligation applicable to any Loan Party could reasonably be expected to have a Material Adverse Effect. No performance of a Contractual Obligation by any Loan Party, either unconditionally or upon the happening of an event, would result in the creation of a Lien (other than a Permitted Lien) on the Property of any Loan Party.

3.6    Existing Indebtedness. Set forth on Schedule 3.6 is a complete and accurate list of all Indebtedness of each Loan Party outstanding immediately prior to the effectiveness of this Agreement and the making of the Loans hereunder and no Loan Party shall have any Indebtedness except the Indebtedness incurred under this Agreement and any Qualified Hedging Agreement.

3.7    No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to Borrower’s knowledge, threatened by or against any Loan Party or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or (b) that could reasonably be expected to have a Material Adverse Effect.

3.8    No Default. No Loan Party is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

3.9    Ownership of Property.

(a)    Each Loan Party has title in fee simple to, or a valid leasehold interest in, all its Real Property (other than the Oil and Gas Properties), and Defensible Title to, or a valid leasehold interest in, all other Property material to its business (other than the Oil and Gas Properties), and none of such Property is subject to any Lien other than Permitted Liens.

(b)    Each Loan Party has Defensible Title to all of its Oil and Gas Properties which constitute Proved Reserves, and good and defensible title to all of the Oil and Gas Properties which constitute, for applicable state law purposes, “personal” or “movable” property, in each case except for Permitted Liens. The Mortgaged Properties constitute all of the real property (including all oil and gas leases) in which any Loan Party owns an interest.

(c)    The quantum and nature of any interest in and to the Oil and Gas Properties of any Loan Party as set forth in the most recent Reserve Report includes the entire interest of such Loan Party in such Oil and Gas Properties as of the date of such applicable Reserve Report delivered by Borrower to Collateral Agent pursuant to Sections 4.1(g), 5.2(c) or 5.2(d), as applicable, and are complete and accurate in all material respects as of the date of such applicable Reserve Report; and there are no “back-in” or “reversionary” interests held by third parties which could materially reduce the interest of such Loan Party in such Oil and Gas Properties except as reflected in the most recent Reserve Report. The ownership of the Oil and Gas Properties by a Loan Party entitles such Loan Party to the share of the Hydrocarbons produced therefrom or attributable thereto set forth as such Loan Party’s “net revenue interest” therein as set forth in the most recent Reserve Report and does not in any material respect obligate such Loan Party to bear the costs and expenses relating to the maintenance, development or operations of any such Oil and Gas Property in an amount in excess of the “working interest” of such Loan Party in each Oil and Gas Property set forth in the most recent Reserve Report.

(d)    Each Loan Party’s marketing, gathering, transportation, processing and treating facilities and equipment, if any, together with any marketing, gathering, transportation, processing and treating contracts in effect between or among such Loan Party and its Restricted Subsidiaries, on the one hand, and any other Person, on the other hand, are sufficient to gather, transport, process or treat, reasonably anticipated volumes of production of Hydrocarbons from the Oil and Gas Properties, and all related charges are accurately reflected and accounted for in each Reserve Report delivered to Collateral Agent pursuant to this Agreement.

(e)    The Hydrocarbon Interests and operating agreements attributable to the Oil and Gas Properties are in full force and effect in all material respects in accordance with their terms. All rents, royalties and other payments due and payable under such Hydrocarbon Interests and operating agreements have been properly and timely paid.

3.10    Insurance. All policies of insurance of any kind or nature of any Loan Party, including policies of fire, theft, property damage, other casualty, employee fidelity, workers’ compensation and employee health and welfare insurance, are in full force and effect and are of a nature and provide such coverage as is customarily carried by businesses of the size and character of such Loan Party. No Loan Party has been refused insurance for any material coverage for which it had applied or had any policy of insurance terminated (other than at its request).

3.11    Intellectual Property. Each Loan Party owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted. No material claim has been asserted and is pending by any Person challenging or questioning the use by any Loan Party of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor, to Borrower’s knowledge, is there any valid basis for any such claim. The use of Intellectual Property by any Loan Party does not infringe on the rights of any Person in any material respect.

3.12    Taxes. Each Loan Party has filed or caused to be filed all federal, state and other material tax returns, reports and statements (collectively, “Tax Returns”) that are required to be filed by such Loan Party or any of its Tax Affiliates with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed; all such Tax Returns are true and correct in all material respects and correctly reflect the facts regarding the income, business, assets, operations, activities, status or other matters of such Loan Party and any other information required to be shown thereon; each Loan Party has paid, prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for non-payment thereof, all taxes shown to be due and payable on said returns or on any assessments made against it or any of its Property and all other taxes, fees or other charges imposed on it or any of its Property by or otherwise due and payable to any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of such Loan Party); and no tax Lien has been filed against the Property of any Loan Party, and, to Borrower’s knowledge, no claim is being asserted, with respect to any such tax, fee or other charge. No Tax Return is under audit or examination by any Governmental Authority and no notice of such an audit or examination or any assertion of any claim for taxes has been given or made by any Governmental Authority. Proper and accurate amounts have been withheld by each Loan Party and each of its Tax Affiliates from their respective employees for all periods in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable Requirements of Law and such withholdings have been timely paid to the respective Governmental Authorities. No Loan Party (i) intends to treat the Loans or any other transaction contemplated hereby as being a “reportable transaction” (within the meaning of Treasury Regulation 1.6011-4) or (ii) is aware of any facts or events that would result in such treatment. No Loan Party is a party to any tax sharing or allocation agreement.

3.13    Federal Regulations. No part of the proceeds of any Loans will be used for buying or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or Administrative Agent, Borrower will furnish to Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

3.14    Labor Matters. There are no strikes, stoppages or slowdowns or other labor disputes against any Loan Party pending or, to Borrower’s knowledge, threatened that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of any Loan Party have not been in violation of the Fair Labor Standards Act of 1938, as amended, or any other applicable Requirement of Law dealing with such matters that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. All payments due from any Loan Party on account of employee health and welfare insurance that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of such Loan Party.

3.15    ERISA Plans. No Loan Party or Subsidiary thereof maintains or has maintained, nor is or has been any employee of any Loan Party or Subsidiary thereof a beneficiary under, any employee benefit plan that is covered by the Employee Retirement Income Security Act of 1974, as amended from time to time and the rules and regulations promulgated thereunder (“ERISA”), and in respect of which any Loan Party or Subsidiary thereof is an “employer” as defined in Section 3(5) of ERISA (an “ERISA Plan”); nor is or has been any Loan Party or Subsidiary thereof a “commonly controlled entity” with any other Person within the meaning of Section 4001 of ERISA or part of a group that is treated as a single employer under Section 414 of the Code.

3.16    Regulations.

(a)    No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) which limits its ability to incur Indebtedness.

(b)    None of the Loan Parties and their Subsidiaries, and to the knowledge of the Loan Parties, none of the current operators of the Oil and Gas Properties (i) is a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2, or (iii) is a Person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

(c)    Each of the Loan Parties and each of their respective Subsidiaries are in compliance, in all material respects, with the Patriot Act. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

3.17    Capital Stock; Subsidiaries.

(a)    All of the outstanding Capital Stock of each Loan Party and each Subsidiary thereof has been duly authorized and validly issued and is fully paid and non-assessable and, in the case of each Loan Party and Subsidiary other than Borrower, has been duly pledged as Collateral under the Guarantee and Security Agreement and is free and clear of all Liens (except Permitted Liens).

(b)    The Subsidiaries listed on Schedule 3.17 constitute all the Subsidiaries of each Loan Party as of the Closing Date. Schedule 3.17 sets forth as of the Closing Date, the exact legal name as reflected on the certificate of incorporation (or formation) and jurisdiction of incorporation (or formation) of each Subsidiary of any Loan Party and, as to each such Subsidiary, the percentage and number of each class of Capital Stock owned by each Loan Party. On the Closing Date each Subsidiary of Borrower is a Restricted Subsidiary.

(c)    There are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options with respect to Capital Stock of Borrower granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of any Loan Party, except as disclosed on Schedule 3.17.

(d)    No Loan Party owns or holds, directly or indirectly, any Capital Stock of any Person other than any Subsidiary. Borrower owns, directly or indirectly through other Subsidiaries, all of the outstanding Capital Stock of its Subsidiaries. Each Loan Party is a party to the Guarantee and Security Agreement.

(e)    There are no agreements or understandings (other than the Loan Documents and any such agreements or understandings requiring compliance with applicable restrictions of transfer under the Securities Act of 1933) (i) to which any Loan Party is a party with respect to the voting, sale or transfer of any shares of Capital Stock of any Loan Party (other than Borrower) or restricting the transfer or hypothecation of any such shares or (ii) with respect to the voting, sale or transfer of any shares of Capital Stock of any Loan Party (other than Borrower) or restricting the transfer or hypothecation of any such shares.

3.18    Use of Proceeds. The proceeds of the Loans shall be used for the Refinancing and for working capital and general corporate purposes.

3.19    Environmental Matters. Other than exceptions to any of the following that could not, individually or in the aggregate, reasonably be expected to result in the payment of a Material Environmental Amount:

(a)    Each Loan Party and each Subsidiary thereof: (i) is, and within the period of all applicable statutes of limitation has been, in compliance with all applicable Environmental Laws; (ii) holds all Environmental Permits (each of which is in full force and effect) required for any of their current or intended operations or for any property owned, leased, or otherwise operated by any of them; (iii) is, and within the period of all applicable statutes of limitation has been, in compliance with all of their Environmental Permits; and (iv) reasonably believes that: each of their Environmental Permits will be timely renewed and complied with, without material expense; any additional Environmental Permits that may be required of any of them will be timely obtained and complied with, without material expense; and compliance with any Environmental Law that is or is expected to become applicable to any of them will be timely attained and maintained, without material expense.

(b)    There has been no release of Materials of Environmental Concern at, on, under, in, or from any Oil and Gas Property or other real property now or, to Borrower’s knowledge, formerly owned, leased or operated by any Loan Party or any Subsidiary thereof (other than Hydrocarbons held in tank batteries in the ordinary course), or to Borrower’s knowledge at any location to which Materials of Environmental Concern have been sent for re-use or recycling or for treatment, storage, or disposal which could reasonably be expected to (i) give rise to material liability of any Loan Party or any Subsidiary thereof under any applicable Environmental Law or otherwise result in material costs to any Loan Party or any Subsidiary thereof, or (ii) interfere with the continued operations of any Loan Party or any Subsidiary thereof, or (iii) impair the fair saleable value of any Oil and Gas Property or other real property owned or leased by any Loan Party or any Subsidiary thereof.

(c)    There is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under or relating to any Environmental Law or Environmental Permit to which any Loan Party or any Subsidiary thereof is, or to Borrower’s knowledge, will be, named as a party that is pending or, to Borrower’s knowledge, threatened.

(d)    No Loan Party or any Subsidiary thereof has received any written request for information, or been notified that it is a potentially responsible party under or relating to the federal Comprehensive Environmental Response, Compensation, and Liability Act or any similar Environmental Law, or with respect to any Materials of Environmental Concern.

(e)    No Loan Party or any Subsidiary thereof has entered into or agreed to any consent decree, order, or settlement or other agreement, or is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum for dispute resolution, relating to compliance with or liability under any Environmental Law.

3.20    Accuracy of Information, etc.

No statement or information contained in this Agreement, any other Loan Document or any other document, certificate or statement furnished to either Agent or any Lender by or on behalf of any Loan Party (other than projected financial information, pro forma financial information and information of a general forward-looking nature) for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished, taken as a whole, any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents or in any other documents, certificates and statements furnished to Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

3.21    Security Documents.

(a)    The Guarantee and Security Agreement is effective to create in favor of CAA Collateral Agent, for the benefit of the Secured Parties, a legal, valid, binding and enforceable security interest in the Collateral described therein and proceeds and products thereof. In the case of the Pledged Capital Stock described in the Guarantee and Security Agreement, when any stock certificates representing such Pledged Capital Stock are delivered to CAA Collateral Agent and, in the case of Pledged Capital Stock that is a “security” (as defined in the UCC) but is not evidenced by a certificate, when an instructions agreement, substantially in the form of Annex A to the Guarantee and Security Agreement, has been delivered to CAA Collateral Agent, and in the case of any other Collateral described in the Guarantee and Security Agreement, when financing statements in appropriate form are filed in the offices specified on Schedule 3.21(a)-1 (which financing statements may be filed by CAA Collateral Agent) at any time and such other filings as are specified on Schedule 2 to the Guarantee and Security Agreement have been completed (all of which filings may be filed by CAA Collateral Agent) at any time, the Guarantee and Security Agreement shall constitute a valid Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds and products thereof, as security for the Obligations (as defined in the Guarantee and Security Agreement), in each case prior and superior in right to any other Person (except Permitted Liens). Schedule 3.21(a)-2 lists each UCC Financing Statement that (i) names any Loan Party as debtor and (ii) will remain on file after the Closing Date. Schedule 3.21(a)-3 lists each UCC Financing Statement that (i) names any Loan Party as debtor and (ii) will be terminated on or prior to the Closing Date; and on or prior to the Closing Date, Borrower will have delivered to CAA Collateral Agent, or caused to be filed, duly completed UCC termination statements, signed by the relevant secured party, in respect of each such UCC Financing Statement.

(b)    Each of the Mortgages is effective to create in favor of CAA Collateral Agent, for the benefit of the Secured Parties, a legal, valid, binding and enforceable Lien on the Mortgaged Properties described therein and proceeds and products thereof; and when the Mortgages are filed in the offices specified on Schedule 3.21(b) (in the case of Mortgages to be executed and delivered on the Closing Date) or in the recording office designated by Borrower and Collateral Agent (in the case of any Mortgage to be executed and delivered pursuant to Section 5.11(c)), each Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties described therein and the proceeds and products thereof, as security for the Secured Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person (other than Persons holding Liens or other encumbrances or rights permitted by the relevant Mortgage).

3.22    Solvency. After giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith the Loan Parties, on a consolidated basis, are Solvent.

3.23    Gas Imbalances. Except as set forth in Schedule 3.23, on a net basis there are no Gas Imbalances, take or pay or other prepayments with respect to any Oil and Gas Properties which would require any Loan Party to deliver Hydrocarbons produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor.

3.24    Hedging Agreements. Schedule 3.24 (which Schedule 3.24 shall be deemed supplemented by any certificate delivered by Borrower pursuant to Section 5.2(b) (so long as no Default or Event of Default has occurred and is continuing at the time of delivery thereof)) sets forth a true and complete list of all commodity price Hedging Agreements with any Person in effect as of the Closing Date of each Loan Party, the material terms thereof (including the type, term, effective date, termination date, notional amounts or volumes and swap or strike prices, as the case may be), all credit support agreements relating thereto (including any margin required or supplied), and the counterparty to each such agreement.

3.25    Reserve Reports. To Borrower’s knowledge, (i) the assumptions stated or used in the preparation of each Reserve Report are reasonable (it being understood by Collateral Agent and the Lenders that assumptions as to future results are subject to uncertainty and that no assurance can be given that any particular projections will be realized to the extent beyond any Loan Party’s control), (ii) all information furnished by any Loan Party to the Petroleum Engineers for use in the preparation of each Reserve Report was accurate in all material respects at the time furnished, (iii) there has been no decrease in the amount of the estimated Proved Reserves shown in any Reserve Report since the date thereof, except for changes which have occurred as a result of production in the ordinary course of business, and (iv) at the time furnished, no Reserve Report omitted any statement or information necessary to cause the same not to be misleading to Collateral Agent and the Lenders in any material respect.

3.26    Sale of Production. No Oil and Gas Property is subject to any contractual or other arrangement (i) whereby payment for production is or can be deferred for a substantial period after the month in which such production is delivered (in the case of oil, not in excess of 60 days, and in the case of gas, not in excess of 90 days) or (ii) whereby payments are made to any Loan Party other than by checks, drafts, wire transfer advices or other similar writings, instruments or communications for the immediate payment of money. Except for production sales contracts, processing agreements, transportation agreements and other agreements relating to the marketing of production that are listed on Schedule 3.26 in connection with the Oil and Gas Properties to which such contract or agreement relates: (i) no Oil and Gas Property is subject to any contractual or other arrangement for the sale, processing or transportation of production (or otherwise related to the marketing of production) which cannot be canceled on one year’s (or fewer) notice, and (ii) all contractual or other arrangements for the sale, processing or transportation of production (or otherwise related to the marketing of production) are bona fide arm’s length transactions made on the best terms available with third parties not affiliated with any Loan Party. Each Loan Party is presently receiving a price for all production from (or attributable to) each Oil and Gas Property covered by a production sales contract or marketing contract listed on Schedule 3.26 that is computed in accordance with the terms of such contract. All production and sales of Hydrocarbons produced or sold from any Oil and Gas Properties has been accounted for and paid to the Persons entitled thereto, in compliance in all material respects with all applicable Requirements of Law.

3.27    Contingent Obligations. There will be no material Contingent Obligations of any Loan Party existing as of the Closing Date.

3.28    Bank Accounts. Schedule 3.28 lists all accounts maintained by or for the benefit of any Loan Party with any bank or financial institution.

3.29    No Burdensome Restrictions. Except as set forth on Schedule 3.29, neither Borrower nor any Restricted Subsidiary is a party to or bound by any contract, or subject to any restriction in any Constituent Document, or any Requirement of Law, which would reasonably be expected to have a Material Adverse Effect.

3.30    Material Contracts. As of the date of this Agreement, (a) all material contracts of the Borrower and its Restricted Subsidiaries required under the rules and regulations of the Securities Exchange Act of 1934, including Item 601 thereof, to be filed with the SEC have been filed and are publicly available, (b) except as set forth on Schedule 3.30 there are no agreements with or among Borrower, any Subsidiary of Borrower and any related persons required to be described pursuant to the rules and regulations of the Securities Exchange Act of 1934, including Item 404 and (c) except as set forth on Schedule 3.30, none of Borrower or any Restricted Subsidiary is a party to any midstream transportation agreement containing minimum volume commitment or similar obligations.

ARTICLE IV
CONDITIONS PRECEDENT

4.1    Conditions to Closing Date. The effectiveness of this Agreement is conditioned on the Closing Date occurring not later than four Business Days following the date hereof (the “outside date”). If the Closing Date does not occur on or prior to the outside date, unless Borrower, the Agents and each Lender otherwise agree in writing, this Agreement shall terminate and be not further effect. The obligations of the Agents and each Lender hereunder and the agreement of each Lender to make the Loans requested to be made by it hereunder are subject to the satisfaction, on or prior to the Closing Date, of the following conditions precedent:

(a)    Loan Documents. Subject to Section 6.24, each Agent shall have received the following documents, in each case executed and delivered by a duly authorized officer of each of the parties thereto: (i) this Agreement, (ii) the Collateral Agency Agreement, (iii) the Guarantee and Security Agreement for each Loan Party and (iv) a Mortgage covering each of the Mortgaged Properties.

(b)    Pledged Capital Stock; Stock Powers; Acknowledgment and Consent; Pledged Notes. CAA Collateral Agent shall have received (i) the certificates representing the shares of Capital Stock that are certificated securities and that are pledged pursuant to the Guarantee and Security Agreement, if any, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, (ii) in the case of Capital Stock that is a “security” (as defined in the UCC) but is not evidenced by a certificate, an instructions agreement, substantially in the form of Annex A to the Guarantee and Security Agreement, duly executed by any issuer of Capital Stock pledged pursuant to the Guarantee and Security Agreement, and (iii) each promissory note pledged pursuant to the Guarantee and Security Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank satisfactory to Collateral Agent) by the pledgor thereof.

(c)    Filings, Registrations and Recordings. Each document (including any UCC financing statement) required by the Security Documents or under law or reasonably requested by Collateral Agent to be filed, registered or recorded in order to create in favor of CAA Collateral Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Permitted Liens), shall have been filed, registered or recorded or shall have been delivered to CAA Collateral Agent in proper form for filing, registration or recordation.

(d)    Constituent Documents. All documents establishing or implementing the ownership, capital and corporate, organizational, tax and legal structure of each Loan Party shall be reasonably satisfactory to the Agents.

(e)    Pro forma Balance Sheet; Financial Statements. The Lenders shall have received (i) the Pro Forma Balance Sheet, (ii) audited consolidated financial statements of Borrower for the 2020, 2021 and 2022 fiscal years and (iii) unaudited interim consolidated financial statements of Borrower since December 31, 2022 for each fiscal quarter ended subsequent to the date of the latest applicable financial statements delivered pursuant to clause (ii) of this paragraph as to which such financial statements are available; and such financial statements shall not, in the reasonable judgment of Administrative Agent or the Lenders, reflect any Material Adverse Effect since December 31, 2022.

(f)    Legal Opinions. The Agents shall have received the executed legal opinion of Vinson & Elkins LLP, counsel to the Loan Parties, with respect to such matters as may be reasonably requested by the Agents, and in form and substance reasonably satisfactory to the Agents.

(g)    Initial Reserve Report. The Agents shall have received a Reserve Report with respect to the Oil and Gas Properties of Borrower and its Restricted Subsidiaries, dated effective as of August 1, 2023, and otherwise in such form and substance as may be reasonably acceptable to Collateral Agent and the Lenders.

(h)    Oil and Gas Properties. Collateral Agent shall have received a true and complete list of all Oil and Gas Properties of Borrower and each Restricted Subsidiary, including all contracts under which Borrower or any Restricted Subsidiary has the right to earn, purchase or otherwise acquire an ownership or revenue interest in any Hydrocarbon Interests of any other Person, and all other Real Property.

(i)    Insurance. The Agents shall have received a summary of the insurance carried in respect of each Loan Party and its Properties, including copies of all relevant insurance policies (which insurance shall be for such amounts, against such risk, covering such liabilities and with such deductibles or self-insured retentions as are acceptable to Collateral Agent) and certificates of insurance, satisfying the requirements of Section 5.7(b) and otherwise reasonably satisfactory to Collateral Agent, naming CAA Collateral Agent, for the ratable benefit of the Secured Parties, as “lender loss payee” under its property loss policies and as “additional insured” on its comprehensive and general policies and providing that they shall not be canceled, amended or changed without at least 30 days’ (ten days’ for nonpayment) written notice to CAA Collateral Agent.

(j)    Budget. The Lenders shall have received a budget for Borrower and its Restricted Subsidiaries for the 2024 fiscal year which budget shall be reasonably acceptable to Collateral Agent and the Lenders.

(k)    Lien Searches. The Agents shall have received the results of a recent lien search in each of the jurisdictions or offices in which UCC financing statements or other filings or recordations should be made to evidence or perfect (with the priority required under the Loan Documents) security interests in all assets of the Loan Parties (or would have been made at any time during the five years immediately preceding the Closing Date to perfect Liens on any assets owned on the Closing Date by any Loan Party), and such search shall reveal no Liens on any of the assets of any Loan Party, except for Permitted Liens or Liens set forth on Schedule 3.21(a)-3 that were or will be terminated, released or otherwise discharged on or prior to the Closing Date pursuant to documentation satisfactory to each Agent.

(l)    Environmental Matters. The Agents shall have received, if requested by either Agent, a written environmental assessment regarding Borrower and its Restricted Subsidiaries, prepared by an environmental consultant acceptable to Collateral Agent, in form, scope, and substance satisfactory to Collateral Agent, together with a letter from the environmental consultant permitting Collateral Agent and the Lenders to rely on the environmental assessment as if addressed to and prepared for each of them.

(m)    Closing Certificates. Administrative Agent shall have received a certificate of each Loan Party, dated the Closing Date, in form and substance acceptable to Administrative Agent and with appropriate insertions and attachments, (i) certifying as to the Constituent Documents, the resolutions authorizing the Loan Documents and the transactions contemplated thereby, and the officers thereof, and (ii) confirming compliance with the conditions precedent set forth in Sections 4.1(p), (q), (s) and (t).

(n)    Solvency. The Lenders shall have received a Solvency Certificate which shall document the solvency of the Loan Parties on a consolidated basis after giving effect to the transactions contemplated hereby.

(o)    Other Certifications. Administrative Agent shall have received the following:

(i)    a copy of the charter of each Loan Party and each amendment thereto, certified (as of a date reasonably near the date of the initial extension of credit) as being a true and correct copy thereof by the Secretary of State or other applicable Governmental Authority of the jurisdiction in which each such Loan Party is organized;

(ii)    a copy of a certificate of the Secretary of State or other applicable Governmental Authority of the jurisdiction in which each Loan Party is organized, dated reasonably near the date of the initial extension of credit, listing the charter of such Loan Party and each amendment thereto on file in such office and certifying that (A) such amendments are the only amendments to such Loan Party’s charter on file in such office, (B) such Loan Party has paid all franchise taxes to the date of such certificate and (C) such Loan Party is duly organized and in good standing under the laws of such jurisdiction;

(iii)    an electronic confirmation from the Secretary of State or other applicable Governmental Authority of each jurisdiction in which each such Loan Party is organized certifying that such Loan Party is duly organized and in good standing under the laws of such jurisdiction on the date of the initial extension of credit; prepared by, or on behalf of, a filing service acceptable to Administrative Agent; and

(iv)    a copy of a certificate of the Secretary of State or other applicable Governmental Authority of the State of Texas, dated reasonably near the date of the initial extension of credit, stating that each Loan Party is duly qualified and in good standing as a foreign corporation or entity in each such jurisdiction and has filed all annual reports required to be filed to the date of such certificate; and electronic confirmation, from the Secretary of State or other applicable Governmental Authority of each such jurisdiction on the date of the initial extension of credit as to the due qualification and continued good standing of each such Person as a foreign corporation or entity in each such jurisdiction on or about such date, prepared by, or on behalf of, a filing service acceptable to Administrative Agent.

(p)    Approvals. Permits and third party approvals necessary or, in the sole discretion of Administrative Agent, advisable to be obtained by a Loan Party in connection with this Agreement, the other Loan Documents and the continuing operations of Borrower and its Restricted Subsidiaries and the transactions contemplated hereby shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the financing contemplated hereby.

(q)    No Material Adverse Effect. Since December 31, 2022, no development, event or circumstance that has had or could reasonably be expected to have a Material Adverse Effect shall have occurred and be continuing.

(r)    Due Diligence. The Agents shall have completed a satisfactory due diligence review of the Loan Parties, including with respect to its company organization, business prospects, title to properties, tax, legal and accounting issues. The Lenders shall have completed a satisfactory due diligence review of Borrower, including its business prospects, title to its properties (including the Title Opinions relating to) and tax, legal, environmental and accounting issues.

(s)    Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to any Loan Document shall be true and correct on and as of the Closing Date or, with respect to any representations and warranties that are by their express terms made as of a specified earlier date, on and as of such earlier date.

(t)    No Default. No Default or Event of Default shall have occurred and be continuing on the Closing Date.

(u)    Additional Documents. The Agents and each Lender shall have received such other documents, agreements, certificates and information as such Persons shall reasonably request.

(v)    Beneficial Ownership. Administrative Agent and the Lenders shall have received, at least five Business Days prior to the Closing Date, all documentation and other information requested by Administrative Agent or any Lender or required by regulatory authorities in order for Administrative Agent and the Lenders to comply with requirements of any anti-money laundering laws, including the Patriot Act and any applicable “know your customer” rules and regulations. Borrower shall have delivered to Administrative Agent, and directly to any Lender requesting the same, a Beneficial Ownership Certification in relation to it (or a certification that such Borrower qualifies for an express exclusion from the “legal entity customer” definition under the Beneficial Ownership Regulations), in each case at least five Business Days prior to the Closing Date.

(w)    Refinancing. The Agents shall have received evidence satisfactory to each that concurrently with the advancement of Loans hereunder the Refinancing shall occur; and each Agent shall have received true and correct copies of the definitive documentation effecting such Refinancing, which shall be in form and substance reasonably satisfactory to Agents and the Lenders.

(x)    Fees. The Lenders and the Agent shall have received all fees required to be paid and Borrower shall have reimbursed Administrative Agent, Collateral Agent, the Lenders and their respective affiliates for all expenses incurred for which it is obligated, in each case, under any Loan Document (including reasonable fees, disbursements and other charges of counsel to Administrative Agent, Collateral Agent and the Lenders), on or before the Closing Date. All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by Borrower to Administrative Agent on or before the Closing Date.

4.2    Conditions Deemed Fulfilled. Except to the extent that Borrower has disclosed in the Borrowing Notice that an applicable condition specified in Section 4.1 will not be satisfied as of the Closing Date, Borrower shall be deemed to have made a representation and warranty as of such time that the conditions specified in Section 4.1 have been satisfied. No such disclosure by Borrower that a condition specified in Section 4.1 will not be satisfied as of Closing Date shall affect the right of each Lender not to make the Loans requested to be made by such Lender if such condition has not been satisfied at such time.

ARTICLE V
AFFIRMATIVE COVENANTS

Borrower hereby agrees that, from and after the Closing Date, and for so long as any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, Borrower shall, and shall cause each of its Restricted Subsidiaries to:

5.1    Financial Statements. Furnish to Administrative Agent and each Lender:

(a)    as soon as available, but in any event within 90 days after the end of each fiscal year of Borrower, commencing with the fiscal year ending December 31, 2023, a copy of the audited consolidated balance sheet of Borrower and its Restricted Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures as of the end of and for the previous year, together with a narrative discussion and analysis of the financial condition and results of operations of Borrower and its Restricted Subsidiaries for such fiscal year as compared to the previous year, and reported on without a “going concern” or like qualification or exception (other than a “going concern” or other qualification that results solely from any Indebtedness being scheduled to mature to occur within one year from the time such audit opinion is delivered or from a potential or actual inability to satisfy a financial covenant for a future time period), or qualification arising out of the scope of the audit, by the Independent Accountants;

(b)    as soon as available, but in any event not later than 60 days after the end of each fiscal quarter of each fiscal year of Borrower, (i) unaudited interim consolidated financial statements of Borrower for such fiscal quarter, together a narrative discussion and analysis of the financial condition and results of operations of Borrower and its Restricted Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the portion of the Projections covering such periods and to the comparable periods of the previous year, and (ii) a calculation showing Borrower’s Excess Cash Flow and LQA EBITDAX for such quarter; and

(c)    such other information as Administrative Agent or Collateral Agent may from time to time request, with all such information promptly being made available to each Lender.

All such financial statements delivered pursuant to this Section 5.1 shall be complete and correct in all material respects and prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by the Independent Accountants or Responsible Officer, as the case may be, and disclosed therein, and quarterly financial statements shall be subject to normal year-end audit adjustments and need not be accompanied by footnotes).

Borrower will be deemed to have furnished such reports to the Agents and Lenders if it has filed such reports with the U.S. Securities Exchange Commission using the EDGAR filing system and such reports are publicly available.

5.2    Collateral Reporting. Furnish to Collateral Agent and make available to each Lender upon request:

(a)    as soon as available, but in any event within 60 days after the end of each fiscal quarter, a report, in form and substance reasonably satisfactory to Collateral Agent, setting forth a statement of net production and sales proceeds of all Hydrocarbons produced from the Oil and Gas Properties, together with such other information as Collateral Agent may reasonably request;

(b)    as soon as available, but in any event within 60 days after the end of each quarterly period of each fiscal year, a report, in form and substance reasonably satisfactory to Collateral Agent, setting forth as of the last Business Day of such quarterly period, a summary of the hedging positions of each Loan Party under all Hedging Agreements (including any contracts of sale which provide for prepayment for deferred shipment or delivery of Hydrocarbons or other commodities) of each Loan Party, including the type, term, effective date, termination date and notional principal amounts or volumes, the hedged price(s), interest rate(s) or exchange rate(s), as applicable, and any new credit support agreements relating thereto;

(c)    (i) on or beforeMarch 1st of each year, a Reserve Report covering the Loan Parties’ Proved Reserves prepared by the Petroleum Engineers dated as of December 31 of the previous year; (ii) promptly upon written request by Collateral Agent, a Reserve Report prepared by the Petroleum Engineers dated as of the first day of the month during which Borrower receives such request; provided that, unless a Default or an Event of Default shall then be continuing, Collateral Agent may request, at Borrower’s cost and expense, no more than one such Reserve Reports during any 12-month period, with any additional requests for updated Reserve Reports during any such period to be at Collateral Agent’s cost and expense, and after the occurrence and during the continuance of a Default or Event of Default, Collateral Agent may, from time to time, request such Reserve Reports at the sole cost and expense of Borrower, in each case together with an accompanying report on, since the date of the last Reserve Report previously delivered hereunder, Oil and Gas Property sales, Oil and Gas Property purchases and changes in categories concerning the Oil and Gas Properties owned by the Loan Parties which have attributable to them Proved Reserves and containing information and analysis with respect to the Proved Reserves of the Loan Parties as of the date of such report and the PV 10 Value; and (iii) together with each Reserve Report furnished pursuant to (i) or (ii), (A) any updated production history of the Proved Reserves of the Loan Parties as of such date, (B) the lease operating expenses attributable to the Oil and Gas Properties of the Loan Parties for the prior 12-month period, (C) any other information as to the operations of Borrower and its Restricted Subsidiaries as reasonably requested by Collateral Agent and (D) such additional data and information concerning pricing, quantities, volume of production and production imbalances from or attributable to the Oil and Gas Properties with respect thereto as Collateral Agent may reasonably request;

(d)    as soon as available, but in any event within 60 days after the end of each quarterly period of each year, a Reserve Report covering the Loan Parties’ Proved Developed Producing Reserves as well as the Proved Developed Producing Reserves expected to result from each Project for which drilling and completion operations have commenced but which is not yet recognized as Proved Developed Producing Reserves in the Reserve Report. Such Reserve Report shall be prepared as of the end of the calendar quarter, which report may be prepared by petroleum engineers who are employees of Borrower (rather than the Petroleum Engineers), together with an accompanying report on Oil and Gas Property sales, Oil and Gas Property purchases and changes in categories since the date of the last Reserve Report previously delivered under this Agreement, both in the same form and substance as the Reserve Reports referred to in Section 5.2(c), each such Reserve Report having been prepared by or at the direction of Borrower and (together with the related PV 10 Value calculation and the lease operating expenses attributable to the Oil and Gas Properties of the Loan Parties for the prior quarter) having been certified in writing by the senior petroleum engineer of Borrower as to the truth and accuracy of the historical information utilized to prepare the Reserve Report and the estimates included therein;

(e)    to the extent not previously disclosed to Collateral Agent, promptly upon the acquisition thereof, a listing of any Hydrocarbon Interests or Real Property acquired by any Loan Party at a purchase price in excess of $20,000,000 (or the aggregate purchase price of all such acquisitions exceeds $20,000,000), in each case since the date of the most recent list delivered pursuant to this Section 5.2(e) (or, in the case of the first such list so delivered, since the Closing Date);

(f)    reports, certifications, engineering studies, environmental assessments or other written material or data requested by, and in form, scope and substance reasonably satisfactory to, Collateral Agent, in the event that Collateral Agent at any time has a reasonable basis to believe that there may be a material violation of any Environmental Law or a condition at any Property owned, operated or leased by any Loan Party that could reasonably give rise to a Material Adverse Effect, or if an Event of Default has occurred and is continuing; provided that if any Loan Party fails to provide such reports, certifications, engineering studies or other written material or data within 75 days after the request of Collateral Agent, Collateral Agent shall have the right, at such Loan Party’s sole cost and expense, to conduct such environmental assessments or investigations as may reasonably be required to enable Collateral Agent to determine whether each of the Loan Parties is in material compliance with Environmental Laws;

(g)    prior to any Asset Sale, or any series of related Asset Sales, anticipated to generate in excess of $25,000,000 in aggregate Net Cash Proceeds, at least ten days’ prior written notice of such Asset Sale, which notice shall (i) describe such Asset Sale or the nature and material terms and conditions of such transaction and (ii) state the estimated Net Cash Proceeds anticipated to be received by any Loan Party;

(h)    [Reserved].

(i)    as soon as is practicable following the written request of Collateral Agent, (i) and in any event within 75 days after the end of each fiscal year, a report in form and substance satisfactory to Collateral Agent and the Lenders outlining all material insurance coverage maintained as of the date of such report by each Loan Party and the duration of such coverage and (ii) evidence reasonably satisfactory to Collateral Agent that all premiums then due and payable with respect to such coverage have been paid and confirming that CAA Collateral Agent has been named as loss payee or additional insured, as applicable;

(j)    concurrently with the delivery of each Reserve Report hereunder, an updated Wells in Progress Report and an updated Capital Plan covering at least the Qualifying Projects expected to commence drilling operations in the next calendar quarter, containing a certificate of a Responsible Officer substantially in the form of Exhibit L; and

(k)    upon request by Collateral Agent, such other reports and information with respect to the Oil and Gas Properties of the Loan Parties, the other Collateral or the financial condition of the Loan Parties as may be so requested, with all such other reports and information promptly being made available to each other Lender upon request.

Each delivery of a Reserve Report by Borrower to Collateral Agent pursuant to this Agreement shall constitute a representation and warranty by Borrower to Administrative Agent, Collateral Agent, and the Lenders (a) with respect to the matters referenced in Section 3.9(c), (b) that the Loan Parties own the Oil and Gas Properties specified therein free and clear of any Liens (except Permitted Liens) and (c) that the Mortgaged Properties constituting at least 95% of the PV 10 Value of all Proved Reserves covered therein are subject to an Acceptable Security Interest.

5.3    Certificates; Other Information. Furnish to each Agent, and make available to each Lender:

(a)    concurrently with the delivery of any financial statements pursuant to Section 5.1, (i) a Compliance Certificate of a Responsible Officer (A) stating that, to the best of such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by such Loan Party, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, and (B) containing all information and calculations necessary for determining compliance by the Loan Parties with the provisions of this Agreement referred to therein as of the last day of the calendar month, fiscal quarter or fiscal year of Borrower, as the case may be, (ii) to the extent not previously disclosed to Collateral Agent, in writing, an updated listing of any Oil and Gas Properties, Hydrocarbon Interests or other Real Property, or with respect to which any Loan Party shall acquire a right to earn, purchase or otherwise acquire, since the date of the most recent updated list delivered pursuant to this clause (ii) (or, in the case of the first such list so delivered, since the Closing Date) and (iii) authorization to file any UCC financing statements or other filings specified in such Compliance Certificate as being required to be delivered therewith;

(b)    as soon as available (and in any event no later than the earlier of (x) 75 days after the end of each fiscal year of Borrower and (y) the filing by Borrower each year of its Annual Report on Form 10-K with the U.S. Securities Exchange Commission using the EDGAR filing system with respect to such preceding fiscal year of Borrower) a detailed consolidated budget for the following four fiscal quarters (including a projected consolidated balance sheet of Borrower and its Restricted Subsidiaries as of the end of the following four fiscal quarters, and the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto) (collectively, the “Projections”) and a reconciliation of the actual expenditures, consolidated balance sheet, and consolidated statements of cash flow for the immediately preceding fiscal quarter to the previously projected expenditures, consolidated balance sheet, and consolidated statements of cash flow for the such fiscal quarter and (ii) and, as soon as available, significant revisions, if any, of such budget and Projections with respect to such fiscal quarters, which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect; and be in a format and with such detail as Collateral Agent may request.

(c)    as soon as possible and in any event within five days of obtaining knowledge thereof: (i) notice of any development, event, or condition that, individually or in the aggregate with other developments, events or conditions that, individually or in the aggregate, could reasonably be expected to result in the payment by the Loan Parties in the aggregate, of a Material Environmental Amount; and (ii) any notice that any Governmental Authority has taken action to or may deny any application for an Environmental Permit or other material permit sought by, or revoke or refuse to renew any such Permit held by any Loan Party or operator of any Oil and Gas Property or condition approval of any such Permit on terms and conditions if the effect of any such action would have a material adverse effect on any Loan Party or operator of any Oil and Gas Property, or to the operation of any of its businesses or any property owned, leased or otherwise operated by such Person or to the development of or production from any Oil and Gas Property;

(d)    within five Business Days after receipt thereof by any Loan Party, copies of each final management letter, exception report or similar letter or report received by such Loan Party from its Independent Accountant;

(e)    (i) no later than 10 Business Days prior to the effectiveness thereof, copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification with respect to any Constituent Document of any Loan Party, and (ii) promptly upon execution of any amendment, supplement, waiver or other modification described in clause (i) above, a fully executed copy thereof; and

(f)    promptly, such additional collateral information as Administrative Agent or Collateral Agent, may from time to time reasonably request, with all of such additional collateral information promptly being made available to each Lender.

5.4    Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all of its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Loan Party obligated therefor.

5.5    Maintenance of Existence; Compliance with Obligations, Requirements, etc.

(a)    (i) Preserve, renew and keep in full force and effect its corporate or other existence and (ii) take all reasonable action to maintain all rights, privileges, franchises, Permits and licenses necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 6.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b)    To the extent not in conflict with this Agreement or the other Loan Documents, comply with all (i) Contractual Obligations and Constituent Documents and (ii) Permits and Requirements of Law, and use its reasonable efforts to cause all employees, crew members, agents, contractors and subcontractors of any Loan Party to comply with all Permits and Requirements of Law as may be necessary or appropriate to enable such Loan Party so to comply, except, in the case of Contractual Obligations, Permits and Requirements of Law, where the failure to comply could not reasonably be expected to result in a Material Adverse Effect.

5.6    Operation and Maintenance of Property.

(a)    Keep, preserve and maintain all Property and systems, including all improvements, personal property and equipment, useful and necessary in its business in good working order and condition in accordance with the general practice of other businesses of similar character and size (ordinary wear and tear excepted) and make all necessary repairs, renewals and replacements so that its business may be property conducted at all times.

(b)    To the extent that the Oil and Gas Properties are operated by any Loan Party, act as a prudent operator in an effort to identify and prevent the occurrence of any drainage of Hydrocarbons from the Oil and Gas Properties and carry out all such operations as would a reasonable and prudent operator in accordance with standard industry practices; and, to the extent that the Oil and Gas Properties are not operated by any Loan Party, utilize the property and contractual rights of each Loan Party as a prudent owner in an effort to identify and prevent the occurrence of any drainage of Hydrocarbons from the Oil and Gas Properties and to cause the reasonable and prudent operation thereof in accordance with standard industry practices and applicable leases and other contracts.

(c)    Promptly pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all rentals, royalties, expenses and indebtedness accruing under the leases or other agreements affecting or pertaining to its Oil and Gas Properties or other material Properties and will do all other things necessary to keep unimpaired their rights with respect thereto and prevent any forfeiture thereof or default thereunder.

(d)    Promptly perform or make reasonable and customary efforts to cause to be performed, in accordance with industry standards, the obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its Properties.

(e)    To the extent any Loan Party is not the operator of any Oil and Gas Properties or other material Properties, use its best efforts to cause the operator to comply with this Section 5.6.

5.7    Insurance.

(a)    Maintain with financially sound and reputable insurance companies insurance on all its Property meeting the requirements of the Guarantee and Security Agreement and in at least such amounts and against at least such risks (but including in any event general liability) as are usually insured against in the same general area by companies engaged in the same or a similar business, with such deductibles as are reasonably acceptable to Collateral Agent.

(b)    Name CAA Collateral Agent, for the ratable benefit of the Secured Parties, as “loss payee” under its casualty loss policies and CAA Collateral Agent as “additional insured” on its comprehensive and general liability policies and cause all such casualty loss policies to be reasonably satisfactory to Collateral Agent in all respects and provide that they shall not be canceled, amended or changed without at least 30 days’ (ten days’ for nonpayment) written notice to CAA Collateral Agent, it being understood, that, so long as no Event of Default has occurred and is continuing, Net Cash Proceeds of any insurance policies shall be applied in accordance with Sections 2.7 and 2.9.

5.8    Inspection of Property; Books and Records; Discussions.

(a)    Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities.

(b)    Permit Administrative Agent and Collateral Agent, or any of their respective agents or representatives thereof, from time to time during Borrower’s normal business hours, as often as may be reasonably requested and upon two Business Days’ notice (except that, during the continuance of an Event of Default, no such notice shall be required) to (i) go upon, examine, inspect and remain on the Properties of any Loan Party, (ii) during any such visit, inspect and verify the amount, character and condition of any of the Property of any Loan Party, (iii) during any such visit, examine and, at Borrower’s cost and expense, make copies of and abstracts from the records and books of account of any Loan Party, and (iv) discuss the affairs, finances and accounts of any Loan Party with any of their respective officers, directors, employees, Independent Accountants or Petroleum Engineers, it being understood that, except as otherwise stated in clause (iii) above, Administrative Agent and Collateral Agent will pay the costs and expenses incurred by it in exercising its rights under this Section 5.8(b); provided that after the occurrence and during the continuation of an Event of Default, Borrower shall reimburse Administrative Agent and Collateral Agent promptly after a request therefor for the reasonable costs and expenses incurred by it in connection with the exercise of its rights under this Section 5.8(b).

(c)    Authorize the Independent Accountants of Borrower (i) to disclose to Administrative Agent or any Lender any and all financial statements and other information of any kind, as Administrative Agent or any Lender reasonably requests, from Borrower and which the Independent Accountants may have with respect to the business, financial condition, results of operations or other affairs of any Loan Party and (ii) to disclose and provide copies of the Independent Accountants work papers and other information pertaining the preparation by it of the consolidated financial statements of Borrower to any accounting firm or financial service consultant retained by an Agent or any Lender and identified to Borrower for purposes reviewing the books, records and financial statements of the Loan Parties.

5.9    Notices. Promptly, and in any event within five Business Days after Borrower’s knowledge thereof, give notice to Administrative Agent and each Lender of:

(a)    the occurrence of any Default or Event of Default;

(b)    any (i) default or event of default (or alleged default) under any Contractual Obligation of any Loan Party or (ii) litigation, investigation or proceeding which may exist at any time between any Loan Party and any Governmental Authority, that in case of clause (i) or (ii), if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c)    any litigation or proceeding affecting any Loan Party in which the damages claimed are not covered by insurance is $20,000,000 or more or in which injunctive or similar relief is sought; and

(d)    any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 5.9 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action any Loan Party proposes to take with respect thereto.

5.10    Environmental Laws.

(a)    Comply in all material respects with, and ensure compliance in all material respects at any Property owned, leased or operated by any Loan Party by or Subsidiary, if any, with, all applicable Environmental Laws and Environmental Permits, and obtain and comply in all material respects with any and all Environmental Permits required by applicable Environmental Laws with respect to any Property owned, leased or operated by any Loan Party.

(b)    Conduct and complete all investigations, studies, sampling and testing, and all reporting, investigative, remedial, removal and other actions required under Environmental Laws as a result of a release of or the threatened release of Materials of Environmental Concern, and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

(c)    As soon as available, and in any case within five Business Days prior to the closing of any acquisition of Oil and Gas Properties by a Loan Party for which Borrower reasonably believes that liability of any Loan Party for environmental remediation potentially associated with the ownership or operation of all such Oil and Gas Properties (exclusive of usual and customary platform maintenance, refurbishment and abandonment obligations) is expected to exceed a Material Environmental Amount, deliver to Collateral Agent an environmental report covering such Oil and Gas Properties to be acquired, in form and substance reasonably satisfactory to Collateral Agent.

(d)    Promptly, but in no event later than five days after the occurrence of a triggering event, notify Collateral Agent in writing of any action, investigation or inquiry by any Governmental Authority or any demand by any landowner or other third party against any Loan Party or its Properties of which Borrower has knowledge in connection with any Environmental Laws (excluding routine testing and corrective action) if Borrower reasonably anticipates that such action may result in liability (whether individually or in the aggregate) in excess of a Material Environmental Amount.

(e)    Establish and implement such procedures as may be necessary to continuously determine and assure that the obligations of each Loan Party under this Section 5.10 are timely and fully satisfied.

5.11    Commodity Price Protection.

(a)    Not later than September 30, 2023, enter into and maintain Qualified Hedging Agreements for (x) not less than an average of 27 MBbl/d for the 12-month period ending September 30, 2024 and (y) not less than an average of 15 MBbl/d for the 12-month period ending September 30, 2025.

(b)    Not later than September 30, 2024, enter into and maintain Qualifying Hedging Agreements for not less than an additional average of 10 MBbl/d for the 12-month period ending September 30, 2025.

(c)    All Qualifying Hedging Agreements consisting of swaps, put options and collars together must have either an average price or a floor price equal to at least 85% of the NYMEX Strip Price (without adjustment for any basis differential) as of the date such new Qualified Hedging Agreement is entered into, net of any premiums.

(d)    Provide Collateral Agent a copy of each Hedging Agreement confirmation provided to any Loan Party as soon as practicable, but in any event within five Business Days after the receipt thereof.

5.12    Collateral Matters.

(a)    Subject to Section 6.24, at all times Borrower shall, and shall cause each other Loan Party, to maintain an Acceptable Security Interest in Mortgaged Properties constituting at least (i) 95% of the PV 10 Value of the Loan Parties’ Proved Reserves and (ii) 95% of the book value of Oil and Gas Properties other than Proved Reserves as of Borrower’s most recently ended fiscal quarter (including the fiscal year end) for which its financial statements are available.

(b)    With respect to any Oil and Gas Property or other Property (including any interest of a Loan Party in Oil and Gas Properties acquired as the result of the formation of any pool or unit in accordance with Section 6.19) acquired after the Closing Date by any Loan Party as to which CAA Collateral Agent, for the benefit of the Secured Parties, does not have an Acceptable Security Interest (other than any Real Property not constituting an Oil and Gas Property unless otherwise requested by Collateral Agent), promptly, and in any event within 30 days, (i) execute and deliver to CAA Collateral Agent (with copies to Collateral Agent) such Security Documents or amendments to Security Documents and take all actions, including without limitation, the filing of any financing statements or Mortgages, as Collateral Agent deems necessary or advisable to grant to CAA Collateral Agent, for the benefit of the Secured Parties, an Acceptable Security Interest in such Property, and (ii) if such Property includes Oil and Gas Properties having any Proved Reserves, deliver to Collateral Agent Title Opinions and such other legal opinions relating to the matters described in clause (i) immediately preceding as Collateral Agent may reasonably request, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to Collateral Agent; provided that unless any one Property or a series of Properties is acquired for a purchase price or other consideration in excess of an aggregate $50,000,000, Borrower shall not be required to take the actions specified in this Section 5.12(b) prior to the end of the fiscal quarter in which the acquisition occurs.

(c)    With respect to any new Subsidiary created or acquired by any Loan Party or otherwise becoming a Subsidiary after the Closing Date (other than Unrestricted Subsidiary), promptly, and in any event within 20 days after such creation, acquisition or becoming a Subsidiary, (i) execute and deliver to CAA Collateral Agent (with copies to Collateral Agent) such Security Documents or amendments to Security Documents as Collateral Agent deems necessary or advisable to grant to CAA Collateral Agent, for the benefit of the Secured Parties, a perfected first priority Lien and security interest in the Capital Stock of such new Subsidiary that is owned by any Loan Party (subject only to the Permitted Lien in favor of Collateral Agent), (ii) deliver to CAA Collateral Agent (A) the certificates (if any) representing such Capital Stock, together with undated powers, in blank, executed and delivered by a duly authorized officer of the Loan Party owning such Capital Stock and (B) in the case of a Restricted Subsidiary whose Capital Stock is a security that is not evidenced by certificates, an Instructions Agreement, substantially in the form of Annex A to the Guarantee and Security Agreement, duly executed by such Restricted Subsidiary and each Loan Party owning such Capital Stock, (iii) cause such new Restricted Subsidiary (A) to become a party to the Guarantee and Security Agreement and any other applicable Security Documents (including Mortgages and Control Agreements) and (B) to take such other actions as are necessary or advisable to grant to CAA Collateral Agent for the benefit of the Secured Parties a perfected first priority Lien and security interest in the Collateral described in the Guarantee and Security Agreement with respect to such new Restricted Subsidiary and, pursuant to Mortgages and Control Agreements, all Oil and Gas Properties and bank accounts owned by such Restricted Subsidiary, subject in each case only to Permitted Liens, including the execution and delivery by all necessary third parties of any Control Agreements and Mortgages, the filing of UCC financing statements in such jurisdictions as may be required by the Guarantee and Security Agreement or by law, the filing of any Mortgages in appropriate filing offices and the making of any other filings required by law or as may be requested by Collateral Agent, and (iv) if requested by Collateral Agent, deliver to Collateral Agent legal opinions (including Title Opinions) relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to Collateral Agent.

(d)    Notwithstanding that, by the terms of the various Security Documents, the Loan Parties are and will be assigning to CAA Collateral Agent as further Collateral all of the net proceeds of production from the Mortgaged Properties covered by such Security Documents, so long as no Event of Default has occurred, the Loan Parties may continue to receive from the purchasers of such production all such proceeds, subject, however, to the Liens created under the Security Documents, which Liens are hereby affirmed and ratified. Upon the occurrence and during the continuation of an Event of Default, CAA Collateral Agent or Collateral Agent may exercise all rights and remedies granted under the Loan Documents subject to the terms thereof, including the right to obtain possession of all proceeds of production from such Mortgaged Properties then held by such Loan Parties or to receive directly from the purchasers of production all other proceeds of production. In no case shall any failure, whether intentioned or inadvertent, by CAA Collateral Agent, Collateral Agent or Lenders to collect directly any such proceeds of production from the Mortgaged Properties constitute in any way a waiver, remission or release of any of their rights under the Security Documents, nor shall any release of any proceeds of production from any Oil and Gas Properties by CAA Collateral Agent, Collateral Agent or Lenders to any Loan Parties constitute a waiver, remission, or release of any other proceeds of production from any Oil and Gas Properties or of any rights of CAA Collateral Agent, Collateral Agent or Lenders to collect other proceeds of production from the Oil and Gas Properties thereafter.

5.13    Title Matters.

(a)    Take such actions and execute and deliver such documents and instruments as Collateral Agent may require to ensure that Collateral Agent shall, at all times, have received title reviews or, upon the request of Collateral Agent, supplemental or new Title Opinions, in each case in form and substance satisfactory to Collateral Agent in its sole discretion and reflecting that CAA Collateral Agent has an Acceptable Security Interest in Mortgaged Properties constituting not less than 95% of the PV 10 Value of all Proved Reserves of the Loan Parties.

(b)    Upon request of Collateral Agent, deliver such title information (but not Title Opinions) reasonably acceptable to Collateral Agent with respect to Oil and Gas Properties for which there are no associated Proved Reserves reflecting that CAA Collateral Agent has an Acceptable Security Interest in Mortgaged Properties constituting not less than 95% of the book value of Oil and Gas Properties other than Proved Reserves as of Borrower’s most recently ended fiscal quarter (including the fiscal year end) for which its financial statements are available.

(c)    Within 30 days after (i) a request by Collateral Agent or the Lenders to cure any title defects or exceptions which are not Permitted Liens or (ii) a notice by Collateral Agent that Borrower has failed to comply with this Section, (A) cure such title defects or exceptions which are not Permitted Liens and (B) deliver to Collateral Agent title evidence (including supplemental or new Title Opinions meeting the foregoing requirements), in form and substance acceptable to Collateral Agent in its sole discretion, as to the Loan Parties’ ownership of such Oil and Gas Properties and the Secured Parties’ Liens and security interests therein as are required to maintain compliance with this Section.

5.14    Use of Proceeds. Use the proceeds of the Loans only for the purposes specified in Section 3.18.

5.15    Patriot Act Compliance. Provide such information and take such actions as are reasonably required by Administrative Agent or any Lender in order to assist Administrative Agent and Lenders with compliance with the Patriot Act.

5.16    Further Assurances.

(a)    From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as Administrative Agent or Collateral Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, including an Acceptable Security Interest in favor of CAA Collateral Agent for the benefit of the Secured Parties, or of more fully perfecting or renewing the rights of Administrative Agent, Collateral Agent, and the Lenders with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds or products thereof or with respect to any other Property hereafter acquired by any Loan Party, which may be deemed to be part of the Collateral) pursuant hereto or thereto.

(b)    Upon the exercise by Administrative Agent, Collateral Agent, or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, execute and deliver, or cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that Administrative Agent, Collateral Agent, or such Lender may be required to obtain from Borrower or any of its Restricted Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

(c)    Preserve and protect the Acceptable Security Interest of each respective Mortgage and, if any Lien (other than Permitted Liens) is asserted against a Mortgaged Property, promptly and at its expense, give Collateral Agent a detailed written notice of such Lien and pay the underlying claim in full or take such other action so as to cause it to be released or bonded over in a manner satisfactory to Collateral Agent.

5.17    Designation of Unrestricted Subsidiaries.

(a)    Unless designated as an Unrestricted Subsidiary pursuant to this Section 5.17, any Person that becomes a Subsidiary of Borrower or any of its Restricted Subsidiaries shall be classified as a Restricted Subsidiary. Borrower may designate any Restricted Subsidiary to be an Unrestricted Subsidiary by written notice to Administrative Agent and Collateral Agent if (i) prior, and after giving effect, to such designation, no Default or Event of Default exists and is continuing or would exist and be continuing, (ii) the Borrower is in compliance the covenants set forth in Section 6.1, calculated on a pro forma basis giving effect to such designation, (iii) such Subsidiary is formed solely to facilitate the funding and consummation of an acquisition of assets used or useful to Borrower in the ordinary course of its business and (iv) none of Borrower or any Restricted Subsidiary shall have made any Investment in such Subsidiary (other than for purposes of formation expenses) prior to its designation as an Unrestricted Subsidiary;

(b)          Borrower will not, and will not permit any of the Restricted Subsidiaries to, incur, assume, guarantee or be or become liable for any Indebtedness of any of the Unrestricted Subsidiaries;

(c)         Borrower will not permit any Unrestricted Subsidiary to hold any Capital Stock in, or any Indebtedness of, Borrower or any Restricted Subsidiary;

(d)         Borrower will cause the management, business and affairs of each of Borrower and its Restricted Subsidiaries and its Unrestricted Subsidiaries to be conducted in such a manner (including by keeping separate books of account, furnishing separate financial statements of the Unrestricted Subsidiaries to creditors and potential creditors thereof and by not permitting Properties of Borrower and its Restricted Subsidiaries to be commingled) so that each Unrestricted Subsidiary that is a corporation will be treated as a corporate entity separate and distinct from Borrower and any Restricted Subsidiary;

(e)         Any designation of a Subsidiary of Borrower as an Unrestricted Subsidiary will be evidenced to Administrative Agent and Collateral Agent by delivery of a certified copy of a resolution of the Board of Directors giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and the conditions set forth in the definition of “Unrestricted Subsidiary.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary (including the requirements set forth in the definition of “Unrestricted Subsidiary”), it will thereafter cease to be an Unrestricted Subsidiary for purposes of under this Agreement and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Borrower as of such date and, if such Indebtedness is not permitted to be incurred as of such date under this Agreement, Borrower will be in default of such covenant; and

(f)         The Board of Directors may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that (i) any outstanding Indebtedness of such Unrestricted Subsidiary must qualify as Permitted Acquisition Indebtedness; and (ii) no Default or Event of Default would be in existence following such designation.

5.18    Ratings. Use commercially reasonable efforts to obtain, not later than 45 days after the Closing Date, and maintain (all at Borrower’s expense), (a) a current public corporate credit rating and public corporate family rating from Fitch with respect to the Borrower and (b) a current public rating with respect to this facility and the Loans from Fitch.

5.19    Senior Credit Facility. At such time and from time to time, if ever, following the Closing Date that Borrower shall enter into a Senior Credit Facility, Borrower shall promptly, and within three Business Days thereafter, deliver to Agents true and correct copies of the definitive documentation for such facility, which facility shall be in form and substance reasonably satisfactory to Agents.

ARTICLE VI
NEGATIVE COVENANTS

Borrower hereby agrees that, from and after the Closing Date, and for so long as any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

6.1    Financial Condition Covenants. Permit, as of the last day of any fiscal quarter of Borrower:

(a)    the Asset Coverage Ratio to be less than 1.50 to 1.00; or

(b)    the Total Net Leverage Ratio to exceed 2.00 to 1.00.

6.2    Indebtedness. Create, incur, assume, issue, guaranty or suffer to exist any Indebtedness, except for the following (“Permitted Indebtedness”):

(a)    Indebtedness of any Loan Party pursuant to any Loan Document and any Term Refinancing Debt;

(b)    Indebtedness under any Senior Credit Facility (i) not to exceed $100,000,000 in aggregate principal amount outstanding at any time or (ii) constituting secured Cash Management Obligations under such Senior Credit Facility;

(c)    Indebtedness of Borrower to any Subsidiary Guarantor and of any Wholly Owned Subsidiary Guarantor to Borrower; provided that such Indebtedness is expressly subordinated at all times to the Indebtedness under the Loan Documents pursuant to the terms of the Guarantee and Security Agreement.

(d)    Guarantee Obligations made in the ordinary course of business by Borrower or any of its Restricted Subsidiaries of obligations of Borrower or any Subsidiary Guarantor; provided that such Guarantee Obligations shall be subordinated to the Indebtedness under the Loan Documents to the extent that the underlying Indebtedness that is being guaranteed is required to be subordinated to the Indebtedness under the Loan Documents pursuant to this Section 6.2.

(e)    Indebtedness under any Hedging Agreement permitted pursuant to Section 6.16;

(f)    unsecured current accounts payable incurred in the ordinary course of business which are (i) outstanding for not more than 90 days past the original invoice or billing date thereof or (ii) being contested in good faith by appropriate proceedings, if such reserve as may be required by GAAP shall have been made therefor;

(g)    amounts owed by Borrower or any Restricted Subsidiary to operators of Hydrocarbon Interests under joint operating agreements, pooling or unitization agreements or similar contractual arrangements arising in the ordinary course of the business of Borrower or its Restricted Subsidiaries to secure amounts owing, which amounts are not more than 60 days past due or are being contested in good faith by appropriate proceedings if such reserves as may be required by GAAP shall have been made therefor;

(h)    extensions of credit from suppliers or contractors who are not Affiliates of Borrower for the performance of labor or services or the provision of supplies or materials under applicable contracts or agreements in the ordinary course of business in connection with Borrower’s or any Restricted Subsidiary’s oil and gas exploration and development activities, which are not more than 60 days overdue or are being contested in good faith by appropriate proceedings, if such reserves as may be required by GAAP shall have been made therefor;

(i)    obligations for ad valorem, severance and other Taxes payable that are not overdue; and

(j)    accrued FAS 143 asset retirement obligations;

(k)    Indebtedness outstanding on the date hereof and listed on Schedule 3.6 and any refinancings, refundings, renewals or extensions thereof (without any increase in the principal amount thereof or any shortening of the maturity of any principal amount thereof);

(l)    Permitted Intercompany Debt;

(m)    additional unsecured Indebtedness of Borrower or any Subsidiary Guarantor in an aggregate principal amount (for Borrower and all Subsidiary Guarantors) not to exceed $25,000,000 at any one time outstanding;

(n)    Permitted Acquisition Indebtedness incurred by Borrower or any Subsidiary Guarantor; and

(o)    Indebtedness of the Borrower or any Restricted Subsidiary in respect of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees and similar obligations (other than in respect of Indebtedness for borrowed money) incurred in the ordinary course of business.

The accrual of interest (other than interest paid in kind or other payment of additional principal) or dividends, the accretion of accreted value, the accretion or amortization of original issue discount, and the payment of interest or dividends in the form of additional Indebtedness of the same class, and accretion or amortization of original issue discount or liquidation preference will, in each case, not be deemed to be an incurrence of Indebtedness for purposes of this Section 6.2.

6.3    Liens. Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except for:

(a)    Liens for Taxes not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the applicable Loan Party in conformity with GAAP;

(b)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings and for which adequate reserves with respect thereto are maintained in the books of the applicable Loan Party in conformity with GAAP; provided that at no time shall such sums being contested exceed in the aggregate $25,000,000;

(c)    pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d)    deposits by or on behalf of Borrower or any of its Restricted Subsidiaries to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, plugging and abandoning surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business, so long as the aggregate amount of such deposits at any one time does not exceed $5,000,000;

(e)    encumbrances consisting of easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any Property of Borrower or any of its Restricted Subsidiaries for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals and other like purposes, that, do not secure Indebtedness or other monetary obligations and, in the aggregate, are not substantial in amount and do not materially impairs the use of such property by any Loan Party in the operation of its business and which do not in any case materially detract from the value of the Property subject thereto are or would be violated in any material respect by existing or proposed operations of any Loan Party;

(f)    Liens in existence on the date hereof listed on Schedule 6.3(f), securing Indebtedness permitted by Section 6.2(k), provided that no such Lien is spread to cover any additional Property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

(g)    Liens created pursuant to the Security Documents (including the Liens securing obligations under the Senior Credit Facility and the Qualified Hedging Agreements);

(h)    the interest or title of a lessor under any lease entered into by Borrower or any of its Restricted Subsidiaries in the ordinary course of its business and covering only the assets so leased;

(i)    all lessors’ royalties (and Liens to secure the payment thereof), overriding royalties, net profits interests, carried interests, reversionary interests and other burdens on or deductions from the proceeds of production with respect to each Oil and Gas Property (in each case) that do not operate to reduce the net revenue interest for such Oil and Gas Property (if any) as reflected in any Mortgage or the most recently delivered Reserve Report or increase the working interest for such Oil and Gas Property (if any) as reflected in any Mortgage or the most recently delivered Reserve Report without a corresponding increase in the corresponding net revenue interest;

(j)    Liens under any oil and gas leases, farm-out agreements, production sales contracts, division orders, contracts for sale, operating agreements, area of mutual interest agreements, production handling agreements, joint venture agreements, oil and gas partnership agreements, unitization and pooling declarations and agreements, transportation agreements, marketing agreements, processing agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements in each case to the extent the same (i) are ordinary and customary to the oil, gas and other mineral exploration, development, processing or extraction business, (ii) do not otherwise cause any other express representation or warranty of any Loan Party in any of the Loan Documents to be untrue, (iii) do not operate to reduce the net revenue interest for such Oil and Gas Property (if any) as reflected in any Mortgage or the most recently delivered Reserve Report, or increase the working interest for such Oil and Gas Property (if any) as reflected in any Mortgage or the most recently delivered Reserve Report without a corresponding increase in the corresponding net revenue interest, and (iv) secure obligations that are not delinquent and do not in any case materially detract from the value of the Oil and Gas Property subject thereto;

(k)    Liens not securing Indebtedness arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution, provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended by any Loan Party to provide collateral to the depository institution; and

(l)    Liens securing obligations not in excess of $25,000,000 at any one time.

6.4    Fundamental Changes. Enter into any merger, consolidation, restructuring, recapitalization, reorganization or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), Dispose of all or substantially all of its Property or business or amend, modify or otherwise change its name, jurisdiction of organization, organizational number, identification number or FEIN, except that, if no Default shall have occurred and be continuing:

(a)    any Restricted Subsidiary of Borrower may be merged or consolidated with or into Borrower (provided that Borrower shall be the continuing or surviving entity) or with or into any Wholly Owned Subsidiary Guarantor (provided that (i) such Subsidiary Guarantor shall be the continuing or surviving entity or (ii) simultaneously with such transaction, the continuing or surviving entity shall become a Subsidiary Guarantor and Borrower shall comply with Section 5.12 in connection therewith); and

(b)    any Restricted Subsidiary of Borrower may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to Borrower or any Wholly Owned Subsidiary Guarantor;

(c)    the Capital Stock of any Restricted Subsidiary may be transferred to Borrower or any other Wholly Owned Subsidiary Guarantor; and

(d)    Borrower or any Restricted Subsidiary may amend, modify or otherwise change its name, jurisdiction of organization, organizational number, identification number or FEIN in accordance with and to the extent permitted by Section 3.03(a) of the Guarantee and Security Agreement.

6.5    Disposition of Property. Dispose of any of its Property (including, receivables and leasehold interests and the Liquidation of Hedging Agreements), whether now owned or hereafter acquired, or, in the case of any Restricted Subsidiary of Borrower, issue or sell any shares of such Restricted Subsidiary’s Capital Stock (including pursuant to any merger, consolidation, restructuring, recapitalization, reorganization or amalgamation) to any Person, except:

(a)    Dispositions of obsolete or worn out property in the ordinary course of business;

(b)    Dispositions permitted by Section 6.4(b); Investments permitted by Section 6.8 and Restricted Payments permitted by Section 6.6;

(c)    the sale or issuance of any Restricted Subsidiary’s Capital Stock to Borrower or any Wholly Owned Subsidiary Guarantor;

(d)    the sale of inventory (including Hydrocarbons sold as produced) which is sold in the ordinary course of business on ordinary trade terms; provided that no contract for the sale of Hydrocarbons shall obligate Borrower or any of its Restricted Subsidiaries to deliver Hydrocarbons at a future date without receiving full payment therefor within 90 days after delivery;

(e)    the issuance of Capital Stock of Borrower for cash;

(f)    Dispositions of claims against customers, working interest owners, other industry partners or any other Person in connection with workouts or bankruptcy, insolvency or other similar proceedings with respect thereto;

(g)    Dispositions of funds collected for the beneficial interest of, or of the interests owned by, royalty, overriding royalty or working interest owners;

(h)    abandonment of Properties not capable of producing Hydrocarbons in paying quantities after expiration of their primary terms;

(i)    any Casualty Recovery Event, provided that the proceeds thereof are applied as permitted under Section 2.7(c);

(j)    Permitted Asset Swaps;

(k)    Dispositions by any Loan Party to the Borrower or any other Loan Party;

(l)    Dispositions of cash and Cash Equivalents;

(m)    Dispositions of Hydrocarbon Interests and Liquidations of Additional Hedging Agreements in any 12-month period not to exceed, in the aggregate, $50,000,000; provided (i) no Default or Event of Default shall have occurred and be continuing on the date thereof or would result therefrom, (ii) such Dispositions are for the fair market value thereof and at least 75% of the consideration received in such Disposition is cash and (iii) the Net Cash Proceeds therefrom are applied as required under Section 2.7(c) and at all times prior to such application such proceeds held in a deposit account subject to an Acceptable Security Interest; and

(n)    Liquidations of Hedging Agreements in order to comply with the proviso set forth in Section 6.16(b).

6.6    Restricted Payments. Declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Loan Party, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Loan Party, or enter into any derivatives or other transaction with any financial institution, commodities or stock exchange or clearinghouse obligating any Loan Party to make payments to any such counterparties as a result of any change in market value of any such Capital Stock, or make or offer to make any payment or prepayment of principal, premium (if any), interest, fees (including fees to obtain any waiver or consent) or other charges on, or effect any repurchase, redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Indebtedness (other than the Obligations or loans and other obligations under the Senior Credit Facility) of any Loan Party (the payments or other transactions described in this Section 6.6 collectively, “Restricted Payments”), except that:

(a)    any Restricted Subsidiary may make Restricted Payments to Borrower or any Subsidiary Guarantor;

(b)    Borrower may make Restricted Payments in the form of Capital Stock (other than Disqualified Stock) of Borrower;

(c)    Borrower may purchase common stock or common stock options issued by Borrower from present or former officers or employees of any Loan Party upon the death, disability or termination of employment of such officer or employee, provided that the aggregate amount of payments under this clause (c) subsequent to the Closing Date (net of any proceeds received by Borrower subsequent to the Closing Date in connection with resales of any common stock or common stock options so purchased) shall not exceed $5,000,000;

(d)    Borrower or any Subsidiary Guarantor may make (i) any payment with respect to the Senior Credit Facility (subject to the Collateral Agency Agreement), (ii) any payment with respect to any Qualified Hedging Agreement (subject to the Collateral Agency Agreement), (iii) any required payment of interest and fees, and any required repurchase, repayment or redemption of principal, of Permitted Indebtedness at stated maturity and (iv) in the case of Term Refinancing Debt, to the extent such principal payment is required to be made by the terms thereof in connection with any Disposition of assets or “change of control” (after giving effect to any applicable subordination provisions); provided, in the case of this clause (iv), that (x) such repurchase, repayment or redemption shall be at a purchase price of not more than 101% of principal (in the event of any “change of control”) and 100% of principal in all other cases, in each case, plus accrued and unpaid interest thereon, to the extent required by the terms of such Indebtedness, and (ii) Borrower has first complied and fully satisfied its obligations under Section 2.7, if any;

(e)    Borrower or any Subsidiary Guarantor may prepay Capital Leases or purchase money financing comprising Permitted Indebtedness upon the sale or exchange of the equipment subject thereto; and

(f)    Borrower may make quarterly dividends on its Capital Stock and employee stock option grants outstanding not to exceed $0.05 per share of common stock or employee stock option grant, respectively, of Borrower then outstanding (or $0.075 per share of common stock and employee stock option grant of Borrower then outstanding if the Total Net Leverage Ratio at such time is less than 0.75 to 1.00), such aggregate dividends not to exceed an aggregate $30,026,856 per fiscal year of Borrower (or $45,040,284 if the Total Net Leverage Ratio at such time is less than 0.75 to 1.00); provided that such per share amounts shall be adjusted for proportionately for stock dividends, stock splits, combinations, reclassifications and the like; and

(g)    Borrower may from time to time repurchase shares of its Capital Stock for aggregate consideration during the term of this Agreement not to exceed (i) $50,000,000 (or up to $75,000,000 if the Total Net Leverage Ratio at such time, after giving effect to such repurchase, is less than 0.75 to 1.00) less (b) the aggregate amount of Investments made in reliance on Section 6.8(k) during the term of this Agreement;

provided, that (x) the Restricted Payments described in Sections 6.6(c), (d) (other than with respect to the Senior Credit Facility), (f) and (g) shall not be permitted if a Default or Event of Default shall have occurred and be continuing at the date of declaration or payment thereof or would result therefrom, and (y) no Restricted Payment may be made under Section 6.6(f) and 6.6(g) during any fiscal quarter until and unless Borrower delivers a Compliance Certificate to the Agents with respect to the immediately preceding fiscal quarter.

6.7    Certain Expenditures.

(a)    Make expenditures for any operated drilling rigs or associated frac crews drilling for crude oil or natural gas other than:

(i)    at all times prior to delivery of the Compliance Certificate with respect to the fiscal quarter of the Borrower ending December 31, 2023, for not more than three simultaneous rigs and associated frac crews drilling for crude oil or natural gas; and thereafter

(ii)    for not more than two simultaneous rigs and associated frac crews drilling for crude oil or natural gas for so long as Total Net Leverage Ratio (based on LQA EBITDAX) as of the most recently delivered Compliance Certificate is equal to or greater than 1.00 to 1.00; or

(iii)    for not more than three simultaneous rigs and associated frac crews drilling for crude oil or natural gas if Total Net Leverage Ratio (based on LQA EBITDAX) as of the most recently delivered Compliance Certificate is equal to or greater than 0.75 to 1.00 but less than 1.00 to 1.00;

provided, that:

(x)          notwithstanding the foregoing, the Loan Parties may contract and make expenditures for one operated rig and associated frac crew drilling for crude oil or natural gas at any time solely for the purpose of drilling Obligation Wells and, if required by the lease, completing Obligation Wells;

(y)         nothing in this clause (a) shall prohibit a short term (and not longer than 90 days) overlap of one operated drilling rig and associated frac crew being replaced with another drilling rig and associated frac crews; and

(z)          if Borrower shall fail to deliver the financial statements as and when required under Section 5.1(a), or the accompanying Compliance Certificate when and as required pursuant to Section 5.3(a), until such time as Borrower provides such financial statements and Compliance Certificate Borrower may not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly make expenditures for more than two simultaneous drilling rigs and associated frac crews.

(b)    Enter into any drilling or completion contract with a duration of more than six months;

(c)    Drill or make any expenditure to drill any Project unless such Project is a Qualifying Project;

(d)    Make less than 95% of all Producing Well Capex solely within the area specified on Exhibit H (the “Primary Drilling Area”); and

(e)    Purchase or otherwise directly acquire (or indirectly acquire unless constituting an Investment permitted under Section 6.8) additional undeveloped leasehold interests other than the purchase or other acquisition of contiguous acreage or interests necessary to cover the lateral extension of any horizontal wells and for aggregate cash consideration not in excess of $20,000,000 in any fiscal year of Borrower

(all Capital Expenditures permitted pursuant to this Section 6.7, “Permitted Capex”).

The foregoing notwithstanding, the restrictions of Sections 6.7(a), (d) and (e) shall not apply for so long as Total Net Leverage Ratio (based on LQA EBITDAX) as of the most recently delivered Compliance Certificate is equal to or less than 0.75 to 1:00.

6.8    Investments. Make any Investment in any other Person, except:

(a)    extensions of trade credit and advances to non-operators under operating agreements in the ordinary course of business;

(b)    Investments in Cash Equivalents;

(c)    Investments arising in connection with the incurrence of Indebtedness permitted by Section 6.2(b) or Section 6.2(d);

(d)    Investments by Borrower or any of its Restricted Subsidiaries in Borrower or any Person that is or becomes is a Wholly Owned Subsidiary Guarantor;

(e)    Hedging Agreements permitted by Section 6.16;

(f)    Investments constituting Permitted Capex;

(g)    Investments in Unrestricted Subsidiaries with an amount equal to the Net Cash Proceeds received by Borrower from one or more issuances of Capital Stock of Borrower made at any time after the Closing Date with such Investment occurring within 90 days after such sale of Capital Stock;

(h)    Investments received by Borrower or any Restricted Subsidiary in connection with workouts with, or bankruptcy, insolvency or other similar proceedings with respect to, customers, working interest owners, other industry partners or any other Person; any Investment by Borrower or any Restricted Subsidiary of Borrower in a Person permitted under this Agreement, if as a result of such Investment such Person becomes a Restricted Subsidiary of Borrower or such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its properties or assets to, or is liquidated into, Borrower or a Restricted Subsidiary of Borrower;

(i)    any Investment made as a result of the receipt of non-cash consideration from an Asset Sale permitted under Sections 6.5(j) or (m);

(j)    any acquisition of assets or Capital Stock of Borrower solely in exchange for the issuance of Capital Stock (other than Disqualified Stock) of Borrower; and

(k)    Investments by Borrower or any of its Restricted Subsidiaries in an aggregate amount (valued at cost) not to exceed $50,000,000 during the life of this Agreement (or $75,000,000 if Total Net Leverage Ratio as of the most recently delivered Compliance Certificate is less than 0.75 to 1.00) less the aggregate amount paid to the date of such Investment in reliance on Section 6.6(g) during the term of this Agreement.

6.9    Transactions with Affiliates.

(a)    Enter into any transaction, including, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than any Loan Party) unless such transaction (an “Affiliate Transaction”) is (i) otherwise permitted under this Agreement (provided that no Loan Party shall sell or Dispose of Property to a non-Loan Party that is an Affiliate), (ii) in the ordinary course of business of the Loan Party that is party to such transaction and (iii) upon fair and reasonable terms no less favorable to such Loan Party than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate.

(b)    The foregoing notwithstanding, each of the following will not be deemed to be an Affiliate Transaction and, therefore, will not be subject to the provisions of Section 6.9(a) above:

(i)    any employment or consulting agreement entered into by Borrower or any of the Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of Borrower or such Restricted Subsidiary;

(ii)    transactions between or among Borrower and/or the Restricted Subsidiaries;

(iii)    payment of reasonable and customary compensation or fees to any directors, or the execution of customary expense reimbursement, indemnification or similar arrangements with any directors and officers, of Borrower or the Restricted Subsidiaries in the ordinary course of business;

(iv)    sales or issuances of Capital Stock (other than Disqualified Stock) of Borrower to Affiliates, directors, officers, employees or consultants of Borrower (other than Subsidiaries of Borrower);

(v)    Investments permitted under Section 6.8 (other than clauses (a), (c), (f), (g) and (j));

(vi)    Restricted Payments permitted under Section 6.6 (other than clauses (f) and (g)).

6.10    Sales and Leasebacks. Enter into any sale and leaseback transaction.

6.11    Changes in Fiscal Periods. Permit the fiscal year of any Loan Party to end on a day other than December 31 or change the method of determining its fiscal year for any Loan Party.

6.12    Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, to secure the Obligations or, in the case of any Guarantor, its obligations under the Guarantee and Security Agreement, other than (a) this Agreement, the Security Documents, and documentation governing a Senior Credit Facility and/or the Collateral Agency Agreement, and (b) in the case of Borrower or any Subsidiary Guarantor any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby).

6.13    Restrictions on Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) make Restricted Payments in respect of any Capital Stock of such Restricted Subsidiary held by, or pay or subordinate any Indebtedness owed to, any Loan Party, (b) make Investments in any Loan Party or (c) transfer any of its assets to any Loan Party, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents or the Senior Credit Facility and (ii) any restrictions with respect to a Restricted Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary.

6.14    Lines of Business. Enter into any business, either directly or through any Restricted Subsidiary, except for the development, production and sale of Hydrocarbons and activities reasonably incidental or relating thereto.

6.15    ERISA Plans. No Loan Party shall adopt or otherwise maintain any ERISA Plan nor become a “commonly controlled entity” within any other Person within the meaning of Section 4001 of ERISA or part of a group that is treated as a single employer under Section 414 of the Code.

6.16    Hedging Agreements. Enter into, or suffer to exist, any Hedging Agreement:

(a)          other than (i) Qualified Hedging Agreements required to be entered into pursuant to Section 5.11 and (ii) Additional Hedging Agreements entered into in on terms for the purpose and effect of fixing prices on oil or gas expected to be produced by Loan Parties and, in the case of (i) and (ii), in the ordinary course with the purpose and effect of fixing prices on oil or gas expected to be produced by Loan Parties and not for speculative purposes; or

(b)          for volumes (when aggregated with the notional volumes under all other Hedging Agreements then in effect) that exceed, as of the date such Hedging Agreement is executed, 95% of Borrower’s and its Restricted Subsidiaries’ aggregate Projected Oil Production anticipated to be sold in the ordinary course for each month during the 24-month period immediately following the Closing Date; provided, that if the aggregate volume of all such Hedging Agreements in respect of commodities for which settlement payments were calculated during any fiscal quarter exceeds 95% of actual production of crude oil in such fiscal quarter (unless such over-production is the temporary result of any disruption in production, transportation or processing not lasting more than 60 days), then the Borrower shall as soon as possible (but in any event within 10 Business Days) following the last day of such fiscal quarter or resolution of such disruption event (or such later time to which Collateral Agent may agree in its sole discretion) terminate, create offsetting positions, allocate volumes to other production the Borrower or any Restricted Subsidiary is marketing, or otherwise unwind existing Hedging Agreements such that, at such time, future hedging volumes will not exceed 95% of Borrower’s and its Restricted Subsidiaries’ aggregate Projected Oil Production for the then-current and any succeeding fiscal quarter.

6.17    New Subsidiaries. Acquire, form, incorporate or organize any Subsidiary or permit to exist any Subsidiary (i) having any Capital Stock that is not wholly owned by Borrower directly or through other Wholly Owned Subsidiaries or (ii) that is not a Guarantor or Unrestricted Subsidiary.

6.18    Use of Proceeds. Use or permit the use of all or any portion of the proceeds of the Loans for any purpose other than for the Refinancing, out of pocket fees and expenses incurred therewith and hereunder and to fund the operation of the businesses of the Loan Parties.

6.19    Pooling and Unitization. Voluntarily pool or unitize all or any material part of their Oil and Gas Properties where the pooling or unitization would result in the diminution of any Loan Party’s net revenue interest in production from the pooled or unitized lands, except where any such pooling or unitization would increase the PV 10 Value of the associated Oil and Gas Property compared to the pre-unitized PV 10 Value unless the failure to pool or unitize such Oil and Gas Properties would not be consistent with prudent industry practices.

6.20    New Bank Accounts. Open or otherwise establish, or deposit or otherwise transfer funds into, any bank account (other than the bank accounts listed on Schedule 3.28 or any Excluded Accounts) or securities account in the name or otherwise for the benefit of Borrower or any Restricted Subsidiary unless Collateral Agent shall have received a Control Agreement executed and delivered by Borrower and the bank or other financial institution at which such account is maintained.

6.21    [Reserved].

6.22    Gas Imbalances, Take-or-Pay or Other Prepayments.

Allow Gas Imbalances, take-or-pay or other prepayments with respect to the Oil and Gas Properties of Borrower or any Restricted Subsidiary which would require Borrower or such Restricted Subsidiary to deliver their respective Hydrocarbons produced on a monthly basis from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor other than Gas Imbalances, take-or-pay or other prepayments incurred in the ordinary course of business and which Gas Imbalances, take-or-pay, or other prepayments and balancing rights, in the aggregate, do not result in Borrower or such Restricted Subsidiary having net aggregate liability at any time in excess of an amount equal to 2.00% of the Oil and Gas Properties that are designated Proved Developed Producing Reserves in the most recently delivered Reserve Report.

6.23    Constituent Documents. Amend, modify or supplement (or vote to enable, or take any other action to permit, such amendment, modification or supplement of) any Constituent Documents of the Loan Parties or such Restricted Subsidiaries in any manner materially adverse to the interests of the Agents and the Lenders.

6.24    Post-Closing Deliveries. Fail to (a) deliver to Administrative Agent or Collateral Agent, as the case may be, any of the agreements, documents, instruments or certificates described on Schedule 6.24, in each case, in form and substance reasonably satisfactory to Administrative Agent or Collateral Agent or (b) perform any of the actions described on Schedule 6.24 in a manner reasonably satisfactory to Administrative Agent or Collateral Agent, in the case of each of clauses (a) and (b), unless otherwise agreed by Administrative Agent or Collateral Agent, within the time periods set forth opposite each such item or action on such Schedule 6.24.

ARTICLE VII
EVENTS OF DEFAULT

7.1    Events of Default. If any of the following events shall occur and be continuing:

(a)    Borrower shall fail to pay when due and payable or when declared due and payable (in each case whether at the stated maturity, by acceleration or otherwise), including, pursuant to Section 2.7, all or any portion of the Obligations (whether of principal, interest, fees and charges due to the Lenders or other amounts constituting Obligations); or

(b)    Any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made or furnished; or

(c)    Any Loan Party shall default in the observance or performance of any agreement contained in Sections 5.5(a) (with respect to Borrower only), 5.6(c), 5.8, 5.9(a), 5.11 or 5.14, Article VI or in Article 5 of the Guarantee and Security Agreement; or an “Event of Default” under and as defined in any Mortgage shall have occurred and be continuing; or

(d)    Any Loan Party shall default in the observance or performance of (i) Section 5.1(a), 5.1(b) or 5.3(a) and such default shall continue unremedied for a period of 10 Business Days or (ii) any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section 7.1), and such default shall continue unremedied for a period of 30 days; or

(e)    Any Loan Party shall (i) default in making any payment of any principal or interest of any Indebtedness (including, any Guarantee Obligation, Senior Credit Facility or Qualified Hedging Agreement, but excluding the Loans and other Obligations) on the scheduled or original due date with respect thereto; or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any termination event where the Loan Party is the “defaulting party” or similar action shall occur or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or contractual term or to become subject to a mandatory offer to purchase by the obligor thereunder or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided that a default, event or condition described in clause (i) or (ii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i) and (ii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $25,000,000; or

(f)    (i) Any Loan Party shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or such Loan Party shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Loan Party any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against any Loan Party any case, proceeding or other action seeking issuance of a warrant of attachment, execution, restraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Loan Party shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Loan Party shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g)    One or more judgments or decrees shall be entered against any Loan Party involving for the Loan Parties taken as a whole a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $25,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

(h)    Any of the Security Documents shall cease, for any reason (other than by reason of the express release thereof pursuant to Section 9.16), to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; as a result of action taken or omitted to be taken by any Loan Party, CAA Collateral Agent shall fail to have an Acceptable Security Interest in the Collateral, which failure is not remedied within five days after notice thereof to Borrower from Collateral Agent; or any provision of any Loan Document shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by any Loan Party, or a proceeding shall be commenced by any Loan Party or by any Governmental Authority having jurisdiction over any Loan Party, seeking to establish the invalidity or unenforceability thereof, or any Loan Party shall deny that any Loan Party has any liability or obligation purported to be created under any Loan Document; or

(i)    The guarantee contained in Article 2 of the Guarantee and Security Agreement shall cease, for any reason (other than by reason of the express release thereof pursuant to Section 9.16), to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or

(j)    Any Change of Control shall occur; or

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: with the consent of the Required Lenders, Collateral Agent may, or upon the request of the Required Lenders, Collateral Agent shall, by notice to Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable.

Without limiting the generality of the foregoing, it is understood and agreed that if the Obligations are accelerated or otherwise become due prior to the Maturity Date, in each case, in respect of any Event of Default (including, but not limited to, upon the occurrence of a bankruptcy or insolvency event (including the acceleration of claims by operation of law)), the Make-Whole Amount or Premium with respect to an optional prepayment of the Loans will also be due and payable as though the Loans were optionally prepaid and shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Lender’s lost profits as a result thereof. Any premium payable above shall be presumed to be the liquidated damages sustained by each Lender as the result of the early prepayment and Borrower agrees that it is reasonable under the circumstances currently existing. The premium shall also be payable in the event the Loans are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means. BORROWER EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION. Borrower expressly agrees (to the fullest extent it may lawfully do so) that: (A) the premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between Lenders and Borrower giving specific consideration in this transaction for such agreement to pay the premium; and (D) Borrower shall be estopped hereafter from claiming differently than as agreed to in this paragraph. Borrower expressly acknowledges that its agreement to pay the premium to the Lenders as herein described is a material inducement to Lenders to make the Loans.

7.2    Remedies. Upon the occurrence and during the continuance of an Event of Default, subject to the Collateral Agency Agreement, Collateral Agent and the Lenders shall be entitled to exercise any and all remedies available under the Security Documents or otherwise available under applicable law or otherwise.

ARTICLE VIII
THE AGENTS

8.1    Appointment. Each Lender hereby irrevocably designates and appoints each of Administrative Agent and Collateral Agent as the administrative agent and the collateral agent, respectively, of such Lender under this Agreement and the other Loan Documents, and each Lender (i) irrevocably authorizes Administrative Agent and Collateral Agent, in each of their respective capacities, to take action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to Administrative Agent and Collateral Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto, (ii) approves the terms and conditions of the Collateral Agency Agreement and any other intercreditor agreement and irrevocably authorizes Administrative Agent and Collateral Agent to (A) enter into the Collateral Agency Agreement (and any other intercreditor agreement) and amendments thereto from time to time and (B) to exercise all of Administrative Agent’s and/or Collateral Agent’s rights and to comply with all of its obligations under the Collateral Agency Agreement or any other intercreditor agreement, and to take all other actions necessary to carry out the provisions and intent thereof, (iii) agrees that it and its successors and assigns will be bound by and will take no actions contrary to the provisions of the Collateral Agency Agreement (or any other intercreditor agreement) as if it was a signatory thereto, and (iv) agrees that no Secured Party shall have any right of action whatsoever against Administrative Agent or Collateral Agent as a result of any action taken by Administrative Agent or Collateral Agent, as applicable, pursuant to this Section 8.1 or in accordance with the terms of the Collateral Agency Agreement (or any other intercreditor agreement). Notwithstanding any provision to the contrary elsewhere in this Agreement, neither Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Administrative Agent and Collateral Agent. The provisions of this Article VIII are solely for the benefit of Administrative Agent, Collateral Agent and Lenders, and neither Borrower nor any other Loan Party shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to Administrative Agent and Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the guarantees of the Obligations provided under the Loan Documents, to have agreed to the provisions of this Article VIII.

8.2    Delegation of Duties. Each Agent may execute any of its respective duties under this Agreement and the other Loan Documents by or through agents or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The exculpatory provisions of this Article VIII shall apply to any such agent or attorneys in fact and to the officers, directors, employees, agents, attorneys in fact or affiliates of Agents and any such agent or attorneys in fact, and shall apply to their respective activities in connection with the syndication of the facilities as well as activities as Agent. Neither Agent shall be responsible for the negligence or misconduct of any agents or attorneys in fact except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such agents or attorneys in fact.

8.3    Exculpatory Provisions.

(a)    Neither Agent nor any of their respective officers, directors, employees, agents, attorneys in fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person (INCLUDING SUCH PERSON’S OWN NEGLIGENCE) under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted solely and proximately from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by Administrative Agent or Collateral Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party to perform its obligations hereunder or thereunder. Neither Agent nor any of their respective officers, directors, employees, agents, attorneys in fact or affiliates shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent and shall have no obligation to any Lender to inspect the properties, books or records of any Loan Party. Neither Agent shall be required to take any action that, in their respective opinions or upon the advice of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law.

(b)    The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, Administrative Agent:

(i)    shall not be subject to any agency, trust, fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of Lenders as shall be expressly provided for herein or in the other Loan Documents) or is required to exercise as directed in writing by any other party to any intercreditor agreement, as applicable;

(iii)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any other Loan Party or any of their respective Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity;

(iv)    shall be fully justified in failing or refusing to take any action hereunder or under any other Loan Document unless it shall first be indemnified to its satisfaction by Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action; and

(v)    does not warrant or accept responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the rates in the definition of “Term SOFR”, “BSBY”, or with respect to any Benchmark Replacement or other rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate.

8.4    Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, facsimile, email, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, counsel to the Loan Parties), independent accountants, reserve engineers and other experts selected by either Agent. Each Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. Each Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless such Note shall have been transferred in accordance with Section 9.7 and all actions required by Section 9.7 in connection with such transfer shall have been taken. Administrative Agent and Collateral Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement) as it deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Administrative Agent and Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

8.5    Notice of Default. Administrative Agent and Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder (except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders) unless Administrative Agent or Collateral Agent, as applicable, shall have received notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that Administrative Agent or Collateral Agent shall receive such a notice, Administrative Agent or Collateral Agent, as applicable, shall give notice thereof to the Lenders. Administrative Agent and Collateral Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement); provided that unless and until Administrative Agent or Collateral Agent, as applicable, shall have received such directions, Administrative Agent and Collateral Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

8.6    Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that none of Administrative Agent, Collateral Agent or any of their respective officers, directors, employees, agents, attorneys and other advisors, partners, attorneys in fact or affiliates have made any representations or warranties to it and that no act by Administrative Agent or Collateral Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by Administrative Agent or Collateral Agent to any Lender. Each Lender represents to Administrative Agent and Collateral Agent that it has, independently and without reliance upon Administrative Agent, Collateral Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon Administrative Agent, Collateral Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by Administrative Agent or Collateral Agent hereunder, Administrative Agent and Collateral Agent, as applicable, shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of Administrative Agent, Collateral Agent or any of their respective officers, directors, employees, agents, attorneys and other advisors, partners, attorneys in fact or affiliates.

8.7    Indemnification. THE LENDERS SEVERALLY AGREE TO INDEMNIFY ADMINISTRATIVE AGENT, COLLATERAL AGENT AND EACH AFFILIATE THEREOF AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AND AGENTS (TO THE EXTENT NOT REIMBURSED BY ANY LOAN PARTY AND WITHOUT LIMITING THE OBLIGATION OF ANY LOAN PARTY TO DO SO), RATABLY ACCORDING TO THEIR RESPECTIVE AGGREGATE EXPOSURE PERCENTAGES IN EFFECT ON THE DATE ON WHICH INDEMNIFICATION IS SOUGHT UNDER THIS SECTION 8.7 (OR, IF INDEMNIFICATION IS SOUGHT AFTER THE DATE UPON WHICH THE COMMITMENTS SHALL HAVE TERMINATED AND THE LOANS SHALL HAVE BEEN PAID IN FULL, RATABLY IN ACCORDANCE WITH SUCH AGGREGATE EXPOSURE PERCENTAGES IMMEDIATELY PRIOR TO SUCH DATE), FOR, AND TO SAVE ADMINISTRATIVE AGENT AND COLLATERAL AGENT HARMLESS FROM AND AGAINST, ANY AND ALL SO UNREIMBURSED LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES OR DISBURSEMENTS OF ANY KIND WHATSOEVER THAT MAY AT ANY TIME (INCLUDING, AT ANY TIME FOLLOWING THE PAYMENT OF THE LOANS) BE IMPOSED ON, INCURRED BY OR ASSERTED AGAINST ADMINISTRATIVE AGENT OR COLLATERAL AGENT IN ANY WAY RELATING TO OR ARISING OUT OF, THE COMMITMENTS, THIS AGREEMENT, ANY OF THE OTHER LOAN DOCUMENTS OR ANY DOCUMENTS CONTEMPLATED BY OR REFERRED TO HEREIN OR THEREIN OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR ANY ACTION TAKEN OR OMITTED BY ADMINISTRATIVE AGENT OR COLLATERAL AGENT UNDER OR IN CONNECTION WITH ANY OF THE FOREGOING (INCLUDING ADMINISTRATIVE AGENT’S OR COLLATERAL AGENT’S OWN NEGLIGENCE); PROVIDED THAT SUCH UNREIMBURSED LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES OR DISBURSEMENTS, AS THE CASE MAY BE, WERE INCURRED BY OR ASSERTED AGAINST AGENT AND ITS AFFILIATES ACTING FOR AGENT IN CONNECTION WITH SUCH CAPACITY; PROVIDED, FURTHER, THAT NO LENDER SHALL BE LIABLE FOR THE PAYMENT OF ANY PORTION OF SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES OR DISBURSEMENTS THAT ARE FOUND BY A FINAL AND NONAPPEALABLE DECISION OF A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED SOLELY AND PROXIMATELY FROM ADMINISTRATIVE AGENT’S OR COLLATERAL AGENT’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, AS APPLICABLE. WITHOUT LIMITATION OF THE FOREGOING, EACH LENDER AGREES TO REIMBURSE ADMINISTRATIVE AGENT AND COLLATERAL AGENT PROMPTLY UPON DEMAND FOR ITS RATABLE SHARE OF ANY OUT OF POCKET EXPENSES (INCLUDING COUNSEL FEES) INCURRED BY ADMINISTRATIVE AGENT OR COLLATERAL AGENT IN CONNECTION WITH THE PREPARATION, EXECUTION, DELIVERY, ADMINISTRATION, MODIFICATION, AMENDMENT, OR ENFORCEMENT (WHETHER THROUGH NEGOTIATIONS, LEGAL PROCEEDINGS, OR OTHERWISE) OF, OR LEGAL ADVICE IN RESPECT OF RIGHTS OR RESPONSIBILITIES UNDER, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, TO THE EXTENT THAT ADMINISTRATIVE AGENT OR COLLATERAL AGENT IS NOT REIMBURSED FOR SUCH BY BORROWER. The agreements in this Section 8.7 shall survive the payment of the Loans and all other amounts payable hereunder.

8.8    Administrative Agent and Collateral Agent in its Individual Capacity. Administrative Agent, Collateral Agent and their respective affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though Administrative Agent and Collateral Agent were not Administrative Agent and Collateral Agent. With respect to its Loans made or renewed by it, Administrative Agent and Collateral Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Administrative Agent or Collateral Agent, and the terms “Lender” and “Lenders” shall include Administrative Agent and Collateral Agent in their individual capacities. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, Borrower or any other Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not Administrative Agent or Collateral Agent hereunder and without any duty to account therefor to Lenders or to provide notice to or obtain the consent of the Lenders with respect thereto.

8.9    Successor Administrative Agent and Collateral Agent. Administrative Agent or Collateral Agent may resign as Administrative Agent or Collateral Agent, as applicable, upon 30 days’ (or five days’ during the continuance of an Event of Default) written notice to the Lenders and Borrower and Borrower may remove Administrative Agent from such respective roles upon 30 days’ written notice to the Lenders. If (a) Administrative Agent or Collateral Agent shall resign as Administrative Agent or Collateral Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint a successor agent for the Lenders (which Person shall be an Acceptable Successor Agent), subject to the prior consent of Borrower (such consent not to be unreasonably withheld, conditioned or delayed) or (b) Administrative Agent shall be removed by Borrower as Administrative Agent under this Agreement and the other Loan Document, then Borrower shall appoint a successor agent for the Lenders (which Person shall be an Acceptable Successor Agent), subject to the prior consent of the Required Lenders (such consent not to be unreasonably withheld, conditioned or delayed). In each case, such successor agent shall succeed to the rights, powers and duties of Administrative Agent or Collateral Agent, as applicable, and the term “Administrative Agent” or “Collateral Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s or Collateral Agent’s rights, powers and duties as Administrative Agent or Collateral Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent, former Collateral Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent or Collateral Agent by the date that is 30 days (or five days during the continuance of an Event of Default) following a retiring Administrative Agent’s or Collateral Agent’s notice of resignation or Borrower’s notice of removal (the “Resignation Effective Date”), the retiring Administrative Agent’s or Collateral Agent’s resignation or removal shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of Administrative Agent or Collateral Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After the retiring Administrative Agent’s or Collateral Agent’s resignation as Administrative Agent or Collateral Agent, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent or Collateral Agent under this Agreement and the other Loan Documents. With effect from the Resignation Effective Date (i) the retiring Administrative Agent or Collateral Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by Collateral Agent on behalf of Secured Parties under any of the Loan Documents, the retiring Collateral Agent shall continue to hold such Collateral until such time as a successor Collateral Agent is appointed or a different Person is appointed to serve as collateral agent pursuant to the terms of the Collateral Agency Agreement) and (ii) except for any indemnity, fee or expense payments owed to the retiring Administrative Agent or Collateral Agent, all payments, communications and determinations provided to be made by, to or through Administrative Agent and Collateral Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent or Collateral Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent or Collateral Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent or Collateral Agent (other than any rights to indemnity payments owed to the retiring Administrative Agent and Collateral Agent), and the retiring Administrative Agent or Collateral Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. After the retiring Administrative Agent’s or Collateral Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article VIII, Section 9.5 and Section 9.6 shall continue in effect for the benefit of such retiring Administrative Agent or Collateral Agent, their respective agents and their respective officers, directors, employees, agents, attorneys in fact or affiliates in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent or Collateral Agent was acting as Administrative Agent or Collateral Agent.

8.10    Collateral Matters; Security Documents.

(a)    Each of the Lenders hereby authorizes and instructs Collateral Agent to enter into the Collateral Agency Agreement on the Closing Date, and agrees to be bound by all of the terms and provisions of the Collateral Agency Agreement.

(b)    Collateral Agent is hereby irrevocably authorized by each of the Lenders to effect any release of Liens or guarantee obligations contemplated by Section 9.16.

(c)    Collateral Agent is authorized on behalf of the Secured Parties, without the necessity of any notice to or further consent from the Secured Parties, from time to time, to take or direct CAA Collateral Agent to take any actions with respect to any Collateral or Security Documents which may be necessary to perfect and maintain Acceptable Security Interests in and Liens upon the Collateral granted pursuant to the Security Documents. Each of Administrative Agent and Collateral Agent is further authorized on behalf of the Secured Parties, without the necessity of any notice to or further consent from the Secured Parties, from time to time, to take or direct CAA Collateral Agent to take any action (other than enforcement actions requiring the consent of, or request by, the Required Lenders as set forth in Section 7.1 above) in exigent circumstances as may be reasonably necessary to preserve any rights or privileges of the Secured Parties under the Loan Documents or applicable legal requirements. By accepting the benefit of the Liens granted pursuant to the Security Documents, each Secured Party not party hereto hereby agrees to the terms of this Section 8.10(c).

(d)    Notwithstanding anything contained in any of the Loan Documents to the contrary, Borrower, Administrative Agent, Collateral Agent and each other Secured Party hereby agree that no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee Obligations, it being understood and agreed that all powers, rights and remedies hereunder and under the Security Documents may be exercised solely by CAA Collateral Agent (at the direction of Collateral Agent) on behalf of the Secured Parties in accordance with the terms hereof. By accepting the benefit of the Liens granted pursuant to the Security Documents, each Secured Party not party hereto hereby agrees to the terms of this Section 8.10(d).

(e)    Each of the Lenders hereby authorizes and instructs Collateral Agent to enter into the Collateral Agency Agreement on the Closing Date and to exercise all of Collateral Agent’s rights and to comply with all of its obligations under the Collateral Agency Agreement and to take all other actions necessary to carry out the provisions and intent thereof, and agrees to be bound by all of the terms and provisions of the Collateral Agency Agreement, will take no actions contrary to the provisions of Collateral Agency Agreement as if it was a signatory thereto and consents to the treatment of Liens and payments to be provided for under the Collateral Agency Agreement.

(f)    Collateral Agent may, without any further consent of any Lender, enter into a supplement or amendment to, or an amendment and restatement or replacement of, the Collateral Agency Agreement with the collateral agent or other representatives of holders of Indebtedness permitted pursuant to Sections 6.2(b) and (e). Collateral Agent may rely exclusively on a certificate of a Responsible Officer of Borrower as to whether any such other Liens are permitted hereunder. Any supplement or amendment to, or amendment and restatement or replacement of, the Collateral Agency Agreement entered into by Collateral Agent in accordance with the terms of this Agreement shall be binding on the Secured Parties.

8.11    Erroneous Payments.

(a)    Each Lender (and each Participant of any of the foregoing, by its acceptance of a participation) hereby acknowledges and severally agrees that if Administrative Agent or Collateral Agent notifies such Lender that Administrative Agent or Collateral Agent has determined in its sole discretion that any funds (or any portion thereof) received by such Lender (any of the foregoing, a “Payment Recipient”) from Administrative Agent or Collateral Agent (or any of their Affiliates) were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) and demands in writing the return of such Payment (provided that without limiting any other rights or remedies (whether at law or in equity), Administrative Agent may not make any such demand under this sentence with respect to a Payment unless such demand is made within 180 days after the date of receipt of such Payment by the applicable Payment Recipient), such Payment Recipient shall promptly, but in no event later than two Business Days thereafter, return to Administrative Agent or Collateral Agent (as applicable) the amount of any such Payment as to which such a demand was made. A notice of Administrative Agent or Collateral Agent (as applicable) to any Payment Recipient under this Section 8.11(a) shall be conclusive, absent manifest error.

(b)    Without limitation of clause (a) above, each Payment Recipient further acknowledges and severally agrees that if such Payment Recipient receives a Payment from Administrative Agent or Collateral Agent (or any of their Affiliates) (x) that is in an amount, or on a date different from the amount and/or date specified in a notice of payment sent by Administrative Agent or Collateral Agent (or any of their Affiliates) with respect to such Payment (a “Payment Notice”), (y) that was not preceded or accompanied by a Payment Notice, or (z) that such Payment Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), in each case, it understands and agrees at the time of receipt of such Payment that an error has been made (and that it is deemed to have knowledge of such error) with respect to such Payment. Each Payment Recipient agrees that, in each such case, it shall use commercially reasonable efforts to promptly notify Administrative Agent or Collateral Agent of such occurrence and, upon demand from Administrative Agent or Collateral Agent, it shall promptly, but in no event later than two Business Days thereafter, return to Administrative Agent or Collateral Agent, as applicable, the amount of any such Payment (or portion thereof) as to which such a demand was made.

(c)    Any Payment required to be returned by a Payment Recipient under this Section shall be made in same-day funds in the currency so received, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to Administrative Agent or Collateral Agent, as applicable, at the greater of the Federal Funds Rate and a rate determined by Administrative Agent or Collateral Agent, as applicable, in accordance with banking industry rules on interbank compensation from time to time in effect. Each Payment Recipient hereby agrees that it shall not assert and, to the fullest extent permitted by applicable law, hereby waives, any right to retain such Payment, and any claim, counterclaim, defense or right of set-off or recoupment or similar right to any demand by Administrative Agent or Collateral Agent, as applicable, for the return of any Payment received, including without limitation any defense based on “discharge for value” or any similar doctrine.

(d)    Borrower and each other Restricted Subsidiary hereby agrees that (x) in the event an erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Payment (or portion thereof) for any reason, Administrative Agent or Collateral Agent, as applicable, shall be subrogated to all the rights of such Payment Recipient with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by Borrower or any other Restricted Subsidiary except, in each case, to the extent such erroneous Payment is, and with respect to the amount of such erroneous Payment that is, comprised of funds of Borrower or any other Restricted Subsidiary.

(e)    Each Lender or Secured Party hereby authorizes Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender or Secured Party under any Loan Document, or otherwise payable or distributable by Administrative Agent to such Lender or Secured Party from any source, against any amount due to Administrative Agent under this Section 8.11 or under the indemnification provisions of this Agreement.

(f)    Each party’s obligations, agreements and waivers under this Section 8.11 shall survive the resignation or replacement of Administrative Agent or Collateral Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

8.12    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower or any other Loan Party) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations under the Loan Documents that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders, Collateral Agent and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders, Collateral Agent and Administrative Agent and their respective agents and counsel and all other amounts due to Lenders, Collateral Agent and Administrative Agent under Section 9.5 or Section 9.6) allowed in such judicial proceeding; and

(b)    to collect and receive any monies or other Property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Section 9.5 or Section 9.6.

ARTICLE IX
MISCELLANEOUS

9.1    Amendments and Waivers. Except as set forth in Section 2.16, neither this Agreement nor any other Loan Document nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 9.1. The Required Lenders and each Loan Party that is party to the relevant Loan Document may, or (with the written consent of the Required Lenders) Administrative Agent and/or Collateral Agent and each Loan Party that is party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents (including amendments and restatements hereof or thereof) for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as may be specified in the instrument of waiver, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, that no such waiver and no such amendment, supplement or modification shall:

(i)    forgive or reduce the principal amount or extend the final scheduled date of maturity of any Loan, reduce the stated rate of any interest or fee payable hereunder or extend or postpone the scheduled date of any payment hereunder or under any other Loan Document, or increase the amount or extend the expiration date of any Commitment of any Lender, in each case without the consent of each Lender directly affected thereby;

(ii)    amend, modify or waive any provision of this Section 9.1 or reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, or (except as specified in Section 9.16) release all or substantially all of the Collateral or release all or substantially all of the Guarantors from their Guarantee Obligations under the Guarantee and Security Agreement, in each case without the consent of all Lenders;

(iii)    amend, modify or waive any provision of Article VIII or any other provision affecting the rights, duties and obligations of Administrative Agent or Collateral Agent without the consent of Administrative Agent or Collateral Agent, as applicable;

(iv)    amend, modify or waive the pro rata provisions of Section 2.9 or any analogous provision in any Security Document without the consent of each Lender directly affected thereby;

(v)    impose restrictions on assignments and participations that are more restrictive than, or additional to, those set forth in Section 9.7 without the consent of all Lenders; or

(vi)    contractually subordinate the Liens on all or substantially all of the Collateral securing any of the Obligations to the Liens securing any other Indebtedness for borrowed money or contractually subordinate the right of payment of the Obligations to the right of payment of any other Indebtedness, except in connection with a debtor-in-possession financing or use of Collateral in an insolvency proceeding, without the consent of each Lender directly affected thereby;

(vii)    increase the aggregate principal amount of Loans that may be incurred under this Agreement or which otherwise may be incurred by any Loan Party that is pari passu in Lien priority with the Liens in Collateral securing the Term Obligations or in respect of the priority in application of proceeds from Collateral set forth in the Collateral Agency Agreement without the consent of Lenders holding not less than 75% of the aggregate principal amount of Loans then outstanding;

(viii)    permit the incurrence of, or to remain outstanding at any time, Indebtedness under the Senior Credit Facility in excess of $100,000,000 in aggregate principal amount without the consent of all Lenders; and

(ix)    amend the definition of “Senior Credit Facility” without the consent of Lenders holding not less than 75% of the aggregate principal amount of Loans then outstanding.

Any such waiver, amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, Administrative Agent, Collateral Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders, Administrative Agent and Collateral Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. Any such waiver, amendment, supplement or modification shall be effected by a written instrument signed by the parties required to sign pursuant to the foregoing provisions of this Section 9.1; provided, that delivery of an executed signature page of any such instrument by facsimile transmission or in portable document format (.pdf) shall be effective as delivery of a manually executed counterpart thereof.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms materially and adversely affects any Defaulting Lender (if such Lender were not a Defaulting Lender) to a greater extent than other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding anything to the contrary in this Section 9.1,

(a)    no Lender consent is required to effect a supplement or amendment to, or an amendment and restatement or replacement of, the Collateral Agency Agreement or arrangement permitted under this Agreement that is for the purpose of adding (i) the collateral agent or other representatives of holders of Indebtedness permitted pursuant to Sections 6.2(b) or (e) that is intended to be secured on pari passu basis with the Liens securing the Obligations and constitute “First-Out Debt” pursuant to the terms of the Collateral Agency Agreement (it being understood that any such amendment or supplement, amendment and restatement or replacement may make such other changes to the Collateral Agency Agreement as, in the good faith determination of the Collateral Agent, are required to effectuate the foregoing and provided that such other changes are not adverse, in any material respect, to the interests of the Lenders (as determined by Collateral Agent)); provided, that no such agreement shall amend, modify or otherwise affect the rights or duties of Administrative Agent or Collateral Agent hereunder or under any other Loan Document without the prior written consent of Administrative Agent or Collateral Agent, as applicable; and

(b)    this Agreement and any other Loan Document may be amended solely with the consent of the Administrative Agent and/or the Collateral Agent (if applicable) and the Borrower without the need to obtain the consent of any other Lender if such amendment is delivered in order to (A) correct or cure ambiguities, errors, omissions or defects, (B) effect administrative changes of a technical or immaterial nature, (C) fix incorrect cross references or similar inaccuracies in this Agreement or the applicable Loan Document, (D) add any financial covenant or other terms for the benefit of all Lenders, (E) comply with local Law or advice of local counsel, (F) implement amendments permitted by the Collateral Agency Agreement, this Agreement or the other Security Documents that do not by the terms of the Collateral Agency Agreement or other Security Documents require lender consent, and (G) cause the Security Documents or other document to be consistent with this Agreement and the other Loan Documents; provided, in each case of clauses (A) and (B), such amendment shall become effective without any further action or the consent of the Required Lenders if the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof.

9.2    Notices; Notices Generally.

(a)    All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of facsimile notice, when received, addressed (x) in the case of Borrower, Administrative Agent or Collateral Agent, as follows and (y) in the case of the Lenders, as set forth in an administrative questionnaire delivered to Administrative Agent or, in the case of a Lender which becomes a party to this Agreement pursuant to an Assignment and Assumption, in such Assignment and Assumption or (z) in the case of any party, to such other address as such party may hereafter notify to the other parties hereto:

Borrower:	HighPeak Energy, Inc.

421 W. 3rd Street, Suite 1000

Fort Worth, TX 76102

Attention: Steven Tholen

Email: stholen@highpeakenergy.com

with a copy to:	Vinson & Elkins LLP

1114 Avenue of the Americas, 32nd Floor

New York, NY 10036

Attention: David Wicklund

Email: dwicklund@velaw.com

Administrative Agent:	Texas Capital Bank

2000 McKinney Avenue, Suite 700

Dallas, TX 75201

Attention: Denise Wolfenberger

Email: denise.wolfenberger@texascapitalbank.com

with a copy to:	Texas Capital Bank

2000 McKinney Avenue, Suite 700

Dallas, TX 75201

Attention: Agency Management

Email: agency@texascapitalbank.com

Collateral Agent:	Chambers Energy Management, LP

600 Travis Street, Suite 4700

Houston, TX 77002

Attention: Operations Team

Email: ops@chambersenergy.com

provided that any notice, request or demand to or upon Administrative Agent, Collateral Agent or any Lender shall not be effective until received.

(b)    Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and internet or intranet websites) pursuant to procedures approved by Administrative Agent or Collateral Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by Administrative Agent and the applicable Lender. Administrative Agent, Collateral Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Administrative Agent and Collateral Agent hereby agree to accept notices hereunder (including notices pursuant to Section 2.6) by electronic mail in portable document format (.pdf).

Unless Administrative Agent or Collateral Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such facsimile, email or other electronic communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c)    Platform.

(i)    Borrower, each other Loan Party, each Lender, and Collateral Agent agrees that Administrative Agent may, but shall not be obligated to, make the Communications available to the Lenders or Collateral Agent by posting the Communications on the Platform.

(ii)    The Platform is provided “as is” and “as available.” The Agent Parties do not warrant the accuracy or completeness of the Communications or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. Although the Platform is secured with generally-applicable security procedures and policies implemented or modified by Administrative Agent from time to time, each of the Lenders, Collateral Agent, and the Borrower acknowledges and agrees that (x) the distribution of material through an electronic medium is not necessarily secure and (y) the Agent Parties are not responsible for approving or vetting the representatives, designees or contacts of any Lender or Collateral Agent that are provided access to the Platform and that there may be confidentiality and other risks associated with such form of distribution, and each Lender, Collateral Agent, and Borrower understands and accepts such risks. In no event shall the Agent Parties have any liability to any Loan Party, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or Administrative Agent’s transmission of Communications through the Platform.

(iii)    Each Loan Party (by its, his or her execution of a Loan Document) hereby authorizes Administrative Agent, each Lender, and their respective counsel and agents and Related Parties (each, an “Authorized Party”) to communicate and transfer documents and other information (including confidential information) concerning this transaction or Borrower or any other Loan Party and the business affairs of Borrower and such other Loan Parties via the internet or other electronic communication method. IN NO EVENT SHALL ANY AUTHORIZED PARTY HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY SUCH COMMUNICATIONS OR TRANSMISSIONS, EXCEPT TO THE EXTENT THAT SUCH DAMAGES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION IN A FINAL AND NONAPPEALABLE JUDGMENT TO HAVE DIRECTLY RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH AUTHORIZED PARTY; PROVIDED, HOWEVER, THAT IN NO EVENT SHALL ANY AUTHORIZED PARTY HAVE ANY LIABILITY FOR INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES).

(d)    Public Information. Each Loan Party hereby acknowledges that certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to any Loan Party or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such securities. Each Loan Party hereby agrees that it will use commercially reasonable efforts to identify that portion of the materials and information provided by or on behalf of any Loan Party hereunder and under the other Loan Documents (collectively, “Borrower Materials”) that may be distributed to the Public Lenders and that (i) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC,” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Borrower Materials “PUBLIC,” each Loan Party shall be deemed to have authorized Administrative Agent, Collateral Agent and the other Lenders to treat such Borrower Materials as not containing any material non-public information with respect to any Loan Party or its securities for purposes of U.S. federal and state securities Laws (provided, however, that to the extent that such Borrower Materials constitute Information, they shall be subject to Section 9.15); (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (iv) Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”. Each Public Lender will designate one or more representatives that shall be permitted to receive information that is not designated as being available for Public Lenders, in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and under applicable Law, including United States federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to any Loan Party or its Subsidiaries and its securities for the purposes of United States federal or state securities Laws.

9.3    No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of Administrative Agent, Collateral Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

9.4    Survival of Representations and Warranties. All representations and warranties made herein, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

9.5    Payment of Expenses. Borrower agrees to:

(a)    pay or reimburse Administrative Agent and Collateral Agent on demand for all of their respective reasonable out of pocket costs and expenses incurred in connection with the development, preparation and execution of, this Agreement and the other Loan Documents and any amendment, supplement, waiver or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, the reasonable fees and disbursements and other charges of counsel and consultants to Administrative Agent and Collateral Agent; and

(b)    pay or reimburse each Lender, Administrative Agent and Collateral Agent on demand for all of their respective costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents (including periodic collateral / financial control, field examinations, asset appraisal expenses, the monitoring of assets, and other miscellaneous disbursements) and any other documents prepared in connection herewith or therewith, including, the fees and disbursements of counsel of the Administrative Agent and counsel of the Collateral Agent.

9.6    Indemnification; Waiver

(a)         BORROWER AND THE OTHER LOAN PARTIES SHALL, AND DO HEREBY JOINTLY AND SEVERALLY INDEMNIFY, ADMINISTRATIVE AGENT AND COLLATERAL AGENT (AND ANY SUB-AGENT THEREOF), EACH LENDER AND EACH MEMBER, PARTNER, OFFICER, DIRECTOR, EMPLOYEE, ADVISOR, REPRESENTATIVE, AGENT, ATTORNEY-IN-FACT AND AFFILIATE OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES, PENALTIES, JUDGMENTS, DISBURSEMENTS, COSTS AND RELATED EXPENSES (INCLUDING THE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE), INCURRED BY ANY INDEMNITEE OR ASSERTED AGAINST ANY INDEMNITEE BY ANY THIRD PARTY OR BY ANY LOAN PARTY OR ANY SUBSIDIARY OF A LOAN PARTY, EITHER DIRECTLY OR INDIRECTLY, ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (I) THE NEGOTIATION, EXECUTION, ENFORCEMENT OR DELIVERY OF THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE PERFORMANCE BY THE PARTIES HERETO OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER, THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, OR, IN THE CASE OF ADMINISTRATIVE AGENT AND COLLATERAL AGENT (AND ANY SUB-AGENT, OFFICER, DIRECTOR, EMPLOYEE, AGENT, ATTORNEY-IN-FACT AND AFFILIATE THEREOF) THE ADMINISTRATION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, (II) ANY BREACH BY ANY LOAN PARTY OF ANY REPRESENTATION, WARRANTY, COVENANT, OR OTHER AGREEMENT CONTAINED IN ANY OF THE LOAN DOCUMENTS, (III) ANY AND ALL RECORDING AND FILING FEES AND ANY AND ALL LIABILITIES WITH RESPECT TO, OR RESULTING FROM ANY DELAY IN PAYING, STAMP, EXCISE AND OTHER TAXES, IF ANY, WHICH MAY BE PAYABLE OR DETERMINED TO BE PAYABLE IN CONNECTION WITH THE EXECUTION AND DELIVERY OF, OR CONSUMMATION OR ADMINISTRATION OF ANY OF THE TRANSACTIONS CONTEMPLATED BY, OR ANY AMENDMENT, SUPPLEMENT OR MODIFICATION OF, OR ANY WAIVER OR CONSENT UNDER OR IN RESPECT OF, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ANY SUCH OTHER DOCUMENTS, (IV) ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY ANY LOAN PARTY OR ANY SUBSIDIARY OF A LOAN PARTY, OR ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO ANY LOAN PARTY OR ANY SUBSIDIARY OF A LOAN PARTY, (V) THE USE BY UNAUTHORIZED PERSONS OF INFORMATION OR OTHER MATERIALS SENT THROUGH ELECTRONIC, TELECOMMUNICATIONS OR OTHER INFORMATION TRANSMISSION SYSTEMS THAT ARE INTERCEPTED BY SUCH PERSONS OR (VI) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY, WHETHER BROUGHT BY A THIRD PARTY OR BY ANY LOAN PARTY OR ANY SUBSIDIARY OF A LOAN PARTY, AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, SOLE, CURRENT OR ORDINARY NEGLIGENCE OF THE INDEMNITEE; (ALL THE FOREGOING IN THIS CLAUSE (a), COLLECTIVELY, THE “INDEMNIFIED LIABILITIES”); PROVIDED THAT BORROWER SHALL HAVE NO OBLIGATION HEREUNDER TO ANY INDEMNITEE WITH RESPECT TO INDEMNIFIED LIABILITIES TO THE EXTENT SUCH INDEMNIFIED LIABILITIES ARE FOUND BY A FINAL AND NONAPPEALABLE DECISION OF A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED SOLELY AND PROXIMATELY FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE. NO INDEMNITEE SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY UNAUTHORIZED PERSONS OF INFORMATION OR OTHER MATERIALS SENT THROUGH ELECTRONIC, TELECOMMUNICATIONS OR OTHER INFORMATION TRANSMISSION SYSTEMS THAT ARE INTERCEPTED BY SUCH PERSONS OR FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THE LOANS.

(b)         TO THE EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AGREES NOT TO ASSERT AND TO CAUSE ITS SUBSIDIARIES NOT TO ASSERT, AND HEREBY WAIVES AND AGREES TO CAUSE ITS SUBSIDIARIES SO TO WAIVE (I) ANY CLAIM AGAINST ADMINISTRATIVE AGENT AND COLLATERAL AGENT (AND ANY SUB-AGENT THEREOF), EACH LENDER AND EACH MEMBER, PARTNER, OFFICER, DIRECTOR, EMPLOYEE, ADVISOR, REPRESENTATIVE, AGENT, ATTORNEY-IN-FACT AND AFFILIATE OF ANY OF THE FOREGOING PERSONS, ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, ANY ADVANCE OR THE USE OF THE PROCEEDS THEREOF AND (II) ALL RIGHTS FOR CONTRIBUTION OR ANY OTHER RIGHTS OF RECOVERY WITH RESPECT TO ALL CLAIMS, DEMANDS, PENALTIES, FINES, LIABILITIES, SETTLEMENTS, DAMAGES, COSTS AND EXPENSES OF WHATEVER KIND OR NATURE, UNDER OR RELATED TO ENVIRONMENTAL LAWS, THAT ANY OF THEM MIGHT HAVE BY STATUTE OR OTHERWISE AGAINST ANY INDEMNITEE.

(c)         ALL AMOUNTS DUE UNDER THIS SECTION 9.6 SHALL BE PAYABLE NOT LATER THAN TEN DAYS AFTER WRITTEN DEMAND THEREFOR. STATEMENTS REFLECTING AMOUNTS PAYABLE BY BORROWER PURSUANT TO THIS SECTION 9.6 SHALL BE SUBMITTED TO BORROWER AT THE ADDRESS OF BORROWER SET FORTH IN SECTION 9.2, OR TO SUCH OTHER PERSON OR ADDRESS AS MAY BE HEREAFTER DESIGNATED BY BORROWER IN A NOTICE TO ADMINISTRATIVE AGENT AND COLLATERAL AGENT. THE AGREEMENTS IN THIS SECTION 9.6 SHALL SURVIVE REPAYMENT OF THE LOANS AND ALL OTHER AMOUNTS PAYABLE HEREUNDER.

9.7    Successors and Assigns; Participations and Assignments.

(a)    This Agreement shall be binding upon and inure to the benefit of Borrower, the Lenders, Administrative Agent, Collateral Agent, all future holders of the Loans and their respective successors and assigns, except that Borrower may not assign or transfer any of its respective rights or obligations under this Agreement without the prior written consent of Administrative Agent, Collateral Agent and each Lender (and any attempted assignment or transfer by Borrower without such consent shall be null and void).

(b)    Any Lender may, without the consent of, or notice to, Borrower or any other Person, in accordance with applicable law, at any time sell to one or more banks, financial institutions or other entities (other than a Disqualified Lender or a Defaulting Lender) (each, a “Participant”) participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and Borrower and Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would require the consent of all Lenders pursuant to Section 9.1. Borrower agrees that if amounts outstanding under this Agreement and the Loans are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 9.8(a) as fully as if such Participant were a Lender hereunder. Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.10 and 2.11 with respect to its participation in the Commitments and the Loans outstanding from time to time as if such Participant were a Lender; provided that, in the case of Section 2.11, such Participant shall have complied with the requirements of Section 2.11, and; provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred. Each Lender that sells a participation shall maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Commitments or the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(c)    Subject to the conditions set forth in clause (ii) below, any Lender and any Related Fund of any Lender (an “Assignor”) may assign to one or more banks, financial institutions, insurance companies or other entities (other than a Disqualified Lender, a natural person or any Management Affiliate to the extent prohibited by Section 9.7(i)) (“Assignees”) all or a portion of its rights and obligations under this Agreement (including all or a portion of Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of Borrower and Administrative Agent (and Borrower shall be deemed to have consented to any such assignment of any Loans unless it shall have objected thereto by written notice to Administrative Agent within ten Business Days after having received notice thereof to a Responsible Officer of the Borrower); provided:

(i)    no consent of Borrower shall be required, and Borrower may not object to any such assignment: (A) prior to the first date on which at least 40% of the aggregate principal amount of the Loans outstanding on the Closing Date have been assigned to one or more Persons other than one or more of the Lenders as of the fifth Business Day following the Closing Date; (B) for any assignment of all or any portion of its rights and obligations under this Agreement (including Loans) to a Lender, an Affiliate of a Lender or an Related Fund, or (C) if an Event of Default has occurred and is continuing; and

(ii)    no consent of Administrative Agent shall be required for an assignment of all or any portion of its rights and obligations under this Agreement (including all or a portion of Loans at the time owing to it) to a Lender, an Affiliate of a Lender or an Related Fund;

(d)    Each Assignment shall be made pursuant to an Assignment and Assumption, substantially in the form of Exhibit I (an “Assignment and Assumption”), executed by such Assignee and such Assignor (and, where the consent of Administrative Agent is required pursuant to the foregoing provisions, by Administrative Agent) and delivered to Administrative Agent for its acceptance and recording in the Register; provided that (i) no such assignment to an Assignee (other than any Lender, an Affiliate of a Lender or a Related Fund) shall be in an aggregate principal amount of less than $1,000,000 (other than, in each case, in the case of an assignment of all of a Lender’s interests under this Agreement), unless otherwise agreed by Borrower and Administrative Agent, (ii) the Assignor or Assignee has paid to Administrative Agent a processing and recordation fee in the amount of $3,500.00 (which fee may be waived or reduced in the sole discretion of Administrative Agent), and (iii) only one such fee shall be payable in the case of concurrent assignments to Persons that, after giving effect to such assignments, will be Related Funds. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Assumption, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Assumption, have the rights and obligations of a Lender hereunder with Commitments or Loans as set forth therein, and (y) the Assignor thereunder shall, to the extent provided in such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of an Assignor’s rights and obligations under this Agreement, such Assignor shall cease to be a party hereto, except as to Sections 2.10, 2.11 and 9.5 in respect of the period prior to such effective date). For purposes of the minimum assignment amounts set forth in this Section 9.7(c), multiple assignments by two or more Related Funds shall be aggregated. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Aggregate Exposure. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(e)    Administrative Agent shall, on behalf of Borrower, maintain at its address referred to in Section 9.2 a copy of each Assignment and Assumption delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount (and stated interest) of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and Borrower, Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loans and any Note evidencing such Loans recorded therein for all purposes of this Agreement. Any assignment of any Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide). Any assignment or transfer of all or part of a Loan evidenced by a Note shall be registered on the Register only upon surrender for registration of assignment or transfer of the Note evidencing such Loan, accompanied by a duly executed Assignment and Assumption; thereupon one or more new Notes in the same aggregate principal amount shall be issued to the designated Assignee, and the old Notes shall be returned by Administrative Agent to Borrower marked “canceled”. The Register shall be available for inspection by Borrower or any Lender (with respect to any entry relating to such Lender’s Loans) at any reasonable time and from time to time upon reasonable prior notice.

(f)    Upon its receipt of an Assignment and Assumption executed by an Assignor and an Assignee (and, in any case where the consent of any other Person is required by Section 9.7(c), by each such other Person), Administrative Agent shall (i) promptly accept such Assignment and Assumption and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to Borrower. On or prior to such effective date, Borrower, at its own expense, upon request, shall execute and deliver to Administrative Agent (in exchange for the applicable Note, if any, of the assigning Lender) a new Note or Notes to such Assignee in an amount equal to the Commitment or Loan assumed or acquired by it pursuant to such Assignment and Assumption and, if the Assignor has retained a Commitment or Loan, as the case may be, upon request, a new Note or Notes to the Assignor in an amount equal to the Commitment or Loans, as the case may be, retained by it hereunder. Such new Note or Notes shall be dated the Closing Date and shall otherwise be in the form of the Note or Notes replaced thereby.

(g)    For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section 9.7 concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests in Loans and Notes, including, any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law.

(h)    Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”), identified as such in writing from time to time by the Granting Lender to Administrative Agent and Borrower, the option to provide to Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan, (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof and (iii) such SPV and the applicable Loan or any applicable part thereof, shall be appropriately reflected in the Participant Register. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other indebtedness of any SPV, it will not institute against, or join any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any state thereof. In addition, notwithstanding anything to the contrary in this Section 9.7(h), any SPV may (x) with notice to, but without the prior written consent of, Borrower and Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender, or with the prior written consent of Borrower and Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed) to any financial institutions providing liquidity or credit support to or for the account of such SPV to support the funding or maintenance of Loans, and (y) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV; provided that non-public information with respect to Borrower may be disclosed only with Borrower’s consent which will not be unreasonably withheld, conditioned or delayed. This Section 9.7(h) may not be amended without the written consent of any SPV with Loans outstanding at the time of such proposed amendment.

(i)    Notwithstanding anything to the contrary contained herein (x) no assignment shall be permitted to any Management Affiliate which results in the Management Affiliates collectively holding more than 33% in aggregate principal amount of then outstanding Loans and (y) Loans held by any Management Affiliate shall not have the right to vote on any action to be taken hereunder or any Loan Document or to be taken into account in determining the “Required Lenders.”

(j)    [Reserved].

(k)    Any Lender may, so long as no Default or Event of Default has occurred and is continuing, at any time, may assign all or a portion of its rights and obligations with respect to Loans under this Agreement to Borrower or any of its Subsidiaries through Dutch auctions open to all Lenders on a pro rata basis in accordance with the procedures described below; provided that, in connection with assignments pursuant to this clause (k):

(i)    (a) the principal amount of such Loans, along with all accrued and unpaid interest thereon, so contributed, assigned or transferred to Borrower or a Subsidiary shall be deemed automatically cancelled and extinguished on the date of such contribution, assignment or transfer, (b) the aggregate outstanding principal amount of Loans of the remaining Lenders shall reflect such cancellation and extinguishing of the Loans then held by Borrower and (c) Borrower shall promptly provide notice to the Administrative Agent of such contribution, assignment or transfer of such Loans, and the Administrative Agent, upon receipt of such notice, shall reflect the cancellation of the applicable Loans in the Register;

(ii)    Any “Dutch auction” shall be an auction (an “Auction”) conducted by Borrower to purchase Loans, substantially in accordance with the following procedures (as may be modified by Borrower and the applicable “auction agent” in connection with a particular Auction transaction); provided that Borrower shall not initiate any Auction unless (I) at least five Business Days have passed since the consummation of the most recent purchase of Loans pursuant to an Auction conducted hereunder; or (II) at least three Business Days have passed since the date of the last Failed Auction (or equivalent) which was withdrawn:

(iii)    Notice Procedures. In connection with any Auction, Borrower will provide notification to the Auction Agent (for distribution to the relevant Lenders) of the Loans that will be the subject of the Auction (an “Auction Notice”). Each Auction Notice shall be in a form reasonably acceptable to the Auction Agent and shall (i) specify the maximum aggregate principal amount of the Loans subject to the Auction, in a minimum amount of $10,000,000 and whole increments of $1,000,000 in excess thereof (or, in any case, such lesser amount of such Loans then outstanding or which is otherwise reasonably acceptable to the Auction Agent and the Administrative Agent (if different from the Auction Agent)) (the “Auction Amount”), (ii) specify the discount to par (which may be a range (the “Discount Range”) of percentages of the par principal amount of the Loans subject to such Auction), that represents the range of purchase prices that Borrower would be willing to accept in the Auction, (iii) be extended to each Lender and (iv) remain outstanding through the Auction Response Date. The Auction Agent will promptly provide each appropriate Lender with a copy of the Auction Notice and a form of the Return Bid to be submitted by a responding Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m. on the date specified in the Auction Notice (or such later date as Borrower may agree with the reasonable consent of the Auction Agent) (the “Auction Response Date”).

(iv)    Reply Procedures. In connection with any Auction, each Lender holding Loans subject to such Auction may, in its sole discretion, participate in such Auction and may provide the Auction Agent with a notice of participation (the “Return Bid”) which shall be in a form reasonably acceptable to the Auction Agent, and shall specify (i) a discount to par (that must be expressed as a price at which it is willing to sell all or any portion of such Loans) (the “Reply Price”), which (when expressed as a percentage of the par principal amount of such Loans) must be within the Discount Range and (ii) a principal amount of such Loans, which must be in whole increments of $1,000,000 (or, in any case, such lesser amount of such Loans of such Lender then outstanding or which is otherwise reasonably acceptable to the Auction Agent) (the “Reply Amount”). Lenders may only submit one Return Bid per Auction, but each Return Bid may contain up to three bids only one of which may result in a Qualifying Bid. In addition to the Return Bid, the participating Lender must execute and deliver, to be held in escrow by the Auction Agent, an Assignment and Assumption with the dollar amount of the Loans to be assigned to be left in blank, which amount shall be completed by the Auction Agent in accordance with the final determination of such Lender’s Qualifying Bid pursuant to clause (v) below. Any Lender whose Return Bid is not received by the Auction Agent by the Auction Response Date shall be deemed to have declined to participate in the relevant Auction with respect to all of its Loans.

(v)    Acceptance Procedures. Based on the Reply Prices and Reply Amounts received by the Auction Agent prior to the applicable Auction Response Date, the Auction Agent, in consultation with Borrower, will determine the applicable price (the “Applicable Price”) for the Auction, which will be the lowest Reply Price for which Borrower can complete the Auction at the Auction Amount; provided that, in the event that the Reply Amounts are insufficient to allow Borrower to complete a purchase of the entire Auction Amount (any such Auction, a “Failed Auction”), Borrower shall either, at its election, (i) withdraw the Auction or (ii) complete the Auction at an Applicable Price equal to the highest Reply Price. Borrower shall purchase the relevant Loans (or the respective portions thereof) from each Lender with a Reply Price that is equal to or lower than the Applicable Price (“Qualifying Bids”) at the Applicable Price; provided that if the aggregate proceeds required to purchase all Loans subject to Qualifying Bids would exceed the Auction Amount for such Auction, Borrower shall purchase such Loans at the Applicable Price ratably based on the principal amounts of such Qualifying Bids (subject to rounding requirements specified by the Auction Agent in its discretion). If a Lender has submitted a Return Bid containing multiple bids at different Reply Prices, only the bid with the lowest Reply Price that is equal to or less than the Applicable Price will be deemed to be the Qualifying Bid of such Lender. The Auction Agent shall promptly, and in any case within five Business Days following the Auction Response Date with respect to an Auction, notify (I) Borrower of the respective Lenders’ responses to such solicitation, the effective date of the purchase of Loans pursuant to such Auction, the Applicable Price, and the aggregate principal amount of the Loans to be purchased pursuant to such Auction, (II) each participating Lender of the effective date of the purchase of Loans pursuant to such Auction, the Applicable Price, and the aggregate principal amount of the Loans to be purchased at the Applicable Price on such date, (III) each participating Lender of the aggregate principal amount of the Loans of such Lender to be purchased at the Applicable Price on such date and (IV) if applicable, each participating Lender of any rounding and/or proration pursuant to the second preceding sentence. Each determination by the Auction Agent of the amounts stated in the foregoing notices to Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error.

(vi)    Additional Procedures. (A) Once initiated by an Auction Notice, Borrower may not withdraw an Auction other than a Failed Auction. Furthermore, in connection with any Auction, upon submission by a Lender of a Qualifying Bid, such Lender will be obligated to sell the entirety or its allocable portion of the Reply Amount, as the case may be, at the Applicable Price.

(B) To the extent not expressly provided for herein, each purchase of Loans pursuant to an Auction shall be consummated pursuant to procedures consistent with the provisions in this definition, established by the Auction Agent acting in its reasonable discretion and as reasonably agreed by Borrower.

(C) In connection with any Auction, Borrower and the Lenders acknowledge and agree that the Auction Agent may require as a condition to any Auction, the payment of customary fees and expenses by Borrower in connection therewith as agreed between Borrower and the Auction Agent.

(D) Notwithstanding anything in any Loan Document to the contrary, for purposes of this definition, each notice or other communication required to be delivered or otherwise provided to the Auction Agent (or its delegate) shall be deemed to have been given upon the Auction Agent’s (or its delegate’s) actual receipt during normal business hours of such notice or communication; provided that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business on the next Business Day.

(E) Borrower and the Lenders acknowledge and agree that the Auction Agent may perform any and all of its duties under this definition by itself or through any Affiliate of the Auction Agent and expressly consent to any such delegation of duties by the Auction Agent to such Affiliate and the performance of such delegated duties by such Affiliate. The exculpatory provisions pursuant to this Agreement shall apply to each Affiliate of the Auction Agent and its respective activities in connection with any purchase of Loans provided for in this definition as well as activities of the Auction Agent.

9.8    Adjustments; Set off.

(a)    If any Lender (a “Benefitted Lender”) shall at any time receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set off, pursuant to events or proceedings of the nature referred to in clause (f) of Section 7.1, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Obligations, other than (x) for any payment made by the Borrower pursuant to and in accordance with the express terms of the Credit Agreement (including potential expense reimbursements) or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Obligations, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)    In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to Borrower, any such notice being expressly waived by Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of Borrower. Each Lender agrees to notify promptly Borrower, Administrative Agent and Collateral Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application. In the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

9.9    Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission or in portable document format (.pdf) shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with Borrower, Administrative Agent and Collateral Agent.

9.10    Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.11    Integration; Construction.

(a)    This Agreement and the other Loan Documents represent the entire agreement of Borrower, Administrative Agent, Collateral Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by Administrative Agent, Collateral Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

(b)    Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

9.12    GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT (INCLUDING ANY CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS AGREEMENT WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE) SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

9.13    Submission To Jurisdiction; Waivers. Borrower hereby irrevocably and unconditionally:

(a)    submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York located in the County of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b)    consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)    agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to Borrower at its address set forth in Section 9.2 or at such other address of which Administrative Agent and Collateral Agent shall have been notified pursuant thereto;

(d)    agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)     WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LEGAL ACTION OR PROCEEDING REFERRED TO IN THIS SECTION 9.13 ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

9.14    Acknowledgments. Borrower hereby acknowledges that:

(a)    it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)    none of Administrative Agent, Collateral Agent or any Lender has any fiduciary relationship with or duty to Borrower or any Subsidiary thereof arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent, Collateral Agent and the Lenders, on one hand, and Borrower and its Subsidiaries, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)    no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among Administrative Agent, Collateral Agent and the Lenders or among Borrower and its Subsidiaries and the Lenders.

9.15    Confidentiality. Administrative Agent, Collateral Agent and each Lender severally agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement that is designated by such Loan Party as confidential; provided that nothing herein shall prevent Administrative Agent, Collateral Agent or any Lender from disclosing any such information (a) to Administrative Agent, Collateral Agent, CAA Collateral Agent, any other Lender or any Affiliate of any thereof, (b) to any Participant or Assignee (each, a “Transferee”) or prospective Transferee that agrees to comply with the provisions of this Section 9.15 or substantially equivalent provisions, (c) to any of its employees, directors, agents, attorneys, accountants, legal counsel and other professional advisors, (d) upon the request or demand of other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (e) in response to any subpoena, order of any court or similar legal process or otherwise in connection any litigation, (h) that has been publicly disclosed other than a breach of this Section 9.15, (i) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (j) in connection with the exercise of any remedy hereunder or under any other Loan Document or (i) to any actual or potential credit provider, investor, or other entity in connection with a financing or securitization or proposed financing or securitization of all or a part of any amounts payable to or for the benefit of any Lender or its Affiliates under the Loan Documents so long the recipient agrees to keep such information confidential in a manner materially consistent with this Section 9.15. Notwithstanding anything to the contrary in the foregoing sentence or any other express or implied agreement, arrangement or understanding, the parties hereto hereby agree that, from the commencement of discussions with respect to the financing provided hereunder, any party hereto (and each of its employees, representatives, or agents) is permitted to disclose to any and all persons, without limitation of any kind, the tax structure and tax aspects of the transactions contemplated hereby, and all materials of any kind (including opinions or other tax analyses) related to such tax structure and tax aspects.

9.16    Release of Collateral and Guarantee Obligations.

(a)    Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon request of Borrower in connection with any Disposition of Property permitted by the Loan Documents (other than to a Loan Party), Collateral Agent shall (without notice to, or vote or consent of, any Lender or any Qualified Counterparty that is a party to any Qualified Hedging Agreement) take such actions as shall be required to release its security interest in any Collateral that is, or owned by any Person all the Capital Stock of which is, being Disposed of in such Disposition, and to release any Guarantee Obligations under any Loan Document of any Person being Disposed of in such Disposition (subject to clause (c) below), to the extent necessary to permit consummation of such Disposition in accordance with the Loan Documents; provided that Borrower shall have delivered to Collateral Agent, at least ten Business Days prior to the date of the proposed release (or such shorter period agreed to by Collateral Agent), a written request for release identifying the relevant Collateral being Disposed of in such Disposition and the terms of such Disposition in reasonable detail, including the date thereof, the price thereof and any expenses in connection therewith, together with a certification by Borrower stating that such transaction is in compliance with this Agreement and the other Loan Documents and that the proceeds of such Disposition will be applied in accordance with this Agreement and the other Loan Documents.

(b)    Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Obligations (other than obligations in respect of any Qualified Hedging Agreement) have been paid in full, all Commitments have terminated or expired, upon request of Borrower, Collateral Agent shall (without notice to, or vote or consent of, any Lender or any Qualified Counterparty that is a party to any Qualified Hedging Agreement) take such actions as shall be required to release its security interest in all Collateral, and to release all Guarantee Obligations provided for in any Loan Document, whether or not on the date of such release there may be outstanding Obligations in respect of Qualified Hedging Agreements. Any such release of Guarantee Obligations shall be deemed subject to the provision that such Guarantee Obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Borrower or any Guarantor or any substantial part of its Property, or otherwise, all as though such payment had not been made. Notwithstanding anything herein to the contrary, the release of security interest by Collateral Agent under this clause (b) only applies with respect to the Obligations; provided, the Collateral Agent is not authorized hereunder to release, and any such release will not affect, any security interest granted to secure any First-Out Debt, including any First-Out Hedging Obligations (as such terms are defined in Collateral Agency Agreement).

(c)    Notwithstanding anything to the contrary contained herein or in any other Loan Document, the CAA Collateral Agent is authorized to release a Guarantor from its Guarantee Obligations under the Loan Documents only in the event that (i) all (and not partial) of the Capital Stock of such Guarantor are sold, transferred, conveyed, associated or otherwise disposed of in a transaction permitted by the Loan Documents or (ii) such Guarantor is designated as an Unrestricted Subsidiary in accordance with Section 5.17 (provided that, in each case, the release of any Guarantor from its Guarantee Obligations under the Loan Documents solely as a result of such Guarantor becoming a direct or indirect non-Wholly Owned Subsidiary of the Borrower shall only be permitted pursuant to a bona fide transaction with a third party that is not otherwise an Affiliate of the Borrower and such transaction was not for the purpose of releasing the guarantee of such Guarantor). In such event, the CAA Collateral Agent, at the sole expense of the Borrower and the applicable Guarantor, shall promptly execute and deliver to the Borrower or such Guarantor all releases, termination statements and/or other documents reasonably necessary or desirable to evidence such release; provided that the Borrower shall have delivered to the CAA Collateral Agent a written request for release identifying the relevant Guarantor together with a certification by the Borrower stating (x) that such transaction is in compliance with this Agreement and the other Loan Documents, and (y) no Guarantor or Collateral other than the Guarantor or Collateral required to be released is being released.

9.17    Interest Rate Limitation.

(a)    It is the intention of the parties hereto that each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby would be usurious as to any Lender under laws applicable to it (including the laws of the United States of America and the laws of any State whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Loan Documents or any agreement entered into in connection with or as security for the Loans, it is agreed as follows: the aggregate of all consideration which constitutes interest under law applicable to any Lender that is contracted for, taken, reserved, charged or received by such Lender under any of the Loan Documents or agreements or otherwise in connection with the Loans shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by such Lender on the principal amount of the Indebtedness (or, to the extent that the principal amount of the Indebtedness shall have been or would thereby be paid in full, refunded by such Lender to Borrower); and in the event that the maturity of the Loans is accelerated by reason of an election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the Indebtedness (or, to the extent that the principal amount of the Indebtedness shall have been or would thereby be paid in full, refunded by such Lender to Borrower). All sums paid or agreed to be paid to any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Lender, be amortized, prorated, allocated and spread throughout the stated term of the Loans until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law.

(b)    If at any time and from time to time (i) the amount of interest payable to any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Lender pursuant to this Section 9.17 and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Lender would be less than the amount of interest payable to such Lender computed at the Highest Lawful Rate applicable to such Lender, then the amount of interest payable to such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Lender until the total amount of interest payable to such Lender shall equal the total amount of interest which would have been payable to such Lender if the total amount of interest had been computed without giving effect to this Section 9.17.

9.18    Accounting Changes. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then Borrower and Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating the consolidated financial condition of Borrower shall be the same after such Accounting Change as if such Accounting Change had not been made. Until such time as such an amendment shall have been executed and delivered by Borrower, Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Change had not occurred. “Accounting Change” refers to any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

9.19    WAIVERS OF JURY TRIAL. BORROWER, AGENT, COLLATERAL AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN (IN EACH CASE, WHETHER FOR CLAIMS SOUNDING IN CONTRACT OR IN TORT OR OTHERWISE). EACH PARTY HEREBY CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OF COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATION CONTAINED IN THIS SECTION 9.19.

9.20    Customer Identification – USA PATRIOT Act Notice. Administrative Agent (for itself and not on behalf of any other party) and each Lender hereby notifies the Loan Parties that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow Administrative Agent or such Lender, as applicable, to identify the Loan Parties in accordance with the Patriot Act.

9.21    Creditor-Debtor Relationship. The relationship between Administrative Agent, Collateral Agent and each Lender on the one hand, and the Loan Parties, on the other hand, is solely that of creditor and debtor. No Secured Party has any fiduciary relationship or duty to any Loan Party arising out of or in connection with, and there is no agency, tenancy or joint venture relationship between the Secured Parties and the Loan Parties by virtue of, this Agreement or any Loan Document or any other document or transaction contemplated herein or therein.

9.22    ORIGINAL ISSUE DISCOUNT. THE LOANS ARE BEING ISSUED WITH “ORIGINAL ISSUE DISCOUNT” (WITHIN THE MEANING OF SECTION 1273 OF THE CODE) FOR U.S. FEDERAL INCOME TAX PURPOSES. UPON WRITTEN REQUEST TO BORROWER, BORROWER WILL PROMPTLY MAKE AVAILABLE TO ANY PERSON HAVING AN INTEREST IN THE LOANS THE FOLLOWING INFORMATION: (1) THE ISSUE DATE OF THE LOANS, (2) THE AMOUNT OF ORIGINAL ISSUE DISCOUNT ON THE LOANS AND (3) THE YIELD TO MATURITY OF THE LOANS.

9.23    COLLATERAL AGENCY AGREEMENT. In the event of a conflict between the provisions of any of the Loan Documents and the provisions of the Collateral Agency Agreement, the provisions of the Collateral Agency Agreement shall control.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

HIGHPEAK ENERGY, INC., as Borrower

By:	/s/ Jack Hightower
Name: Jack Hightower
Title: Chief Executive Officer

TEXAS CAPITAL BANK,
as Administrative Agent

By:	/s/ Jared R. Mills
Name: Jared R. Mills
Title: Executive Director

CHAMBERS ENERGY MANAGEMENT, LP,
as Collateral Agent

By:	/s/ J. Robert Chambers
Name: J. Robert Chambers
Title: President and CEO